EXECUTION VERSION

CREDIT AGREEMENT

dated as of

June 2, 2026
among

MARAVAI INTERMEDIATE HOLDINGS, LLC,
as the Borrower,

MARAVAI TOPCO HOLDINGS, LLC,
as Holdings,

the Lenders and Issuing Banks party hereto
and

BSP Agency, LLC,
as Administrative Agent and Collateral Agent

BENEFIT STREET PARTNERS L.L.C.,

ARES CAPITAL MANAGEMENT LLC,

as Lead Arrangers

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TABLE OF CONTENTS
Page
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    83
SECTION 1.03    Terms Generally    83
SECTION 1.04    Accounting Terms; GAAP    84
SECTION 1.05    Effectuation of Transactions    84
SECTION 1.06    Limited Condition Transactions    84
SECTION 1.07    Times of Day    85
SECTION 1.08    Timing of Payment or Performance.    85
SECTION 1.09    Certifications.    85
SECTION 1.10    Divisions.    85
SECTION 1.11    The Borrower as Representative.    86
    ARTICLE II THE CREDITS    86
SECTION 2.01    Commitments    86
SECTION 2.02    Loans and Borrowings    87
SECTION 2.03    Requests for Borrowings    87
SECTION 2.04    [Reserved].    88
SECTION 2.05    Letters of Credit    88
SECTION 2.06    Funding of Borrowings    95
SECTION 2.07    Interest Elections    96
SECTION 2.08    Termination and Reduction of Commitments    97
SECTION 2.09    Repayment of Loans; Evidence of Debt    97
SECTION 2.10    Amortization of Term Loans    98
SECTION 2.11    Prepayment of Loans    99
SECTION 2.12    Fees    111
SECTION 2.13    Interest    112
SECTION 2.14    Inability to Determine Rates    113
SECTION 2.15    Increased Costs    114
SECTION 2.16    [Reserved    116
SECTION 2.17    Taxes    116
SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    119
SECTION 2.19    Mitigation Obligations; Replacement of Lenders    121
SECTION 2.20    Incremental Credit Extensions    122
SECTION 2.21    Refinancing Amendments    127
SECTION 2.22    Defaulting Lenders    129
SECTION 2.23    Illegality    131
SECTION 2.24    Loan Modification Offers    131
SECTION 2.25    Benchmark Replacement Setting.    133
    ARTICLE III REPRESENTATIONS AND WARRANTIES    134
SECTION 3.01    Organization; Powers    134
SECTION 3.02    Authorization; Enforceability    134
SECTION 3.03    Governmental Approvals; No Conflicts    134
SECTION 3.04    No Material Adverse Effect    135
SECTION 3.05    Properties    135
SECTION 3.06    Litigation and Environmental Matters    135
SECTION 3.07    Compliance with Laws.    135
i

Page
SECTION 3.08    Investment Company Status    135
SECTION 3.09    Taxes    136
SECTION 3.10    ERISA    136
SECTION 3.11    Disclosure    136
SECTION 3.12    Subsidiaries    136
SECTION 3.13    Intellectual Property.    136
SECTION 3.14    Solvency    137
SECTION 3.15    Federal Reserve Regulations    137
SECTION 3.16    USA PATRIOT Act; OFAC and Anti-Corruption    137
SECTION 3.17    Security Documents.    138
SECTION 3.18    Use of Proceeds.    138
    ARTICLE IV CONDITIONS    139
SECTION 4.01    Effective Date    139
SECTION 4.02    Conditions to Each Credit Event    140
    ARTICLE V AFFIRMATIVE COVENANTS    141
SECTION 5.01    Financial Statements and Other Information    141
SECTION 5.02    Notices of Material Events    144
SECTION 5.03    Information Regarding Collateral    145
SECTION 5.04    Existence; Conduct of Business    145
SECTION 5.05    Payment of Taxes, etc.    145
SECTION 5.06    Maintenance of Properties    145
SECTION 5.07    Insurance    145
SECTION 5.08    Books and Records; Inspection and Audit Rights    146
SECTION 5.09    Compliance with Laws    147
SECTION 5.10    Use of Proceeds and Letters of Credit    147
SECTION 5.11    Additional Collateral; Additional Guarantors    147
SECTION 5.12    Further Assurances    148
SECTION 5.13    Designation of Subsidiaries    148
SECTION 5.14    Certain Post-Closing Obligations    149
SECTION 5.15    Lender Calls.    149
SECTION 5.16    Lines of Business    149
SECTION 5.17    Fiscal Periods    149
    ARTICLE VI NEGATIVE COVENANTS    150
SECTION 6.01    Indebtedness; Certain Equity Securities    150
SECTION 6.02    Liens    156
SECTION 6.03    Fundamental Changes    160
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    162
SECTION 6.05    Asset Sales    166
SECTION 6.06    [Reserved]    170
SECTION 6.07    Restricted Payments; Certain Payments of Indebtedness    170
SECTION 6.08    Transactions with Affiliates    175
SECTION 6.09    Restrictive Agreements    176
SECTION 6.10    Amendment of Junior Financing; Modifications of Organizational Documents    179
SECTION 6.11    Financial Performance Covenant    179
SECTION 6.12    Passive Holding Company Covenant    179
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Page
    ARTICLE VII EVENTS OF DEFAULT    180
SECTION 7.01    Events of Default    180
SECTION 7.02    Right to Cure    183
SECTION 7.03    Application of Proceeds    185
    ARTICLE VIII ADMINISTRATIVE AGENT    186
SECTION 8.01    Appointment and Authority    186
SECTION 8.02    Rights as a Lender    187
SECTION 8.03    Exculpatory Provisions    187
SECTION 8.04    Reliance by Administrative Agent and Collateral Agent    189
SECTION 8.05    Delegation of Duties    190
SECTION 8.06    Resignation of Administrative Agent    190
SECTION 8.07    Non-Reliance on Administrative Agent and Other Lenders    191
SECTION 8.08    Erroneous Payments.    193
SECTION 8.09    Administrative Agent May File Proofs of Claim    195
SECTION 8.10    No Waiver; Cumulative Remedies; Enforcement    195
SECTION 8.11    Status of Administrative Agent    196
SECTION 8.12    Secured Cash Management Obligations; Secured Swap Obligations    196
    ARTICLE IX MISCELLANEOUS    197
SECTION 9.01    Notices    197
SECTION 9.02    Waivers; Amendments    198
SECTION 9.03    Expenses; Indemnity; Damage Waiver    203
SECTION 9.04    Successors and Assigns    206
SECTION 9.05    Survival    213
SECTION 9.06    Counterparts; Integration; Effectiveness    214
SECTION 9.07    Severability    215
SECTION 9.08    Right of Setoff    215
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    216
SECTION 9.10    WAIVER OF JURY TRIAL    216
SECTION 9.11    Headings    217
SECTION 9.12    Confidentiality    217
SECTION 9.13    USA PATRIOT Act; Beneficial Ownership    218
SECTION 9.14    Release and Termination of Liens and Guarantees and Additional Borrowers    218
SECTION 9.15    No Advisory or Fiduciary Responsibility    220
SECTION 9.16    Interest Rate Limitation    221
SECTION 9.17    Judgment Currency    221
SECTION 9.18    Intercreditor Agreement    222
SECTION 9.19    Cashless Settlement    222
SECTION 9.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    222
SECTION 9.21    Certain ERISA Matters    223
SECTION 9.22    Acknowledgement Regarding any Supported QFCs    224

iii

SCHEDULES:

Schedule 2.01	—	Commitments and Loans
Schedule 2.05	—	Letter of Credit Commitments
Schedule 3.03	—	Government Approvals; No Conflicts
Schedule 3.06	—	Litigation
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.08	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Guarantee Agreement
Exhibit C-1	—	Form of Borrowing Request
Exhibit C-2	—	Form of Letter of Credit Request
Exhibit D	—	[Reserved]
Exhibit E	—	Form of Borrower Joinder Agreement
Exhibit F	—	Form of Intercompany Note
Exhibit G	—	Form of Compliance Certificate
Exhibit H-1	—	Form of United States Tax Compliance Certificate 1
Exhibit H-2	—	Form of United States Tax Compliance Certificate 2
Exhibit H-3	—	Form of United States Tax Compliance Certificate 3
Exhibit H-4	—	Form of United States Tax Compliance Certificate 4
Exhibit I	—	Form of Note
Exhibit J	—	Form of Solvency Certificate
Exhibit K	—	Form of Secured Party Designation Notice

CREDIT AGREEMENT dated as of June 2, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among Maravai Intermediate Holdings, LLC, a Delaware limited liability company (the “Borrower”), Maravai Topco Holdings, LLC, a Delaware limited liability company (“Holdings”), the Lenders and Issuing Banks party hereto from time to time and BSP Agency, LLC (“BSP”), in its capacities as Administrative Agent and Collateral Agent.
Preliminary Statements:
WHEREAS, in connection with the Transactions and to provide for the working capital needs and general corporate purposes (including to finance permitted Investments, acquisitions, capital expenditures and Restricted Payments) of Holdings and its Restricted Subsidiaries, the Borrower has requested that the Lenders extend credit in the form of (a) Initial Term Loans in an aggregate principal amount of $150,000,000 on the Effective Date and (b) Revolving Commitments in an aggregate principal amount of up to $30,000,000 outstanding at any time.
WHEREAS, the proceeds of the Loans borrowed on the Effective Date will be used, directly or indirectly, (v) to fund the Transactions, (w) to fund any original issue discount or upfront fees in connection with the Loans, (x) to fund any other Transaction Costs, (y) subject to Section 5.10, (1) to replace, backstop or cash collateralize existing Letters of Credit outstanding as of the Effective Date and (2) for working capital purposes (including working capital adjustments and/or purchase price adjustments) and (z) for other general corporate purposes.
WHEREAS, the Borrower has requested that the Issuing Banks issue Letters of Credit to support certain obligations incurred by the Borrower and the Restricted Subsidiaries.
WHEREAS, the Lenders and the Issuing Banks are willing to extend credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS
Section 1.01Defined Terms.
As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR Rate”.
“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).
“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(iii)(D), in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Acceptance Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(2).
“Accepting Lenders” has the meaning assigned to such term in Section 2.24(a).
“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.
“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Additional Borrower” means each direct or indirect, Wholly Owned Domestic Subsidiary of the Borrower that is added, in the sole discretion of the Borrower, as an Additional Borrower hereunder after the Effective Date by executing a Borrower Joinder Agreement in accordance with the terms hereof (provided that the Borrower shall have delivered written notice to the Administrative Agent at least five (5)) Business Days prior to the execution of any such Borrower Joinder Agreement) and delivering (i) all information that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (it being understood that the Loan Parties shall not be required to provide any beneficial ownership information other than, solely to the extent required by clause (ii), the Beneficial Ownership Certification) and (ii) the Beneficial Ownership Certification, solely to the extent that the proposed Additional Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, in each case of clauses (i) and (ii), solely to the extent requested by the Administrative Agent (on behalf of itself or any Lender) at least ten (10) Business Days prior to the date of execution of the applicable Borrower Joinder Agreement.
“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.
“Additional Revolving Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase or Additional/Replacement Revolving Commitments pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of a revolving credit facility pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent (and, if such Additional Revolving Lender will provide an Incremental Revolving Commitment Increase or any Additional/Replacement Revolving Commitment, each Issuing Bank), in each case only if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.

“Additional Term Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any natural person) that agrees to provide any portion of any (a) Incremental Term Loans pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness in the form of term loans pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender shall be subject to the approval of the Administrative Agent if such consent would be required under Section 9.04(b) for an assignment of Term Loans or Term Commitments, as applicable, to such bank, financial institution or other institutional lender or investor (such approval in each case not to be unreasonably withheld, conditioned or delayed) and the Borrower.
“Additional/Replacement Revolving Commitment” has the meaning assigned to such term in Section 2.20(a).
“Additional/Replacement Revolving Lender” means any Lender providing Additional/Replacement Revolving Commitments.
“Administrative Agent” means BSP Agency, LLC, in its capacity as administrative agent hereunder and under the other Loan Documents, and its permitted successors and permitted assigns in such capacity as provided in Article VIII.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Class” has the meaning assigned to such term in Section 2.24(a).
“Affected Financial Institution” means any (a) EEA Financial Institution or (b) UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that no portfolio company of the Sponsor (other than Holdings and its Subsidiaries) shall be deemed an Affiliate of any Loan Party or of any Subsidiary of any Loan Party for purposes of the Loan Documents.
“Affiliated Debt Fund” means any Affiliate of Holdings or the Sponsor (other than Holdings or any of its Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.
“Affiliated Lender” means, at any time, any Lender that is any Person (other than Holdings or any of its Subsidiaries) contemplated by the definition of “Sponsor” at such time.
“Agent” means any of the Administrative Agent, the Collateral Agent and any permitted successors and permitted assigns of the foregoing in such capacity, and “Agents” means two (2) or more of them.
“Agent Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Agent Parties” has the meaning assigned to such term in Section 9.01(c).
“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.
“Agreement Currency” has the meaning assigned to such term in Section 9.17.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Term SOFR Rate for an Interest Period of one (1) month plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Term SOFR Rate for an Interest Period of one (1) month for any reason, the Alternate Base Rate shall be determined without regard to clause (b) or (c) above, as applicable, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate for an Interest Period of one (1) month shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Term SOFR Rate for an Interest Period of one (1) month, respectively.
“Ancillary Fees” has the meaning assigned to such term in Section 9.02(g).
“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.
“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).
“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank at any time, the sum of (a) the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time.
“Applicable Percentage” means, at any time with respect to (a) any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time (or, if the Revolving Commitments have terminated or expired, such Lender’s share of the total Revolving Exposure at that time) and (b) any Issuing Bank, the percentage of the aggregated Letter of Credit Commitments represented by such Issuing Bank’s Letter of Credit Commitment at such time; provided that, at any time any Revolving Lender shall be a Defaulting Lender, “Applicable Percentage” means the percentage of the aggregate Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means with respect to any Initial Term Loan or Revolving Loan:
(a)    from the Effective Date until the date on which the first Compliance Certificate and the related financial statements are delivered to the Administrative Agent pursuant to Section 5.01(d),

(i) 4.00% per annum, in the case of an ABR Loan, or (ii) 5.00% per annum, in the case of a Term SOFR Loan; and
(b)    thereafter, the following percentages per annum, based upon the Senior Secured First Lien Net Leverage Ratio as specified in the most recent Compliance Certificate (and related financial statements) delivered to the Administrative Agent pursuant to Section 5.01(d):

Pricing Level	Senior Secured First Lien Net Leverage Ratio	Term SOFR Loans	ABR Loans
1	> 3.00:1.00	5.00%	4.00%
2	≤ 3.00:1.00	4.75%	3.75%

    With respect to the Applicable Rate, if any calculation of the Senior Secured First Lien Net Leverage Ratio indicates that the Applicable Rate shall increase or decrease, then on the first (1st) Business Day following the date of delivery of the applicable Compliance Certificate (and related financial statements) with such written calculation, the Applicable Rate shall be adjusted in accordance therewith; provided that if an Event of Default relating to failure to deliver a Compliance Certificate (and related financial statements) shall have occurred, then, at the Administrative Agent’s election (made at the direction of the Required Lenders), effective as of the date of such election and continuing through the date as of which such Event of Default is cured or waived, if any, the Applicable Rate shall equal the highest Applicable Rate specified in the pricing table set forth above.
In the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.01(a), (b) or (d), as applicable, is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher Applicable Rate for any period than the Applicable Rate applied for that period, then (a) the Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for that period (the “Corrected Margin Financials Date”), (b) the Applicable Rate for such period shall be determined based on the Senior Secured First Lien Net Leverage Ratio set forth in the corrected Compliance Certificate for that period, and (c) the Borrower shall pay to the Administrative Agent (for the account of the applicable Lenders that hold Loans at the time such payment is received, regardless of whether those Lenders held the Loans during the period in which there was an inaccuracy) the accrued additional interest owing as a result of such increased Applicable Rate for that period; provided that, for the avoidance of doubt, such deficiency shall be due and payable as at such Corrected Margin Financials Date, and no Default or Event of Default under Section 7.01(b) shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of Administrative Agent or the Lenders with respect to Article VII hereof.
“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the Revolving Lenders.
“Approved Bank” has the meaning assigned to such term in the definition of “Permitted Investments”.
“Approved Foreign Bank” has the meaning assigned to such term in the definition of “Permitted Investments”.

“Approved Fund” means any Person (other than a natural person) that (a) (i) is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities or (ii) temporarily warehouses loans for any Lender or any Person described in clause (a)(i) above in the ordinary course of its activities and (b) that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04(b)), substantially in the form of Exhibit A or any other form (including electronic documentation generated by Markit Clear or any other electronic platform) reasonably approved by the Administrative Agent.
“Attachment and Perfection Limitations” has the meaning assigned to such term in the definition of “Collateral and Guarantee Requirement”.
“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(iii)(A); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.
“Available Amount” means, as of any date of determination, a cumulative amount equal to (without duplication):
(a)the greater of (x) $12,500,000 and (y) 35% of Consolidated EBITDA for the Test Period then last ended (the “Starter Basket”), plus
(b)an amount equal to the Retained Excess Cash Flow of the Borrower and its Restricted Subsidiaries (which shall in no event be less than zero for any period) (the “Builder Basket”), plus
(c)to the extent not included in Consolidated Net Income, returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower and its Restricted Subsidiaries after the Effective Date on Investments made using the Available Amount and cash received by the Borrower and its Restricted Subsidiaries after the Effective Date from the sale of Investments made using the Available Amount or pursuant to Section 6.04(o) (excluding (x) any returns, profits, distributions and similar amounts paid by any Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary in respect of the payment of any tax liability of such Unrestricted Subsidiary and (y) any amount applied as an Available Equity Amount), plus
(d)Investments of the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment, in each case, made using the Available Amount that has been re-designated after the Effective Date as a Restricted Subsidiary or that has been merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary after the Effective Date, or the assets of which have been transferred to a Loan Party or any of its Restricted Subsidiaries after the Effective Date (up to the fair market value determined in good faith by the Borrower of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment, as applicable, at the time of such re-designation, amalgamation, merger, transfer or consolidation), plus

(e)to the extent not included in Consolidated Net Income, dividends, profits, or other distributions, returns on capital or similar amounts received by the Borrower or any Restricted Subsidiary after the Effective Date from an Unrestricted Subsidiary, non-Subsidiary joint venture or minority investment (or from the sale of the assets thereof) (excluding (x) any returns, profits, distributions and similar amounts paid by any Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary in respect of the payment of any tax liability of such Unrestricted Subsidiary and (y) any amount applied as an Available Equity Amount), plus
(f)the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds to the extent not applied to prepay any pari passu Indebtedness or any Junior Financing, as contemplated by Section 2.11(e) and Section 6.07(b) (which shall in no event be less than zero for any fiscal quarter),
(a)in each case, to the extent such amount is Not Otherwise Applied.
“Available Equity Amount” means a cumulative amount equal to (without duplication):
(a)the Net Proceeds of new public or private issuances of Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts and any Qualified Equity Interests issued pursuant to Section 6.04(o) or in connection with the Equity Contribution) in Holdings or any parent of Holdings after the Effective Date which are contributed to the Borrower after the Effective Date, plus
(b)capital contributions received by the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest) and contributions of assets received by the Borrower (equal to the fair market value determined in good faith by the Borrower) after the Effective Date, plus
(c)the net cash proceeds received by the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests of Holdings or the Borrower, plus
(d)returns, profits, distributions and similar amounts received in cash or Permitted Investments by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount after the Effective Date,
(b)in each case, to the extent such amount is Not Otherwise Applied.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.25.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United

Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.), as amended, or any similar federal or state law for the relief of debtors.
“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011 as amended, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.25.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Term SOFR Rate for Dollar-denominated syndicated or privately placed credit facilities and (b) the related Benchmark Replacement Adjustment; provided that any such Benchmark Replacement shall be administratively feasible as reasonably determined by the Administrative Agent; provided, further, that if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated or privately placed credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.20 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.25.
“Beneficial Ownership Certification” means a customary certification regarding beneficial ownership, as required by the Beneficial Ownership Regulation, which shall be in substantially the same form as the LSTA UBO Form (unless otherwise consented to in writing by the Borrower).
“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of such Person or of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.
“Borrower” means, collectively, the Borrower as defined in the introductory paragraph to this Agreement and any Additional Borrower; provided that any Additional Borrower may have its status as a Borrower terminated pursuant to Section 9.14; provided, further, that no such termination shall affect (and such notice shall provide that): (a) any obligation of such Additional Borrower as a Loan Guarantor or as a grantor or pledgor under any Loan Document or (b) any Lien granted by such Additional Borrower which Liens, guarantee and obligations shall continue in full force and effect after giving effect to such termination unless otherwise terminated or modified in accordance with the terms hereof. The term “Borrower” shall refer to all Borrowers collectively or each Borrower individually, as the context may require.
“Borrower Joinder Agreement” means a joinder agreement substantially in the form of the Borrower Joinder Agreement attached as Exhibit E hereto or in such other form agreed by the Administrative Agent, the Required Lenders, and the Borrower.
“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.11(a)(iii)(B).
“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(iii)(C).
“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(iii)(D).
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of any Term Loans, $1,000,000 (or, if less, the remaining available commitments in respect of such facility), (b) in the case of a Term SOFR Revolving Borrowing, the lesser of $500,000 and the remaining available Commitments of the applicable Class and (c) in the case of an ABR Revolving Borrowing, the lesser of $250,000 and the remaining available Commitments of the applicable Class.
“Borrowing Multiple” means (a) in the case of Term Loans, $500,000, (b) in the case of a Term SOFR Revolving Borrowing, $500,000 and (c) in the case of an ABR Revolving Borrowing, $250,000.
“Borrowing Request” means (a) a written request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form of Exhibit C-1 or any other form reasonably approved by the Administrative Agent, and (b) with respect to Letters of Credit, a Letter of Credit Request.
“Builder Basket” has the meaning assigned to such term in the definition of “Available Amount”.
“Business Day” means, (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Requirements of Law to remain closed and (b) as it relates to any Term SOFR Loans, any day that is also a U.S. Government Securities Business Day.
“Capital Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to the accounting principles set forth in this Agreement).
“Capital Stock” means:
(a)in the case of a corporation or company, corporate stock or share capital;
(b)in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);
(d)in the case of a trust, beneficial interests or the equivalent thereof; and
(e)any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).
“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP (subject to the accounting principles set forth in this Agreement).
“Cash Management Obligations” means (a) obligations of the Borrower or any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services or any automated clearing house transfers of funds and (b) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements.
“Cash Management Services” has the meaning assigned to such term in the definition of “Secured Cash Management Obligations”.
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property, in each case in an amount exceeding (A) the greater of $3,500,000 and 10% of Consolidated EBITDA for the Test Period then last ended, in the case of any single event or series of related events, and (B) the greater of $7,000,000 and 20% of Consolidated EBITDA for the Test Period then last ended, for all such events during any fiscal year of Holdings.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Law” means: (a) the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States, Canada, the European Union, United Kingdom or other foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, to the extent enacted, adopted, promulgated, implemented or issued after the date of this Agreement, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable credit facilities, including for purposes of Section 2.15.

“Change of Control” means:
(a)at any time, Holdings ceases to own, directly or indirectly, beneficially or of record, 100% of the issued and outstanding Equity Interests of the Borrower; or
(b)any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Effective Date), other than one or more Permitted Holders or a Holdings Parent, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Effective Date) of more than 50% of the total voting power of the Voting Stock of the Borrower; provided that (x) so long as the Borrower is a Subsidiary of any Holdings Parent, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Borrower unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Holdings Parent (other than a Holdings Parent that is a Subsidiary of another Holdings Parent) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement so long as such Person does not have the right to direct the voting of such Voting Stock prior to the consummation of such acquisition, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Borrower owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.
“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Initial Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Initial Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations. For the avoidance of doubt, “Collateral” shall not include any Excluded Assets.

“Collateral Agent” has the meaning assigned to such term in Section 8.01(b) and its permitted successors in such capacity as provided in Article VIII.
“Collateral Agreement” means that certain Collateral Agreement, to be dated as of the Effective Date, between the Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties.
“Collateral and Guarantee Requirement” means, at any time subject to any applicable intercreditor agreement, the requirement that:
(a)the Administrative Agent shall have received from (i) Holdings, the Borrower (other than in respect of its own Loan Document Obligations) and each of the Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Person and (ii) Holdings, the Borrower and each Subsidiary Loan Party either (x) a counterpart of each applicable Security Document duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Subsidiary Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), either (A) to the extent applicable, a supplement to each applicable Security Document, substantially the form specified therein, duly executed and delivered on behalf of such Person or (B) a Security Document, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, to the extent reasonably requested by the Collateral Agent or the Required Lenders, documents of the type referred to in Section 4.01(d) within the time periods set forth in Sections 5.11 and 5.12;
(b)all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Loan Party, shall have been pledged, charged or otherwise made subject to security pursuant to the applicable Security Document, and, subject to any applicable intercreditor agreements and the other terms of the Security Documents, the Collateral Agent shall have received certificates, if any, representing all such Equity Interests to the extent constituting “certificated securities” under the UCC, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank, in each case, to the extent required by the applicable Security Document to perfect the security interest therein;
(c)if any Pledged Debt Security of Holdings, the Borrower or any Subsidiary in a principal amount of $3,000,000 or more individually, or $6,000,000 or more in the aggregate, is owing by such obligor to any Loan Party and such Pledged Debt Security is evidenced by a promissory note, such promissory note shall be pledged or otherwise secured pursuant to the applicable Security Document, and, subject to any applicable intercreditor agreements and the other terms of the Security Documents, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank, to the extent required by the applicable Security Document; provided that the foregoing delivery requirement with respect to any intercompany indebtedness constituting a Pledged Debt Security may be satisfied by delivery of an omnibus or global intercompany note (including in the form of intercompany note attached as Exhibit F) executed by the applicable Loan Parties as payees and the applicable obligors as payors;
(d)all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and Intellectual Property Security Agreements for filing with the United States Patent and Trademark Office and the United States Copyright Office to the extent required by this Agreement, the Security Documents, Requirements of Law and as reasonably requested by the Collateral Agent or the Required Lenders to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been or will be filed, registered or recorded by the Collateral Agent; and

(e)within one hundred and twenty (120) days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after the Effective Date with respect to any Material Real Property owned by a Loan Party on the Effective Date (or, (1) with respect to any Material Real Property acquired by a Loan Party after the Effective Date, within one hundred and twenty (120) days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after such acquisition and (2) with respect to any Material Real Property owned by a Person who becomes a Loan Party after the Effective Date, within one hundred and twenty (120) days (or such longer period as may be agreed to by the Collateral Agent in its reasonable discretion) after such person becomes a Loan Party), in each case, solely to the extent such Material Real Property does not constitute an Excluded Asset, the Collateral Agent shall have received:
(c)(i)    counterparts of a Mortgage with respect to each Material Real Property duly executed and delivered by the record owner of such Mortgaged Property; provided that, if a mortgage tax will be owed on the entire amount of the Secured Obligations evidenced hereby, then, to the extent permitted by, and in accordance with, applicable law, the amount of such mortgage tax shall be calculated based on the lesser of (x) the amount of the Secured Obligations allocated to the applicable Mortgaged Property and (y) the estimated fair market value of the Mortgaged Property at the time the Mortgage is entered into, as reasonably determined by the Borrower, which determination shall be conclusive absent manifest error, which in the case of clause (y) will result in a limitation of the Secured Obligations secured by the Mortgage to such amount,
(d)(ii)    a policy or policies of title insurance (or marked unconditional commitment or title pro-forma to issue such policy or policies) issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such customary endorsements (but at all times excluding a creditor’s rights endorsement) as the Collateral Agent or the Required Lenders may reasonably request to the extent available in the applicable jurisdiction at commercially reasonable rates (it being agreed that the Collateral Agent shall accept zoning reports from a nationally recognized zoning company in lieu of zoning endorsements to such title insurance policies), in an amount equal to the fair market value of such Mortgaged Property or such lesser amount as reasonably agreed by the Borrower and the Collateral Agent; provided that in no event will the Borrower be required to obtain independent appraisals of such Mortgaged Properties, unless required by FIRREA,
(e)(iii)    a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property,
(f)(iv)    in each case if reasonably requested by the Collateral Agent or the Required Lenders, a customary legal opinion with respect to each such Mortgage, from counsel qualified to opine in each jurisdiction (i) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (ii) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized or incorporated, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other customary matters as may be in form and substance reasonably satisfactory to the Collateral Agent,
(g)(v)    a new survey or existing survey together with a no change affidavit, or other new survey product, including a Zip Map or an ExpressMap (or an existing survey product with no change affidavit) of such Mortgaged Property, in each case in form acceptable to the title insurance company to issue the title policy and required endorsements without the standard survey exception and in the case of a new survey or new survey product, certified to the Collateral Agent and the title insurance company, and
(h)(vi)    evidence of payment of title insurance premiums and expenses and all recording, mortgage, transfer and stamp taxes and fees payable in connection with recording the Mortgage, any amendments thereto and any fixture filings, if applicable, in appropriate county land office(s).
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as the Collateral Agent and the Borrower reasonably agree in writing that the cost, burden, difficulty or consequence of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences (other than de minimis adverse tax consequences) to Holdings, the Borrower, or any Subsidiary or any of their respective direct or indirect equity holders (including the imposition of withholding or other material taxes), as reasonably determined by the Borrower in consultation with, but without the consent of, the Administrative Agent), is excessive in relation to the benefits to be obtained by the Lenders therefrom; (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in this Agreement and the Security Documents; (c) no Loan Party shall be required to enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over securities accounts, deposit accounts, commodities accounts, other bank accounts, cash and cash equivalents and accounts related to the clearing, payment processing and similar operations of the Borrower and its Restricted Subsidiaries, or any other assets; (d) in no event shall any Loan Party (other than any Discretionary Guarantor that is a Foreign Subsidiary) be required to complete any filings or take any other action with respect to the perfection of security interests (including with respect to pledges of Equity Interests) in any jurisdiction outside of the United States (or any state thereof or the District of Columbia) or with respect to any assets located or titled under the law outside of the United States (or any state thereof or the District of Columbia), or to perfect or make enforceable any security interests in any such assets (it being understood that all security granted by any Loan Party (other than any Discretionary Guarantor that is a Foreign Subsidiary) (other than Mortgages) shall be governed by the law of the state of New York); (e) in no event shall any Loan Party be required to complete any filings or other action with respect to perfection of security interests in assets subject to certificates of title (including with respect to motor vehicles, airplanes and equipment) beyond the filing of general “all asset” UCC financing statements; (f) other than the filing of general “all asset” UCC financing statements, no perfection shall be required with respect to Pledged Debt Securities in a principal amount of less than $3,000,000 individually, or $6,000,000 in the aggregate; (g) in no event shall any Loan Party be required to (1) enter into source code agreements or escrow agreements or (2) complete any filings or take any other action (including seeking registration of any Intellectual Property) with respect to security interests in Intellectual Property beyond the filing of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office (other than, in the case of this clause (2), any Discretionary Guarantor that is a Foreign Subsidiary); (h) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of general “all asset” UCC financing statements) or fixtures (other than the filing of UCC financing statements to the extent a Mortgage is required to be delivered with respect to the property to which such fixtures relate under the terms of this Agreement); (i) in no event shall the Administrative Agent, the Collateral Agent or any Lender require that environmental reports be obtained, but any such non-privileged environmental reports that are prepared at the request of the Loan Parties shall be shared with the Administrative Agent (for distribution to the Lenders) if requested; (j) in no event shall any Loan Party be required to seek any notices to or consents of governmental authorities under the Federal Assignment of Claims Act (or any state equivalent thereof); (k) in no event shall any Loan Party be required to deliver landlord waivers, estoppels or collateral access letters; (l) in no event shall the Administrative Agent, the Collateral Agent or any Lender send notices to account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing and the Administrative Agent or the Collateral Agent has exercised its rights pursuant to Section 7.01 of this Agreement; and (m) in no event shall the Collateral include any Excluded Assets (collectively, the foregoing clauses (a) through (m), the “Attachment and Perfection Limitations”); provided that the Borrower in its sole discretion may elect to undertake any of the Attachment and Perfection Limitations (however, none of the Administrative Agent, the Collateral Agent or any other Secured Party shall be authorized to require such an undertaking). The Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) and any other obligations under this definition where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement (including as set forth on Schedule 5.14) or the Security Documents.
“Commitment” means with respect to any Lender, its Revolving Commitment, Other Revolving Commitment of any Class, Term Commitment, Commitments under any Incremental Term Facility of any Class, Other Term Commitment of any Class or any combination thereof (as the context requires).
“Commitment Fee” has the meaning assigned to such term in Section 2.12(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” has the meaning assigned to such term in Section 9.06.
“Company Refinancing” has the meaning assigned to such term in the definition of “Transactions”.
“Compliance Certificate” means the certificate required to be delivered pursuant to Section 5.01(d) and substantially in the form of Exhibit G.
“Conforming Changes” means, with respect to either the use or administration of any Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative

Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:
(a)without duplication and to the extent deducted (and not added back), other than with respect to clauses (xvi), (xx) and (xxiii), in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(a)total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense or added back in computing Consolidated Net Income, the sum of (A) premium payments, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) permitted to be incurred hereunder plus (B) the portion of rent expense with respect to such period under Capitalized Leases that is treated as interest expense in accordance with GAAP plus (C) the implied interest component of synthetic leases with respect to such period plus (D) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk in respect of Indebtedness, net of interest income and gains on such hedging obligations or such derivative instruments plus (E) bank and letter of credit fees and banker’s acceptance fees and costs of surety bonds in connection with financing activities;
(b)provision for taxes based on income, profits or capital and sales taxes of the Borrower and its Restricted Subsidiaries, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations;
(c)Non-Cash Charges for which there is no cash outlay for such period;
(d)any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes of inventory valuation policy methods including changes in capitalization of variances), other inventory adjustments or any increase in expenses due to purchase accounting; provided that if any such non-cash charges or other non-cash items represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period;
(e)(A) costs and expenses in connection with pre-opening, opening and decommissioning of any business line or facility and costs and expenses related to the closure, relocation, reconfiguration, upgrading, remodeling and/or consolidation of facilities and (B) costs to relocate employees, integration and transaction costs, retention charges, long-term incentive plan payments and expenses (including payments of non-cash compensation made pursuant to any management or employee benefit plan or agreement or any stock subscription or shareholder agreement), severance and contract termination costs (including integration and transaction costs incurred in connection with the Transactions and any other acquisitions);
(f)extraordinary, exceptional, infrequent, unusual, one time or non-recurring charges, items, expenses or losses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), integration costs, severance costs, retention costs and other business organization expenses (including related to new system design and implementation, recruiting and signing bonuses and expenses, costs), recruiting costs and fees, signing fees, expenses, costs and bonuses, retention costs, contract termination costs, costs related to the implementation of operational and reporting systems and technology initiatives and strategic initiatives, consulting fees and expenses, any one time expense relating to enhanced accounting function, Transaction Costs or other transaction costs (including those associated with becoming a public company or integrating systems), business optimization expenses relating to any decommissioning or reconfiguration of fixed assets for alternative use, costs incurred in connection with acquisitions, integration expenses, and non-recurring Intellectual Property development, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), Public Company Costs and charges, costs and expenses relating to any epidemiological pandemic or actions taken in connection therewith or in response thereto;
(g)restructuring costs, charges, accruals or reserves (including restructuring, retention, relocation, recruiting, severance and integration costs related to the Transactions and other acquisitions and adjustments to existing reserves) and any other costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of the items listed in clauses (b)(i) and (b)(ii) below, whether or not classified as restructuring expense on the consolidated financial statements;
(h)the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any Non-Wholly Owned Restricted Subsidiary deducted (and not added back in such period) in calculating Consolidated Net Income but only to the extent such income is received in cash by the Borrower or any Restricted Subsidiary;
(i)(A) [reserved] and (B) the amount of expenses relating to payments made to option holders of Holdings or any Holdings Parent in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted by the Loan Documents;
(j)all net after-tax, loss, expense or charge from sold, abandoned, closed or discontinued operations and any net after-tax loss on any asset sale or the disposal of abandoned, closed or discontinued operations (and all related expenses);
(k)any non-cash loss attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such loss has not been realized);
(l)any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income for such period;
(m)any gain relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (d)(iv) and (d)(v) below;
(n)any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash (with no future cash outlay expected) or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);
(o)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature;
(p)addbacks and adjustments (w) set forth in the Sponsor Model (together with any additional updates or modifications thereto as reasonably agreed between the Sponsor and the Required Lenders), (x) set forth in any quality of earnings report that is provided to the Administrative Agent (for distribution to the Lenders) and prepared by a “big four” accounting firm or any other nationally recognized accounting firm (or other accounting firm reasonably acceptable to the Administrative Agent) in connection with the Transactions or any permitted acquisition that occurs after the Effective Date (each, a “QofE”), (y) consistent with Regulation S-X (as in effect immediately prior to January 1, 2021) or (z) identified and agreed to in writing by the Required Lenders;
(q)start-up costs (including entry into new markets and/or channels, sale pilots and new product launches, and new service offerings); provided that addbacks under this clause (a)(xvii) (when taken together with any addbacks pursuant to clauses (b)(i) and (b)(ii) below and in the definitions of “Pro Forma Adjustment” or “Pro Forma Disposal Adjustment”) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated after giving effect to all addbacks and adjustments) (it being understood that such 35% cap shall not apply to any addbacks or adjustments under this clause (a)(xvii) that are (A) in relation to the Transactions or (B) set forth in the Sponsor Model or any QofE);
(r)(x) costs incurred in connection with strategic initiatives, strategic growth investments and reorganization costs and expenses, (y) costs to support implementation of operational and reporting systems and (z) costs to support non-recurring technology initiatives;
(s)charges, losses or expenses to the extent (x) actually indemnified, or insured or reimbursed or otherwise paid in cash by a third party or (y) expected by the Borrower to be indemnified or reimbursed by a third party within twelve (12) months of such determination (with a deduction in the applicable future period for any amounts so added back to the extent not so indemnified or reimbursed within such twelve (12) month period);
(t)solely for purposes of determining compliance with the Financial Performance Covenant in respect of any period which includes the exercise of a Cure Right (but not for the determination of the Senior Secured First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio for any other purposes), any Cure Amount;
(u)[reserved];
(v)[reserved]; and
(w)to the extent that any Holdings Parent Specified Expenses would have been added back to Consolidated EBITDA pursuant to clauses (a)(i) through (xxii) above had such charge, tax or expense been incurred directly by Holdings, such Holdings Parent Specified Expenses;
plus
(a)
(a)the amount of cost savings, business optimization, operating expense reductions, other operating improvements and “run rate” synergies (other than revenue synergies) projected by the Borrower to be realized in connection with any operational changes and/or operational initiatives (including from the Transactions, any Specified Transaction or any other acquisition, Investment or disposition (including the termination or discontinuance of activities constituting a business) permitted under this Agreement), to the extent projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken, in each case on or prior to the date that is twenty-four (24) months after the applicable date of determination, net of the amount of actual benefits realized from such actions; provided that (A) a Financial Officer shall certify in a Compliance Certificate that in its good faith judgment, such cost savings, business optimization, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and anticipated to be realized and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b)(i) that are duplicative of amounts included in clauses (a)(vi) and (a)(vii) above, clause (b)(ii) below or in the definitions of “Pro Forma Adjustment” or “Pro Forma Disposal Adjustment”; provided, further, that addbacks under this clause (b)(i) (when taken together with any addbacks pursuant to clauses (b)(ii) below and clause (a)(xvii) above and in the definitions of “Pro Forma Adjustment” or “Pro Forma Disposal Adjustment”) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated after giving effect to all addbacks and adjustments) (it being understood that such 35% cap shall not apply to any addbacks or adjustments under this clause (b)(i) that are (A) in relation to the Transactions or (B) set forth in the Sponsor Model or any QofE);
(b)the amount of cost savings, business optimization, operating expense reductions, other operating improvements and “run rate” synergies (other than revenue synergies) projected by the Borrower to be realized in connection with any actions, including optimization actions and new and amended contracts, to the extent projected by the Borrower in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken, in each case on or prior to the date that is twenty-four (24) months after the applicable date of determination, net of the amount of actual benefits realized from such actions; provided that (A) a Financial Officer shall certify in a Compliance Certificate that in its good faith judgment, such cost savings, business optimization, operating expense reductions, other operating improvements and synergies are reasonably identifiable, factually supportable and anticipated to be realized and (B) no cost savings, operating expense reductions, other operating improvements or synergies shall be added pursuant to this clause (b)(ii) that are duplicative of amounts included in clauses (a)(vi), (a)(vii) and (b)(i) above or in the definitions of “Pro Forma Adjustment” or “Pro Forma Disposal Adjustment”; provided, further, that addbacks under this clause (b)(ii) (when taken together with any addbacks pursuant to clauses (a)(xvii) and (b)(i) above and in the definitions of “Pro Forma Adjustment” or “Pro Forma Disposal Adjustment”) shall not exceed 35% of Consolidated EBITDA as of the last day of the most recently ended Test Period (calculated after giving effect to all addbacks and adjustments) (it being understood that such 35% cap shall not apply to any addbacks or adjustments under this clause (b)(ii) that are (A) in relation to the Transactions or (B) set forth in the Sponsor Model or any QofE);
(c)costs, charges, accruals, reserves or expenses (including rationalization, legal, tax, structuring, financial advisory, investment banking, any transaction or retention bonus or similar payment and fees, costs and expenses of any counsel, consultants or other advisors and other costs and expenses) attributable to the undertaking and/or implementation of the Transactions, any Specified Transaction or any of the items listed in clauses (b)(i) and (b)(ii) above, whether or not consummated;
plus
(a)without duplication of the addback set forth in clause (a)(xix) above, to the extent covered by business interruption insurance and actually reimbursed or otherwise paid in cash, expenses or losses relating to business interruption or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount expected to be indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);
less

(b)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(a)extraordinary, unusual or non-recurring gains;
(b)non-cash gains;
(c)gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business);
(d)any non-cash gain attributable to the mark to market movement in the valuation of any Equity Interests, and hedging obligations or other derivative instruments (in each case, including pursuant to Financial Accounting Standards Codification No. 815—Derivatives and Hedging but only to the extent the cash impact resulting from such gain has not been realized);
(e)any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation that has been reflected in Consolidated Net Income in such period;
(f)the amount of any minority interest income consisting of losses attributable to minority interests or non-controlling interests in any Non-Wholly Owned Restricted Subsidiary;
(g)[reserved]; and
(h)any loss relating to hedging obligations associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xi) and (a)(xii) above;
in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that:
1.to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging,
2.there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) to the extent not included in Consolidated Net Income or added back to Consolidated Net Income in the calculation of Consolidated EBITDA pursuant to clause (a)(xvi)(y) of the definition of “Consolidated EBITDA”, the Acquired EBITDA of any Person, business, line of business, division, business unit or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business, line of business, division, business unit or assets to the extent not so acquired) (each such Person, property, business, line of business, division, business unit or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion), subject to the limitations set forth in clause (b) above;

3.there shall be (A) to the extent included in Consolidated Net Income, excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, line of business, division, business unit or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations in accordance with GAAP (other than (x) if so classified on the basis that it is being held for sale unless such sale has actually occurred during such period and (y) for periods prior to the applicable sale, transfer or other disposition, if the Disposed EBITDA of such Person, property, business, line of business, division, business unit or asset is positive (i.e., if such Disposed EBITDA is negative, it shall be added back in determining Consolidated EBITDA for any period)) by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, line of business, division, business unit or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) to the extent not included in Consolidated Net Income, included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal); and
4.to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any expense (or income) as a result of adjustments recorded to contingent consideration liabilities relating to the Transactions or any Permitted Acquisition (or other Investment permitted hereunder).
For purposes of this Agreement for any Test Period ending on or prior to December 31, 2026, Consolidated EBITDA shall be deemed to equal:
(a)$3,220,000 for the fiscal quarter ended June 30, 2025;
(b)$3,220,000 for the fiscal quarter ended September 30, 2025;
(c)$3,220,000 for the fiscal quarter ended December 31, 2025; and
(d)$25,940,000 for the fiscal quarter ended March 31, 2026;
(e)it being understood that such amounts are subject to adjustments pursuant to the foregoing clauses of the definition of “Consolidated EBITDA”, and to the extent otherwise contemplated in this Agreement, in connection with any Pro Forma Adjustment, Pro Forma Disposal Adjustment or any calculation on a Pro Forma Basis.
“Consolidated Funded Indebtedness” means (x) the outstanding principal amount of all Indebtedness of the type described in clauses (a), (b) (but excluding surety bonds, performance bonds or other similar instruments), (d) and (g) of the definition of “Indebtedness” (and, without duplication, any Indebtedness of the type described in clause (f) of the definition of “Indebtedness”) to the extent related to the foregoing of a Person and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP (but (1) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (2) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder, (y) all purchase money Indebtedness and (z) all drawn letters of credit (to the extent of any unreimbursed amounts thereunder that remain outstanding for at least three (3) Business Days). For the avoidance of doubt, it is understood that obligations (i) under Swap Agreements and cash management agreements and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,
(a)the cumulative effect of a change in accounting principles during such period;
(b)any accruals, payments, fees, costs and expenses (including rationalization, legal, tax, structuring, financial advisory, investment banking, any transaction or retention bonus or similar payment and fees, costs and expenses of any counsel, consultants or other advisors and other costs and expenses) incurred during such period, or any amortization thereof for such period, in connection with the Transactions (including the Transaction Costs), any Specified Transactions, any non-recurring costs to acquire equipment to the extent not capitalized in accordance with GAAP, Investments (including any earn-outs), Restricted Payments, Dispositions, recapitalization, issuances of Indebtedness or Equity Interests (including any initial public offering) or repayment of debt, refinancing transactions or amendment or other modification of any debt instrument, and restructurings, workouts and extensions and refinancings of any of the foregoing, non-competition agreements, one-time accruals, up-front fees, financing fees, commitment fees, costs, expenses or premiums related to any repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of or waiver or consent relating to any debt instrument (in each case, including the Transaction Costs and any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including costs and expenses of the Administrative Agent and Lenders that are reimbursed and fees paid to the Permitted Holders) and any charges or non-recurring merger or amalgamation costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460);
(c)any income (loss) for such period attributable to the early extinguishment or cancellation of Indebtedness, hedging agreements or other derivative instruments;
(d)accruals and reserves that are established or adjusted as a result of the Transactions or any Permitted Acquisition or other Investment not prohibited under this Agreement in accordance with GAAP (including any adjustment of estimated payouts on earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;
(e)any income (loss) attributable to deferred compensation plans or trusts;
(f)stock-based award compensation expenses;
(g)the amount of any expense required to be recorded as compensation expense related to contingent transaction consideration; and
(h)non-cash and unrealized currency translation gains and losses related to currency remeasurements of assets, liabilities or indebtedness (including the net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances).

There shall be included in Consolidated Net Income, without duplication, (i) the Consolidated Net Income of any Unrestricted Subsidiary for the applicable period, solely to the extent of any dividends or other distributions received in cash or other Permitted Investments from such Unrestricted Subsidiary and (ii) the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions (or other Investment not prohibited hereunder) or the amortization or write-off of any amounts thereof.
“Consolidated Working Capital” means, at any date, an amount equal to the difference (which may be negative) of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, excluding the current portion of deferred income taxes minus (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries on such date, but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under Letters of Credit and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) accrual of any costs or expenses related to restructuring reserves, (vi) the current portion of pension liabilities and (vii) deferred revenue; provided that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations or (y) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent.
“Contract Consideration” has the meaning assigned to such term in the definition of “Excess Cash Flow”.
“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of capital contributions in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest, and Qualified Equity Interests constituting Cure Amounts) received by the Borrower or any Restricted Subsidiary after the Effective Date and Not Otherwise Applied to the Available Amount or the Available Equity Amount.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Copyright” has the meaning assigned to such term in the Collateral Agreement.
“Corrected Margin Financials Date” has the meaning assigned to such term in the definition of “Applicable Rate”.
“Covenant Period” means any Test Period (commencing with the Test Period ending on the last day of the second full fiscal quarter ending after the Effective Date) solely to the extent that, as of the last day of such Test Period, the aggregate amount of Revolving Exposures (excluding all undrawn Letters of Credit (whether or not cash collateralized)) is equal to or greater than 40.0% of the aggregate amount of Revolving Commitments then in effect.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to such term in Section 9.22.
“Credit Agreement Refinancing Indebtedness” means Indebtedness issued, incurred or otherwise obtained by the Borrower or another Loan Party (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or Revolving Loans (or unused Revolving Commitments) (such Indebtedness, “Refinanced Debt”); provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (plus any premium, original issue discount and upfront fees, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, repayment, replacement or refinancing and the incurrence of such new Credit Agreement Refinancing Indebtedness) plus additional amounts to the extent otherwise permitted to be incurred under this Agreement pursuant to Section 6.01 (which additional amounts, for the avoidance of doubt, shall constitute a utilization of the relevant basket or exception pursuant to which such additional amount is permitted to be incurred), (b) (i) (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not mature prior to the maturity date of the Refinanced Debt) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt, (ii) if such Indebtedness is unsecured or secured by the Collateral on a junior lien basis to the Secured Obligations, does not have scheduled amortization or required payments of principal in greater amounts or at greater frequency than the Refinanced Debt prior to the maturity date of the Refinanced Debt (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not mature prior to the maturity date of the Refinanced Debt) (except for customary payments in respect of asset sales, insurance and condemnation proceeds events, change of control or similar events and “AHYDO catch-up payments” and offers to purchase or acceleration upon an event of default) and (iii) if such Indebtedness is with respect to Refinanced Debt consisting of Revolving Commitments, does not require scheduled amortization or mandatory commitment reductions prior to the latest Maturity Date of such Refinanced Debt, (c) shall not be guaranteed by any Restricted Subsidiary that is not, or that does not substantially concurrently become, a Loan Party, (d) in the case of any secured Indebtedness, is (i) not secured by any assets not securing the Secured Obligations and (ii) subject to the relevant Intercreditor Agreement(s), (e) if the Refinanced Debt was (1) contractually subordinated to the Loan Document Obligations in right of payment, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt or otherwise reasonably satisfactory to the Administrative Agent, (2) contractually subordinated to the Loan Document Obligations in right of security, such Credit Agreement Refinancing Indebtedness shall be contractually subordinated to the Loan Document Obligations on subordination terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the indebtedness refinanced or otherwise reasonably satisfactory to the Administrative Agent or be unsecured, and/or (3) unsecured, such Credit Agreement Refinancing Indebtedness shall be unsecured, (f) solely in the case such Credit Agreement Refinancing Indebtedness is pari passu in right of payment and security with the Initial Term Loans, such Credit Agreement Refinancing Indebtedness may participate on a pro rata basis (or on less than a pro rata basis if the Borrower and the Lenders thereunder elect lesser payments) (but not greater than pro rata basis) in any voluntary or mandatory prepayments hereunder, (g) in the case of any Credit Agreement Refinancing Indebtedness that is a revolving credit facility, may provide for the ability to participate (x) with respect to borrowings and repayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with other then-outstanding Classes of Revolving Commitments and (y) with respect to permanent repayments and terminations of revolving commitments, on a pro rata basis or less than a pro rata basis and (h) has covenants and events of default (excluding, for the avoidance of doubt, pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the covenants and events of default of this Agreement (when taken as a whole) are to the Lenders (unless (x) such covenants or other provisions are applicable only to periods after the maturity date of the Refinanced Debt at the time of such refinancing, (y) the Lenders also receive the benefit of such more favorable covenants and events of default (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial maintenance covenant) (it being understood that, to the extent that any covenant, event of default or guarantee is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness, or (ii) only applicable after the Latest Maturity Date at the time of such refinancing (provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least five (5) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the requirement of this clause (h)(y) unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that the Required Lenders disagree with such determination)) or (z) such terms and conditions are reasonably satisfactory to the Administrative Agent). For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes “Credit Agreement Refinancing Indebtedness” and (y) such Credit Agreement Refinancing Indebtedness shall not be subject to any “most favored nation” pricing provisions.
“Cure Amount” has the meaning assigned to such term in Section 7.02(a).
“Cure Right” has the meaning assigned to such term in Section 7.02(a).
“Cure Termination Date” has the meaning assigned to such term in Section 7.02(a).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, examinership or similar debtor relief laws of the United States, or other applicable jurisdictions (domestic or foreign) from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both hereunder would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to perform any of its funding obligations hereunder (or otherwise failed to pay over to the Administrative Agent or the Collateral Agent any amounts owed by such Lender hereunder), including in respect of its Loans or participations in respect of Letters of Credit, within two (2) Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender that it does not intend to comply with its funding obligations or has made a public statement or provided any written notification to any Person to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or any Issuing Bank, to confirm in a manner satisfactory to the Administrative Agent, such Issuing Bank and the Borrower that it will comply with its funding obligations; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower, (d) otherwise failed to pay over to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e) has, or has a direct or indirect parent company that has, (i) become or is insolvent (or has admitted in writing that it is insolvent), (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had a receiver, conservator, trustee, administrator, examiner, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a substantial part of its assets or a custodian appointed for it or a substantial part of its assets, (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (v) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, where such ownership interest or proceeding does not result in or provide such Lender or Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender or Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Person. Any determination by the Administrative Agent or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the Loan Document Obligations with respect to the Letters of Credit issued by such Issuing Bank other than Loan Document Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.
“Designated Non-Cash Consideration” has the meaning assigned to such term in Section 6.05(k).
“Disclosure Limitations” has the meaning assigned to such term in Section 5.01.
“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(2).
“Discount Range” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).
“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).
“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(iii)(C), in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice, in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).
“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).
“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offers, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(iii)(B), Section 2.11(a)(iii)(C) or Section 2.11(a)(iii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.
“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(iii)(A).
“Discretionary Guarantor” means any Restricted Subsidiary of the Borrower that is either a Domestic Subsidiary or a Foreign Subsidiary organized in a jurisdiction reasonably acceptable to the Required Lenders and, at the option of the Borrower, in its sole discretion, has been designated (or redesignated) as a Loan Guarantor unless and until such time, if any, that such Restricted Subsidiary has been redesignated, at the option of the Borrower, in its sole discretion, as an Excluded Subsidiary, in each case, in accordance with Section 5.11. It is understood that the Borrower may designate (or redesignate) any Restricted Subsidiary of the Borrower that is an Excluded Subsidiary as a Discretionary Guarantor and may designate (or redesignate) any Discretionary Guarantor as an Excluded Subsidiary; provided that, in the case of any designation (or redesignation) of any Discretionary Guarantor as an Excluded Subsidiary, (i) such designation (or redesignation) shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation (or redesignation) in an amount equal to the fair market value of the Investments held by the Borrower or such Restricted Subsidiary in such Discretionary Guarantor immediately prior to such designation (or redesignation) and such Investments shall otherwise be permitted hereunder (after giving effect to such designation (or redesignation)) and (ii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such designation (or redesignation)) shall be deemed to be incurred by such Restricted Subsidiary immediately after the time of such designation (or redesignation) and such incurrence shall otherwise be permitted hereunder.
“Dispose” and “Disposition” each have the meaning assigned to such term in Section 6.05.
“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period through (but not after) the date of such disposition or conversion, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a)matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(b)is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests);
(c)is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; or
(d)provides for the contractually scheduled payments of dividends or other distributions in cash;
in each case, on or prior to the date ninety-one (91) days after the Latest Maturity Date; provided that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after the Termination Date and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death or disability.
“Disqualified Lenders” means those Persons (the list of all such Persons, the “Disqualified Lenders List”) that are (a) identified by the Borrower or the Sponsor to the Administrative Agent in writing on or prior to the Effective Date as being “Disqualified Lenders”, (b) competitors of the Borrower and its Subsidiaries that are identified in writing by the Borrower or the Sponsor to the Administrative Agent from time to time or (c) as to any Person referenced in each case of clause (a) and (b) (the “Primary Disqualified Institution”), any Affiliates (other than Affiliates that are primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity) of such Persons that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) readily identifiable as an Affiliate of such Person on the basis of such Affiliate’s name; provided that (A) to the extent Persons are identified as Disqualified Lenders in writing by the Borrower or the Sponsor to the Administrative Agent after the Effective Date pursuant to clauses (b) or (c)(x), the inclusion of such Persons as Disqualified Lenders shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement (solely with respect to the portion of the Loan so assigned or participated), (B) “Disqualified Lenders” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to the Administrative Agent from time to time and (C) for the avoidance of doubt, any entity that is a Disqualified Lender under clauses (a), (b) or (c) above may not become a Lender due to the fact that it is an Affiliate of an existing Lender. Upon inquiry by (1) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is a Disqualified Lender or (2) any potential assignee as to whether such potential assignee is a Disqualified Lender, the Administrative Agent shall be permitted to disclose to such Lender and such specific potential assignee (x) whether such specific potential assignee or prospective participant is a Disqualified Lender or (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant.
“Disqualified Lenders List” has the meaning assigned to such term in the definition of “Disqualified Lenders”.
“Dollars” or “$” refers to lawful money of the United States.
“Domestic Foreign Holdco” means any direct or indirect Domestic Subsidiary of the Borrower substantially all of the assets of which are Equity Interests (or, if applicable, Equity Interests and Indebtedness (including for this purpose any indebtedness or other instrument treated as equity for U.S. federal income tax purposes)) of one or more CFCs or other Domestic Foreign Holdcos, or cash or cash equivalents incidental to the ownership thereof.
“Domestic Subsidiary” means any Subsidiary of the Borrower organized or incorporated under the laws of the United States (or any state thereof or the District of Columbia).
“ECF Percentage” means, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, the percentage set forth below, as determined by reference to the Senior Secured First Lien Net Leverage Ratio (after giving effect to any voluntary prepayments made pursuant to Section 2.11(a)(i) after the end of such fiscal year and prior to the date of such prepayment) as of the end of such fiscal year:

Tier	Senior Secured First Lien Net Leverage Ratio	ECF Percentage
I	> 3.50:1.00	50%
II	≤ 3.50:1.00 and > 3.00:1.00	25%
III	≤ 3.00:1.00	0%

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means June 2, 2026.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Required Lenders and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (based on a four-year Weighted Average Life to Maturity or, if less, the remaining life to maturity) payable by the Borrower generally to the lenders or other institutions providing such Indebtedness, but excluding any bona fide arrangement, syndication, commitment, amendment, underwriting, prepayment, structuring, ticking or other similar fees payable in connection therewith and, if applicable, consent fees for an amendment paid generally to consenting Lenders; provided that with respect to any Indebtedness that includes a “SOFR floor”, “ABR floor” or other type of “floor”, (i) to the extent that the Term SOFR Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (ii) to the extent that the Term SOFR Rate or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.
“Electronic Copy” has the meaning assigned to such term in Section 9.06.
“Electronic Record” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.
“Electronic Signature” has the meaning assigned to it by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of their respective Affiliates), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.
“Environmental Laws” means all applicable Requirements of Law relating to (a) pollution, (b) the protection of the environment, (c) preservation or reclamation of natural resources, (d) the use, handling, transportation, treatment, storage, presence, Release or threatened Release of, or exposure to, any Hazardous Material, or (e) to the extent relating to exposure to Hazardous Materials, to human health or safety matters.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the presence, generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure of any Person to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement pursuant to which, and to the extent, liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means Capital Stock in a Person (whether evidenced by share certificates (or similar) or not).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to the termination of any Plan or by application of Section 4069 of ERISA with respect to any terminated plan; (f) the receipt by a Loan Party or an ERISA Affiliate from the PBGC of notice or by a plan administrator relating to the institution against a Loan Party or an ERISA Affiliate of proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or to terminate or to appoint a trustee to administer any plan or plans in respect of which such Loan Party or ERISA Affiliate would be deemed to be an employer under Section 4069 of ERISA; (g) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered”, “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (h) the receipt by a Loan Party of any notice from any Multiemployer Plan, concerning the imposition of Withdrawal Liability or the failure of a Loan Party or any ERISA Affiliate to pay when due, after the expiration of any applicable grace period, any installment payment with respect to any Withdrawal Liability; or (i) the withdrawal of a Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA with respect to any Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 8.08(a).
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” means, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of:
(i)Consolidated Net Income for such period,

(ii)an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income,
(iii)decreases in Consolidated Working Capital (other than any such decreases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries completed during such period), and
(iv)an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; less
(b)the sum, without duplication, of:
(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges pursuant to indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges, expenditures and losses added to (or excluded from the determination of) Consolidated Net Income pursuant to clauses (a) through (h) of the definition of “Consolidated Net Income” (other than cash charges in respect of the Transaction Costs paid on or about the Effective Date to the extent financed with the proceeds of long-term Indebtedness incurred on the Effective Date),
(ii)without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of capital expenditures and Intellectual Property development expenditures made in cash or accrued during such period to the extent not expensed during such period, except to the extent that such expenditures were financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries,
(iii)the aggregate amount of all principal payments of Indebtedness (including (1) the principal component of payments in respect of Capitalized Leases, (2) scheduled repayments of Initial Term Loans pursuant to Section 2.10(a), (3) scheduled repayments of other Senior Secured First Lien Indebtedness and (4) the amount of any mandatory prepayment of Loans to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but excluding all other prepayments of Term Loans or other Senior Secured First Lien Indebtedness and all prepayments of revolving loans (including Revolving Loans (except to the extent the prepayment thereof reduces the Borrower’s prepayment obligation pursuant to clause (A)(i) of the proviso to the first sentence of Section 2.11(d)))) made during such period, other than (A) in respect of any revolving credit facility except to the extent there is an equivalent permanent reduction in commitments thereunder and (B) to the extent financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries,
(iv)an amount equal to the aggregate net non-cash gain on dispositions by the Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
(v)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions or dispositions by the Borrower and its Restricted Subsidiaries during such period),

(vi)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent not financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries,
(vii)without duplication of amounts deducted pursuant to clause (xii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments pursuant to Section 6.04(a)) and acquisitions made in cash in accordance with Section 6.04 (other than Investments pursuant to Section 6.04(c), (e)(ii), (g), (j), (k), (m), (o), (p), (q), (gg) or (ii)) to the extent that such Investments and acquisitions were not financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries,
(viii)the amount of dividends and other Restricted Payments pursuant to Section 6.07(a) (other than pursuant to Section 6.07(a)(i), (ii), (viii), (ix), (xv) or (xvii)), in each case to the extent not deducted in arriving at Consolidated Net Income, and paid in cash during such period or payable in respect of such period, to the extent such dividends and Restricted Payments were not financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries; provided that any amount deducted for such period in respect of amounts payable during a subsequent period shall not be deducted in any subsequent period and, to the extent not actually paid during such subsequent period, shall be added to Excess Cash Flow for such subsequent period,
(ix)the aggregate amount of payments and expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and restructuring charges) to the extent that such payments and expenditures are not expensed during such period,
(x)cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of non-cash charges included in the calculation of Consolidated Net Income in any prior period,
(xi)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness, in each case to the extent not deducted in determining Consolidated Net Income,
(xii)at the option of the Borrower, and without duplication of amounts deducted from Excess Cash Flow in prior periods, (1) amounts paid in cash prior to the date the prepayment is required to be made pursuant to Section 2.11(d) for such period, (2) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”), in each case, entered into prior to or during such period or prior to the date prepayment is required to be made pursuant to Section 2.11(d) for such period, and (3) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d) (which shall be satisfied if such certification is included in the Compliance Certificate), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1), (2) and (3), relating to amounts set forth in clause (ii) above or relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments pursuant to Section 6.04(a) and Investments pursuant to Section 6.04(c), (e)(ii), (g), (j), (k), (m), (o), (p), (q), (gg), or (ii)), restructuring charges, or capital expenditures (including purchases or development of Intellectual Property) to be consummated or made during a subsequent Test Period (and in the case of Planned Expenditures, the immediately succeeding fiscal year); provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments, restructuring charges or capital expenditures during such Test Period is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period,
(xiii)the amount of taxes (including penalties and interest and estimated taxes) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (provided that any such amount shall be reduced in the subsequent fiscal year to the extent not actually paid during the subsequent fiscal year) and any payments that Holdings, the Borrower and/or their Restricted Subsidiaries may make pursuant to Section 6.07(a)(vii)(A), (B) or (C), and
(xiv)the aggregate amount of the Transaction Costs incurred during such period to the extent not deducted in the calculation of Consolidated Net Income and were not financed with the proceeds of equity issuances or Indebtedness (other than Revolving Loans) of the Borrower and its Restricted Subsidiaries.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
“Excluded Affiliates” means any employees of any Affiliate of any Lender that are engaged as principals primarily in private equity or venture capital transactions (other than (x) such employees that are required, in accordance with industry regulations or such Lender’s (or its Affiliate’s) internal policies and procedures, to act in a supervisory capacity or (y) such Lender’s (or its Affiliate’s) internal legal, compliance, risk management, credit or investment committee members).
“Excluded Assets” means (unless otherwise elected by the Borrower in its sole discretion) (a) (1) any fee-owned real property that is not Material Real Property, (2) any fee-owned real property that contains improvements or portions thereof located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” and (3) all leasehold (including ground leases or similar agreements) interests in real property (with no requirement to deliver landlord lien waivers, estoppels or collateral access letters), (b) motor vehicles, equipment, airplanes and other assets subject to certificates of title or ownership (to the extent a security interest therein cannot be perfected by the filing of a general “all assets” UCC-1 financing statement), (c) letter of credit rights (except to the extent constituting supporting obligations (as defined under the UCC)) in which a security interest cannot be perfected with the filing of a general “all assets” UCC-1 financing statement and with an individual value of less than $2,500,000, (d) commercial tort claims with an individual value (as reasonably estimated by the Borrower) of less than $2,500,000, (e) Excluded Equity Interests, (f) any lease, permit, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (or any asset subject to such agreement or arrangement) with any Person if, to the extent and for so long as, the grant of a Lien thereon to secure the Secured Obligations would require the consent of a third party (unless such consent has been received or such agreement or arrangement was entered into in contemplation of such restriction) (it being understood that no Loan Party shall be under any affirmative obligation to obtain such consent) or would violate or invalidate, constitute a breach of or a default under, or create a right of termination in favor of any party (other than any Loan Party or an Affiliate of a Loan Party) to, such lease, permit, contract, license, sublicense, other agreement or document, government approval, charter, authorization or franchise (but, in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and so long as such restriction was not created in contemplation thereof), (g) any asset subject to a Lien of the type permitted by Section 6.02(iv) (whether or not incurred pursuant to such Section) or a Lien permitted by Section 6.02(xi), in the case of Liens permitted by Section 6.02(xi) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party or Affiliate thereof) to, any agreement pursuant to which such Lien has been created (but after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law), (h) any intent-to-use Trademark applications prior to the filing of and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use Trademark application under applicable federal law, (i) any asset (including Equity Interests) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law, or any contractual obligation existing on the Effective Date (or, if later, the date the Person owning the asset becomes a Restricted Subsidiary, so long as the applicable contractual obligation was not entered into in contemplation of such Person becoming a Restricted Subsidiary), or agreements with any Governmental Authority (other than to the extent that any such prohibition would be rendered ineffective pursuant to the applicable anti-assignment provisions of the Uniform Commercial Code, or any other applicable Requirements of Law, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition) or which would require consent, approval, permit, license or authorization from any Governmental Authority or regulatory authority (it being understood that there shall be no requirement to obtain the consent of any governmental authority or person that is not an Affiliate of the Borrower or any Loan Guarantor, including no requirement to comply with the Federal Assignment of Claims Act or any similar statute), unless such consent, approval, permit, license or authorization has been received, (j) margin stock (within the meaning of Regulation U of the Board of Governors, as in effect from time to time), (k) [reserved], (l) property subject to a purchase money security agreement, capital lease or similar arrangement to the extent the granting of a security interest therein is prohibited or restricted thereby, would create a right of termination in favor of any party thereto (other than a Loan Party) or otherwise requires consent (other than from a Loan Party) or violates the terms thereof, (m) [reserved], (n) assets acquired in connection with a Permitted Acquisition or other permitted Investment subject to liens permitted under this Agreement and which are (and for so long as) subject to contractual arrangements (not incurred in contemplation thereof) prohibiting a Lien securing the Secured Obligations (but only so long as such Lien is in existence), (o) any assets to the extent that the granting of a Lien thereon to secure the Secured Obligations could reasonably be expected to result in adverse tax consequences (other than de minimis adverse tax consequences) to Holdings, the Borrower or any Subsidiary or any of their respective direct or indirect equity holders, as reasonably determined by the Borrower in consultation with, but without the consent of, the Administrative Agent, (p) any asset (including stock) owned directly or indirectly by a CFC or a Domestic Foreign Holdco (to the extent of its ownership thereof), (q) all withholding, payroll or similar accounts, escrow accounts, zero balance accounts, customer or client accounts (including such accounts held for the benefit thereof), employee benefits accounts, de minimis accounts (with $500,000 or less held by the Loan Parties in any such account and $1,000,000 in the aggregate held by the Loan Parties in all such accounts) or other accounts used exclusively for taxes or fiduciary or trust purposes, (r) any assets with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed in writing), the cost, burden or other consequence of obtaining a security interest over such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (s)

other than with respect to any assets of any Discretionary Guarantor that is a Foreign Subsidiary, any assets located or titled outside of the U.S., and any assets that require action under the law of any non-U.S. jurisdiction to create or perfect a security interest in such assets including any Intellectual Property registered or applied for in, or arising under the laws of, any non-U.S. jurisdiction (including requirements to deliver security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). Notwithstanding anything herein or in the Security Documents to the contrary “Excluded Assets” shall not include any proceeds, substitutions or replacements of any “Excluded Assets” referred to in the foregoing clauses (a) through (s) (unless such proceeds, substitutions or replacements would themselves constitute “Excluded Assets” under this definition).
“Excluded Equity Interests” means Equity Interests in any (a) Unrestricted Subsidiary, (b) Immaterial Subsidiary (to the extent not a Loan Guarantor) (except to the extent any security interest therein can be perfected with the filing of a general “all assets” UCC-1 financing statement; it being understood there shall be no requirement to deliver stock certificates with respect to such Equity Interests), (c) Subsidiary that is a CFC (except that up to 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of the U.S. Treasury Regulations Section 1.956-2(c)(2)) and 100% of any issued and outstanding Equity Interests not entitled to vote (within the meaning of the U.S. Treasury Regulations Section 1.956-2(c)(2)) of any CFC that are owned directly by the Loan Parties (other than a Domestic Subsidiary that is a Domestic Foreign Holdco) shall not be Excluded Equity Interests), (d) joint ventures and Non-Wholly Owned Subsidiaries which cannot be pledged without the consent of third parties (it being understood that there shall be no obligation by the Loan Parties to obtain such consent) (but after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code (or any other applicable Requirement of Law)), (e) Subsidiary that is a Domestic Foreign Holdco (except that up to 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of the U.S. Treasury Regulations Section 1.956-2(c)(2)) and 100% of any issued and outstanding Equity Interests not entitled to vote (within the meaning of the U.S. Treasury Regulations Section 1.956-2(c)(2)) of any Domestic Foreign Holdco that are owned directly by the Loan Parties (other than a Domestic Subsidiary that is a Domestic Foreign Holdco) shall not be Excluded Equity Interests), (f) not-for-profit Subsidiary, captive insurance company or special purpose entity, (g) Securitization Subsidiary, (h) Subsidiary of a CFC or Domestic Foreign Holdco and (i) Subsidiary to the extent a pledge thereon could reasonably be expected to result in adverse tax consequences (other than de minimis adverse tax consequences) to Holdings, the Borrower, any of their Subsidiaries or any of their respective direct or indirect equity holders, as reasonably determined by the Borrower in consultation with, but without the consent of, the Administrative Agent; provided that, for the avoidance of the doubt, “Excluded Equity Interests” shall not include Equity Interests issued by any Discretionary Guarantor for so long as such Discretionary Guarantor constitutes a Discretionary Guarantor in accordance with this Agreement.
“Excluded Subsidiary” means (unless otherwise elected by the Borrower in its sole discretion) any (a) Subsidiary that is not a direct or indirect Wholly Owned Subsidiary of the Borrower, (b) Subsidiary that is prohibited by applicable law, rule or regulation or contractual obligation with a Person that is not a Loan Party or any Subsidiary of a Loan Party existing on the Effective Date or, if later, the date such Subsidiary first becomes a Restricted Subsidiary (but, in the case of a contractual obligation, to the extent not created in contemplation of such Subsidiary becoming a Restricted Subsidiary), from guaranteeing the Secured Obligations or which would require (and, only for so long as) any governmental or regulatory consent, or third party consent, approval, permit license or authorization to do so, unless such consent, approval, permit, license or authorization has been obtained; provided that such Subsidiary shall have no affirmative obligation to obtain such consent, (c) Immaterial Subsidiary, (d) Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the

Borrower (as agreed in writing), the cost, burden or other consequence of providing the Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act of 1940, as amended, (f) not-for profit Subsidiaries, captive insurance companies, special purpose subsidiaries, (g) Foreign Subsidiary, (h) direct or indirect Domestic Subsidiary of a CFC or a Domestic Foreign Holdco, (i) Securitization Subsidiary, (j) Subsidiary of the Borrower that is a Domestic Foreign Holdco, (k) Unrestricted Subsidiary, (l) Subsidiary with respect to which a guarantee by it of the Secured Obligations could reasonably be expected to result in adverse tax consequences (other than de minimis adverse tax consequences) to Holdings, the Borrower or any Subsidiary or any of their respective direct or indirect equity holders as reasonably determined by the Borrower in consultation with, but without the consent of, the Administrative Agent and (m) Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or other Investment not prohibited by this Agreement) financed with Indebtedness permitted under Section 6.01 hereof as assumed Indebtedness (but not assumed in contemplation thereof) and any Restricted Subsidiary thereof that Guarantees such Indebtedness, in each case to the extent such Indebtedness prohibits such Subsidiary from becoming a Loan Guarantor (but only so long as such Indebtedness or prohibition is in existence); provided that any Immaterial Subsidiary that is a signatory to any Collateral Agreement or the Guarantee Agreement shall be deemed not to be an Excluded Subsidiary for purposes of this Agreement and the other Loan Documents unless released in accordance herewith; provided, further, that for the avoidance of doubt, “Excluded Subsidiary” shall not include any Discretionary Guarantor for so long as such Discretionary Guarantor constitutes a Discretionary Guarantor in accordance with this Agreement.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor at any time, any Secured Swap Obligation under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Secured Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant”, as defined in the Commodity Exchange Act (determined after giving effect to any “Keepwell”, support or other agreement for the benefit of such Loan Guarantor, at the time such guarantee or grant of a security interest would otherwise have become effective with respect to such related Secured Swap Obligation but for such Loan Guarantor’s failure to constitute an “eligible contract participant” at such time).
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated), franchise Taxes, and any branch profits Tax imposed by a jurisdiction, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) any Tax imposed pursuant to FATCA, (c) any Tax that is attributable to a Lender’s failure to comply with Section 2.17(f) or the Administrative Agent’s failure to comply with Section 8.11 and (d) any U.S. federal withholding Taxes (including backup withholding taxes) imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Requirement of Law in effect at the time such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19 hereto) or such Lender changes its lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately before such

Lender became a party hereto or immediately before such Lender changed its lending office, to receive payment of additional amounts with respect to such withholding Taxes under Section 2.17(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor version that is substantively comparable thereto and not materially more onerous to comply with), any current or future regulations thereunder or other official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and entered into in connection with the implementation of the foregoing.
“FCPA” has the meaning assigned to such term in Section 3.16(a).
“FDCA” means the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.
“Federal Funds Effective Rate” means, for any day, the per annum rate equal to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) the rates on overnight Federal funds transactions with members of the Federal Reserve System of the United States (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time), as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain Fee Letter, dated as of the Effective Date, by and between the Borrower, Benefit Street Partners L.L.C., BSP Agency, LLC and Ares Capital Management LLC, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, corporate controller or other officer with reasonably equivalent duties of Holdings or the Borrower, as applicable.
“Financial Performance Covenant” has the meaning assigned to such term in Section 6.11.
“Financial Performance Covenant Cross Default” has the meaning assigned to such term in Section 6.11.
“Financial Performance Covenant Event of Default” has the meaning assigned to such term in Section 7.01(d)(ii).
“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
“Fixed Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap”.
“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary of the Borrower other than a Domestic Subsidiary.
“Fronting Exposure Cap” means, with respect to each Issuing Bank, the product of (a) the Letter of Credit Sublimit multiplied by (b) the Applicable Percentage of such Issuing Bank (or its affiliated Revolving Lender). The initial amount of each Issuing Bank’s Fronting Exposure Cap shall be equal to its Letter of Credit Commitment.
“Funded Debt” means all Indebtedness of the Borrower and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time (for all other purposes of this Agreement); provided that all leases of the Borrower and the Restricted Subsidiaries that would have been treated as operating leases for purposes of GAAP on December 31, 2018 shall continue to be accounted for as operating leases for purposes of GAAP; provided, further, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of any subsidiary at “fair value”, as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligations”.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction (including any supra national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness) or product warranty obligations. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement, dated as of the Effective Date, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit B, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“guarantor” has the meaning assigned to such term in the definition of “Guarantee”.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants regulated under Environmental Laws or which give rise to liability under any Environmental Laws, including petroleum or petroleum by-products or distillates, friable asbestos, polychlorinated biphenyls, radon gas, or infectious wastes, and all other substances, wastes, chemicals, pollutants, or contaminants regulated pursuant to any Environmental Law or which give rise to liability under any Environmental Laws, in each case due to their dangerous or deleterious properties or characteristics.
“Holdings” has the meaning assigned to such term in the introductory paragraph hereto.
“Holdings Parent” means any direct or indirect parent equity holder of Holdings.
“Holdings Parent Specified Expenses” means any charge, tax or expense incurred or accrued by any Holdings Parent during any period that is attributable to the ownership or operation of Holdings, the Borrower and its Restricted Subsidiaries to the extent that Holdings has made a Restricted Payment (or has made any Investment in lieu thereof pursuant to Section 6.04(l)) to any Holdings Parent in respect thereof pursuant to Section 6.07(a)(vii), but in each case limited to the amount of such Restricted Payment or Investment.
“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(3).
“Identified Qualifying Lenders” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).
“Immaterial Subsidiary” means each Restricted Subsidiary of the Borrower that is not a Material Subsidiary.
“Incremental Cap” means, as of any date of determination, the sum of:

(I)an amount equal to the greater of (x) $35,600,000 and (y) 100% of Consolidated EBITDA for the Test Period then last ended (the “Fixed Incremental Amount”) minus, without duplication, (x) amounts incurred on or prior to the date of determination in respect of all Incremental Facilities and Incremental Equivalent Debt, in each case, incurred in reliance on the Fixed Incremental Amount, and (y) all amounts incurred pursuant to clause (I) of Section 6.01(a)(xv); plus
(II)an unlimited amount (the “Ratio Incremental Amount”), so long as, after giving pro forma effect to the incurrence of such Incremental Facility or Incremental Equivalent Debt (which, except as otherwise provided below, shall assume that the full amount of any Incremental Facility being established at such time is fully drawn (provided that, in the case of an Incremental Facility in the form of a delayed draw term loan facility, such commitments thereunder shall be assumed to be fully drawn at the time of the establishment of such commitments or, if elected by the Borrower, such loans and commitments shall be tested upon incurrence of such delayed draw term loan facility; provided, further, that, if the Borrower elects to test such loans and commitments upon incurrence thereof, any commitments in respect of any incremental delayed draw term loan facility shall not be included in the calculation of Required Lenders in any determination of whether the Required Lenders have consented to any amendment or waiver unless the commitments under such incremental delayed draw term loan facility would have been permitted to be drawn on the date of such determination or the Required Lenders (calculated without including such commitments) have otherwise agreed that such commitments shall be included in the calculation of Required Lenders)) and without deducting in calculating the numerator of such Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable, any cash proceeds thereof; provided that to the extent the proceeds of any such Incremental Facility or Incremental Equivalent Debt are to be used to repay Indebtedness it shall not limit the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis” and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of (x) any Incremental Facility or Incremental Equivalent Debt incurred pursuant to the Fixed Incremental Amount or the Prepayment Incremental Amount, (y) any Revolving Loans or (z) any Indebtedness permitted pursuant to Section 6.01 other than pursuant to a ratio-based incurrence test):
(A)with respect to any such Incremental Facility or Incremental Equivalent Debt being incurred that is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans, the Senior Secured First Lien Net Leverage Ratio for the Test Period most recently ended does not exceed 4.00 to 1.00;
(B)with respect to any such Incremental Facility or Incremental Equivalent Debt being incurred that is secured by a Lien on the Collateral on a junior lien basis to the Liens on the Collateral securing the Initial Term Loans, the Senior Secured Net Leverage Ratio for the Test Period most recently ended does not exceed 4.50 to 1.00; and
(C)with respect to any such Incremental Facility or Incremental Equivalent Debt being incurred that is unsecured, the Total Net Leverage Ratio for the Test Period most recently ended does not exceed 4.75 to 1.00; plus
(III)an amount equal to (A) all voluntary prepayments and repurchases of Term Loans (including Incremental Term Loans), Incremental Equivalent Debt and other Indebtedness for borrowed money (provided that, in the case of the prepayment of any Revolving Commitments, there is a corresponding permanent reduction in Commitments), in each case, that is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans and (B) all voluntary prepayments of Revolving Loans (including Incremental Loans) to the extent accompanied by a corresponding, permanent reduction in the Revolving Commitments, in each case, to the extent of cash actually paid and only if not funded with the proceeds of long-term Indebtedness (other than Indebtedness incurred under a revolving credit facility), minus amounts incurred on or prior to the date of determination in respect of all Incremental Facilities and Incremental Equivalent Debt, in each case, incurred in reliance on this clause (III) (the “Prepayment Incremental Amount”).
Any ratio calculated for purposes of determining the “Incremental Cap” shall be calculated on a Pro Forma Basis for the most recent Test Period ended and subject to Section 1.06 to the extent applicable. Loans may be incurred under any or all of the Fixed Incremental Amount, the Ratio Incremental Amount and the Prepayment Incremental Amount, and unless the Borrower otherwise elects in writing to the Administrative Agent, (x) the Borrower shall be deemed to have used amounts under the Ratio Incremental Amount (to the extent compliant therewith) prior to utilization of amounts under the Fixed Incremental Amount or the Prepayment Incremental Amount (for the avoidance of doubt, the Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, as applicable shall be permitted to exceed the maximum ratio set forth in clause (II) above to the extent of such amounts incurred in reliance on the Fixed Incremental Amount or the Prepayment Incremental Amount at substantially the same time) and (y) the Borrower shall be deemed to have used amounts under the Prepayment Incremental Amount prior to utilization of amounts under the Fixed Incremental Amount. Amounts (x) shall automatically be reallocated from the Fixed Incremental Amount and the Prepayment Incremental Amount to the Ratio Incremental Amount after the incurrence of the relevant Incremental Facility or Incremental Equivalent Debt in an amount equal to the amount that Borrower would have been able to incur under the Ratio Incremental Amount as of the date of such reallocation (and such reallocation shall not be reversed or otherwise affected by any subsequent inability to incur amounts under the Ratio Incremental Amount) and (y) may, at the Borrower’s option, be reallocated anytime between the Fixed Incremental Amount, the Ratio Incremental Amount or the Prepayment Incremental Amount after the incurrence of the relevant Incremental Facility or Incremental Equivalent Debt to the extent the Borrower would have been able to incur such reallocated amount under the Fixed Incremental Amount, the Ratio Incremental Amount or the Prepayment Incremental Amount, as applicable, as of the date of such reallocation.
“Incremental Equivalent Debt” has the meaning assigned to such term in Section 6.01(a)(xxiii).
“Incremental Facilities” has the meaning assigned to such term in Section 2.20(a).
“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(d).
“Incremental Loan” has the meaning assigned to such term in Section 2.20(a).
“Incremental Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Increase” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Loan” means any Term Loan provided under any Incremental Facility.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding prepaid interest thereon), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable in the ordinary course of business, (y) any earn-out or similar obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after being due and payable for ten (10) days and not subject to good faith dispute and (z) expenses accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of the fair market value (as determined in good faith by the Borrower) of such asset at such date of determination, and the amount of such Indebtedness of such other Person, (f) all Guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) all Capital Lease Obligations and obligations in respect of purchase money indebtedness of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and letters of credit and (j) all obligations of such Person under Disqualified Equity Interests; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, deferred tax liabilities, liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), customary obligations under employment agreements and deferred compensation, obligations in respect of workers’ compensation claims, or social security or wage taxes, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty, indemnity or other unperformed obligations of the seller, or other contingent post-closing purchase price adjustments, non-compete or consulting obligations, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Person that is a Holdings Parent appearing on the balance sheet of the Borrower, or solely by reason of push down accounting under GAAP, (v) for the avoidance of doubt, any Qualified Equity Interests issued by the Borrower or (vi) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and, in each case, made in the ordinary course of business. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value (as determined in good faith by the Borrower) of the property encumbered thereby as determined by such Person in good faith. The amount of any Indebtedness issued at a discount to the initial principal amount thereof shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12(a).
“Initial Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender hereunder. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01. As of the Effective Date, the total Initial Term Commitment is $150,000,000.

“Initial Term Loans” means, collectively, the Loans made pursuant to Section 2.01(a).
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.
“Intellectual Property Security Agreements” means short-form security agreements, substantially in the applicable form attached to the Collateral Agreement and suitable for filing with the United States Patent and Trademark Office or the United States Copyright Office (as applicable), with respect to any United States registered Trademarks and Trademark applications, United States issued Patents and Patent applications, and United States registered Copyrights, in each case that constitute Collateral.
“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement or any related agreements; provided that no Event of Default has occurred and is continuing at the time such agreement is entered into, where all the parties to such agreement are one or more of the Loan Parties and/or any of their Restricted Subsidiaries.
“Intercreditor Agreement” means the Pari Passu Intercreditor Agreement or the Junior Intercreditor Agreement, as applicable.
“Interest Election Request” means a written request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07, in substantially the form of Exhibit C-1 or any other form reasonably approved by the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December (beginning with the last day of the first full fiscal quarter to occur after the Effective Date) and (b) with respect to any Term SOFR Loan, (x) the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and (y) in the case of a Term SOFR Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period (it being agreed that for any Stub Interest Period, this clause (y) shall not apply and the Interest Payment Date with respect to such Stub Interest Period shall be the last Business Day of such Stub Interest Period).
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Term SOFR Borrowing and ending on the date that is one (1), three (3) or six (6) months thereafter as selected by the Borrower in its Borrowing Request (or, if consented to by each Lender participating therein, twelve (12) months or any shorter period as the Borrower may elect); provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond (i) in the case of Term Loans, the Term Maturity Date and (ii) in the case of Revolving Loans, the Revolving Maturity Date; provided, further, that the Interest Period for (i) any Term SOFR Borrowing to be made on the Effective Date (which Interest Period shall commence on the Effective Date) or (ii) any

Revolving Loan to be made after the Effective Date but prior to June 30, 2026 (which Interest Period shall commence on the date of such Borrowing), in each case, may, at the Borrower’s option, (x) end on June 30, 2026 and be based off of a one (1) month Term SOFR Rate pricing or (y) end on June 30, 2026 and be based off of a three (3) month Term SOFR Rate pricing (any such Interest Period described in this proviso, a “Stub Interest Period”). For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person (in each case other than a Person substantially all of whose property and assets constitute one or more real property); provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through one or more other substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04 and 6.12. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments or other returns actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value (as determined in good faith by a Financial Officer) of such Equity Interests or other property as of the time of the transfer, minus any payments or returns actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any cash payments or returns actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment; provided that, notwithstanding the foregoing, there shall be no “rebuilding” of the Unrestricted Subsidiary Investment Basket with proceeds received on account of any Indebtedness incurred by an Unrestricted Subsidiary or reclassification of any amount invested in or otherwise transferred to an Unrestricted Subsidiary in reliance on the Unrestricted Subsidiary Investment Basket. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“Investors” means the Sponsor and certain other investors designated by the Sponsor (including members of management of Holdings and its Subsidiaries and limited partners in the Sponsors’ funds).
“IPO” means the initial public offering of Class A Common Stock of the IPO Entity, completed on November 24, 2020.
“IPO Entity” means Maravai LifeSciences Holdings, Inc.
“IRS” means the U.S. Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any standby Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit).
“Issuing Bank” means each of (a) any Revolving Lender reasonably satisfactory to the Borrower which agrees in its sole discretion to be an “Issuing Bank” hereunder (notification of which is provided by the Borrower to the Administrative Agent) and (b) each other Revolving Lender and/or any other third party that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or such branch with respect to Letters of Credit issued by such Affiliate or such branch or other financial institution. For the avoidance of doubt, there are no Issuing Banks as of the Effective Date.
“Judgment Currency” has the meaning assigned to such term in Section 9.17.
“Junior Financing” means (a) any Indebtedness for borrowed money with an outstanding principal amount in excess of the greater of (x) $3,500,000 and (y) 10% of Consolidated EBITDA for the Test Period then last ended that is subordinated in right of payment to the Loan Document Obligations or that is secured by a Lien on the Collateral on a junior lien basis relative to the Liens on the Collateral granted pursuant to the Loan Documents securing the Initial Term Loans and (b) any Permitted Refinancing in respect of the foregoing.
“Junior Intercreditor Agreement” means any junior intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a junior basis, in form and substance reasonably acceptable to the Administrative Agent and the Borrower.
“knowledge of the Borrower”, or “to the Borrower’s knowledge” or other similar phrases means the actual knowledge, after and assuming a reasonable inquiry, of the Borrower’s executive officers.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.
“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or renewal or increase of the amount thereof.
“LC Disbursement” means an honoring of a drawing by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or for any Letter of Credit issued with the exclusion of Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“LCT Election” has the meaning assigned to such term in Section 1.06.
“LCT Test Date” has the meaning assigned to such term in Section 1.06.
“Lead Arranger” means Benefit Street Partners L.L.C. and Ares Capital Management LLC, each in its capacity as a lead arranger and a bookrunning manager.
“Legal Reservations” means:
(a)the principle that equitable remedies (or remedies that are analogous to equitable remedies in other jurisdictions) may be granted or refused at the discretion of a court (regardless of whether considered in a proceeding in equity or at law), the principles of reasonableness and fairness, the limitation of enforcement by Debtor Relief Laws and laws relating to bankruptcy, insolvency, liquidation, reorganization, judicial management, court schemes, moratoria, administration, examinership and other laws generally affecting the rights of creditors and secured creditors and similar principles or limitations under the laws of any applicable jurisdiction;
(b)the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of set-off, counterclaim or acquiescence and similar principles or limitations under the laws of any applicable jurisdiction;
(c)the principle that any additional interest or default interest imposed under any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;
(d)the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;
(e)the principle that the creation or purported creation of security interests over (i) any asset not beneficially owned by the granting company at the date of the relevant security document or (ii) any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security interests have purportedly been created;
(f)the principle that certain remedies in relation to regulated entities may require further approval from Governmental Authorities or regulatory bodies or pursuant to agreements with such Governmental Authorities or regulatory bodies;
(g)the principle that in certain circumstances pre-existing security interests purporting to secure an Incremental Facility, further advances or any refinancing indebtedness may be void, ineffective, invalid or unenforceable;
(h)other than in the case of Section 7.01(l), the Perfection Requirements; and
(i)similar principles, rights and defenses under the laws of any relevant jurisdiction.
“Lender Indemnitees” has the meaning assigned to such term in Section 9.03.
“Lenders” means the Persons listed on Schedule 2.01 as a Lender and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and, as the context requires, includes each Issuing Bank, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement other than any such letter of credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.
“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit hereunder, expressed as an amount representing the maximum face amount of the Letters of Credit to be issued by such Issuing Bank hereunder. The amount of each Issuing Bank’s Letter of Credit Commitment as of the Effective Date is set forth on Schedule 2.05. As of the Effective Date, the aggregate amount of the Letter of Credit

Commitment is equal to the Letter of Credit Sublimit. The Letter of Credit Commitment is a sublimit of, and is not a separate commitment that is in addition to, the Revolving Commitment.
“Letter of Credit Request” has the meaning assigned to such term in Section 2.05(b).
“Letter of Credit Sublimit” means $0.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, license pledge, hypothecation, assignment by way of security, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Limited Condition Transaction” means any (a) Permitted Acquisition, Investment or any similar transaction (including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise) by Holdings, the Borrower or any Restricted Subsidiary permitted pursuant to this Agreement whose consummation is not conditioned upon the availability of, or on obtaining, third-party financing, (b) redemption, repurchase, defeasance, satisfaction and discharge, prepayment or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge, prepayment or repayment and (c) Restricted Payment requiring irrevocable notice thereof.
“Loan Document Obligations” means (a) the principal of the Loans and LC Disbursements, and all accrued and unpaid interest thereon at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) all other monetary obligations of any Loan Party under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expenses, reimbursement obligations and indemnification obligations and obligations to provide cash collateral, in each case, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, examinership, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding); provided that for the avoidance of doubt, the “Loan Document Obligations” of any Loan Party shall not include any Excluded Swap Obligation of such Loan Party.
“Loan Documents” means this Agreement, any Refinancing Amendment, any Loan Modification Agreement, any Incremental Facility Amendment, the Guarantee Agreement, the Collateral Agreement, the other Security Documents, the Fee Letter and any Intercreditor Agreement (if applicable), except for purposes of Section 9.02, any Note delivered pursuant to Section 2.09(f), and any other document entered into or delivered by a Loan Party in connection with the foregoing and designated by the Borrower as a “Loan Document” therein for purposes of this Agreement.
“Loan Equivalent” has the meaning assigned to such term in the definition of “Required Additional Debt Terms”.
“Loan Guarantors” means Holdings and the Subsidiary Loan Parties, in each case, to the extent such entity provides a guaranty of the Secured Obligations.

“Loan Modification Agreement” means a loan modification agreement among the Borrower and one or more Accepting Lenders and acknowledged by the Administrative Agent, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24.
“Loan Modification Offer” has the meaning assigned to such term in Section 2.24(a).
“Loan Parties” means the Loan Guarantors and the Borrower.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“LSTA UBO Form” means the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.
“Majority in Interest”, when used in reference to Lenders of any Class, means, at any time, (a) in the case of the Revolving Lenders, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time and (b) in the case of the Term Lenders of any Class, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time; provided that whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of the Majority in Interest.
“Market Capitalization” means an amount equal to (a) the sum of (i) the total number of issued and outstanding shares of common stock of the Borrower or any parent on the date of the initial public offering of the shares of common stock of the Borrower or such parent, plus (ii) the total number of shares of common stock of the Borrower or any parent that are actually issued, if any, upon exercise of the “overallotment option” granted to the underwriters of such initial public offering multiplied by (b) the initial public offering price of such shares of common stock.
“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement”.
“Material Adverse Effect” means any event, change or condition that, individually or in the aggregate, has had or would reasonably be expected to have (i) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) a material adverse effect on the ability of the Borrower and the Loan Guarantors, taken as a whole, to perform their material payment obligations under the Loan Documents, or (iii) a material adverse effect on the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders, taken as a whole, under the Loan Documents.
“Material Indebtedness” means Indebtedness for borrowed money (other than the Loan Document Obligations), Capital Lease Obligations, unreimbursed obligations for letter of credit drawings and financial guarantees (other than ordinary course of business contingent reimbursement obligations) or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries, in an aggregate outstanding principal amount exceeding the greater of (x) $9,000,000 and (y) 25% of Consolidated EBITDA for the Test Period then last ended. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material IP” means Intellectual Property owned by any Loan Party or any Restricted Subsidiary that is material to the business of the Loan Parties or the Restricted Subsidiaries taken as a whole (whether owned as of the Effective Date or thereafter acquired).
“Material Non-Public Information” means (a) if Holdings or the Borrower is a public reporting company, material non-public information with respect to Holdings or its Subsidiaries, or the respective securities of any of the foregoing, and (b) if none of Holdings or the Borrower are public reporting companies, information that is (i) of a type that would not be publicly available if Holdings or the Borrower was a public reporting company, (ii) material with respect to Holdings or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws and (iii) not of a type that would be customarily publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.
“Material Real Property” means any real property (including fixtures) located in the United States and owned in fee by any Loan Party with a fair market value, as reasonably determined by the Borrower in good faith, greater than or equal to $5,000,000.
“Material Subsidiary” means each Restricted Subsidiary which has both (a) consolidated total assets representing more than 5.0% of the consolidated total assets of the Borrower and the Restricted Subsidiaries; and (b) earnings before interest, tax, depreciation and amortization (calculated (I) on an unconsolidated basis, (II) by excluding goodwill, intra-group items and investments in subsidiaries (in each case to the extent applicable) and (III) otherwise on the same basis as Consolidated EBITDA (but excluding synergies and run rate adjustments)) representing more than 5.0% of Consolidated EBITDA; provided that: (w) in each case, such calculations shall be determined as of the last day of the Test Period then last ended; (x) any entity having negative assets, or negative earnings before interest, tax, depreciation and amortization, shall be deemed to have zero assets or zero earnings before interest, tax, depreciation and amortization, as applicable; (y) each Restricted Subsidiary which is otherwise an Excluded Subsidiary will not be considered a Material Subsidiary and (z) if at any time and from time to time after the Effective Date, Restricted Subsidiaries that are not Loan Parties solely because they do not meet either threshold set forth in this definition comprise in the aggregate more than either (i) when taken together with the Consolidated EBITDA of the Subsidiaries of such Restricted Subsidiaries as of the last day of the Test Period then last ended, 10% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period or (ii) when taken together with the consolidated total assets of the Subsidiaries of such Restricted Subsidiaries as of the last day of the Test Period then last ended, 10% of the consolidated total assets of the Borrower and its Restricted Subsidiaries for such Test Period, then, in either case, the Borrower shall, not later than sixty (60) days after the date by which financial statements for such Test Period were required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition in this clause (d) ceases to be true and (ii) comply with the provisions of Section 5.11 with respect to any Restricted Subsidiaries (to the extent applicable) within the timeframes set forth in such Section.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Mortgage” means a mortgage, charge, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Secured Obligations, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Mortgaged Property” means each parcel of Material Real Property with respect to which a Mortgage will (or is required to be) be granted pursuant to the Collateral and Guarantee Requirement, Section 5.11, Section 5.12 or Section 5.14 (if any).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions.
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds monetized as part of the same transaction or related transactions (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and any Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), (x) the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans or other Indebtedness secured by a Lien that ranks pari passu with or subordinated or junior to the Liens securing the Initial Term Loans and otherwise subject to the terms of Section 2.11(e)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Borrower or the Restricted Subsidiaries as a result thereof and (z) the amount of any liabilities directly associated with such asset and retained by the Borrower or any Restricted Subsidiary and (iii) the amount of all taxes paid (or reasonably estimated to be payable), the amount of dividends and other restricted payments that Holdings, the Borrower and/or its Restricted Subsidiaries may make pursuant to Section 6.07(a)(vii)(A), (B) or (C) as a result of such event, and the amount of any reserves established by Holdings, the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“New Project” means (a) each facility which is either a new facility, branch or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch or office owned by the Borrower or its Restricted Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.
“Non-Accepting Lender” has the meaning assigned to such term in Section 2.24(c).
“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) depreciation and amortization including amortization or impairment of intangibles (including goodwill) (including as they relate to amortization of deferred financing fees or costs, capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits) and (e) other non-cash charges, expenses and losses, including any non-cash translation loss and non-cash expense relating to the vesting of warrants, non-cash asset write-offs or write-downs, non-cash write offs of debt discounts and debt incurrences, non-cash costs and commissions, non-cash discounts and other non-cash fees and charges with respect to Indebtedness, interest rate protection and other hedging agreements.
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.
“Non-Collateral Permitted Acquisition Basket” has the meaning assigned to such term in Section 6.04(h).
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).
“Non-Loan Party Disposition Basket” has the meaning assigned to such term in Section 6.05(d).
“Non-Loan Party Indebtedness of Loan Parties” has the meaning assigned to such term in Section 6.01(b).
“Non-Loan Party Investment Basket” has the meaning assigned to such term in Section 6.04(c).
“Non-Refinancing Lender” has the meaning assigned to such term in Section 2.21(b).
“Non-Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Non-Wholly Owned Subsidiary.
“Non-Wholly Owned Subsidiary” of any Person means any subsidiary of such Person other than a Wholly Owned Subsidiary.
“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that such amount was not previously applied (x) pursuant to Sections 6.04(m), 6.07(a)(viii) and 6.07(b)(iv) or (y) to Contribution Indebtedness.

“Note” means a promissory note of the Borrower, in substantially the form of Exhibit I, payable to a Lender in a principal amount equal to the principal amount of the Revolving Commitment or Term Loans, as applicable, of such Lender.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).
“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).
“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational, constitutional or governing documents of such Person (including any certificates of incorporation and/or certificates of incorporation on a change of name).
“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Equity” has the meaning assigned to such term in Section 4.01(l).
“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder or extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement.
“Other Revolving Loans” means one or more classes of Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement.
“Other Taxes” means any and all present or future recording, filing, stamp, court, documentary, intangible or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).
“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment or a Loan Modification Agreement.
“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Loan Modification Agreement.
“Outstanding Amount” means (a) with respect to the Revolving Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or LC Credit Extensions as a Borrowing of Revolving Loans) occurring on such date; and

(b) with respect to any LC Exposure on any date, the Outstanding Amount thereof on such date after giving effect to any LC Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or LC Credit Extensions as a Borrowing of Revolving Loan) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
“parent” has the meaning assigned to such term in the definition of “subsidiary”.
“Pari Passu Intercreditor Agreement” means any pari passu intercreditor agreement among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness permitted by this Agreement to be secured by the Collateral on a pari passu basis in form and substance reasonably acceptable to the Administrative Agent and the Borrower.
“Participant” has the meaning assigned to such term in Section 9.04(c)(i).
“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).
“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(2).
“Patent” has the meaning assigned to such term in the Collateral Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Requirements” means the making or the procuring of the appropriate registrations, filing, endorsements, notarization, stampings and/or notifications of or under the Security Documents and/or the security interests created thereunder and any other actions or steps, necessary in any jurisdiction or under any laws or regulations in order to create or perfect any security interests or the Security Documents or to achieve the relevant priority expressed therein.
“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR Rate”.
“Permitted Acquisition” means the purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Borrower or any Restricted Subsidiary of any Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests of another Person, (i) such Person, upon the consummation of such purchase or acquisition, will be a Restricted Subsidiary unless designated as an Unrestricted Subsidiary pursuant to Section 5.13 (including as a result of a merger, amalgamation or consolidation between any Subsidiary and such Person), or (ii) such Person is merged or amalgamated into or consolidated with a Subsidiary and such Subsidiary is the surviving entity of such merger, amalgamation or consolidation, (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 5.16, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken within ninety (90) days of the consummation of such purchase or acquisition (or such longer period as agreed by the Administrative Agent acting reasonably) (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.13 or is otherwise an Excluded Subsidiary), and (d) no Event of Default shall have occurred and be continuing or would immediately occur as a result of such purchase or acquisition (subject to Section 1.06).
“Permitted Amendment” means an amendment to this Agreement and, if applicable the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, providing for an extension of a maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change in the Applicable Rate with respect to the Loans and/or Commitments, as applicable, of the Accepting Lenders, and/or (b) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders, and/or (c) a change in Sections 2.08(a), 2.08(c), 2.10(a), 2.10(c), 2.11(a)(i), 2.11(e) and/or 2.11(f) with respect to the Loans and/or Commitments of the Accepting Lenders and/or (d) additional or modified covenants, events of default, or guarantees or other provisions (it being understood that to the extent that any covenant, event of default, guarantee or such other provision is added or modified for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default, guarantee or other provision is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments, (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer or (iii) in the aggregate, not materially more restrictive to the Loan Parties (as determined in good faith by the Borrower) when taken as a whole, than the terms of the Loans hereunder).
“Permitted Encumbrances” means:
(a)Liens for Taxes, assessments or governmental charges that are not yet due and payable, that are not required to be paid pursuant to Section 5.05 (assuming Section 5.05 were applicable thereto) or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP;
(b)Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s or construction contractors’ Liens and other similar Liens, imposed by law or contract (to the extent providing for Liens that are similar in scope to the foregoing), arising in the ordinary course of business that secure amounts not yet due and payable for a period of more than thirty (30) days (or, if more than thirty (30) days overdue and payable, are unfiled and no other action has been taken to enforce such Lien), do not materially impair the use thereof in the operations of the business of such Loan Party or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, or so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;
(c)Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance, social security, retirement and other similar legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instrument for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)Liens incurred or deposits made to secure the performance of or in connection with bids, trade contracts, tenders, government contracts and leases, statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, or with regard to other regulatory requirements, completion guarantees, stay, customs and appeal bonds, performance bonds, completion guarantees, bankers’ acceptance facilities, and other obligations of like nature

(including those to secure health, safety and environmental obligations) (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash, cash equivalents or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, contested taxes or import duties or for the payment of rent, and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, in each case incurred in the ordinary course of business;
(e)Liens in connection with workers’ compensation laws, unemployment insurance, health, disability or employee benefits or other social security laws or similar legislation or regulations;
(f)customary survey exceptions, encumbrances, covenants, conditions, easements, rights-of-way, restrictions, encroachments, protrusions, by-law, regulation or zoning restrictions, reservations of or rights of others for sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar encumbrances and minor title defects or irregularities affecting real property, that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, or which are set forth in the applicable title insurance policy delivered with respect to the Mortgaged Property and are “insured over” in such insurance policy;
(g)Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j);
(h)Liens on goods the purchase price of which is financed by a documentary or trade letter of credit issued for the account of the Borrower or any of its Restricted Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01;
(i)the filing of UCC (or equivalent) financing statements solely as a precautionary measure or required notice in connection with operating leases or consignment of goods;
(j)rights of recapture of unused real property (other than any Mortgaged Property) in favor of the seller of such property set forth in customary purchase agreements and related arrangements with any Governmental Authority;
(k)Liens in favor of deposit banks or securities intermediaries securing customary fees, expenses or charges in connection with the establishment, operation or maintenance of deposit accounts or securities accounts;
(l)Liens in favor of obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees of similar instruments related thereto, in each case in the ordinary course of business;
(m)Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business or that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole (provided that such Liens do not secure any Indebtedness), and Liens arising in connection with Intercompany License Agreements;
(n)rights of setoff, banker’s lien, netting agreements and other Liens arising by operation of law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or other Cash Management Services, or in connection with the issuance of letters of credit, bank guarantees or other similar instruments;
(o)Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties, so long as such Liens are not exercised;
(p)securities to public utilities or to any Governmental Authority when required by the utility or other authority in connection with the supply of services or utilities to the Borrower and any Restricted Subsidiaries;
(q)servicing agreements, development agreements, site plan agreements and other agreements with any Governmental Authority pertaining to the use or development of any of the assets of the Person; provided that the same are complied with in all material respects and do not materially reduce the value of the assets of the Person or materially interfere with the use of such assets in the operation of the business of such Person;
(r)any security or quasi-security arising under any customary retention-of-title conditional sale, consignment or similar arrangement in the ordinary course of business;
(s)Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement;
(t)customary rights of first refusal or first offer, tag, drag and similar rights in joint venture agreements;
(u)Liens arising from Permitted Investments described in clause (e) of the definition thereof;
(v)with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law in the ordinary course of business; and
(w)restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with.
(x)“Permitted First Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings permitted hereunder) in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with revolving commitments deemed loans in the full amount of such commitment); provided that (i) such Indebtedness is secured by the Collateral (and no other assets which are not Collateral) on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (iii) such Indebtedness does not have mandatory redemption features (other than (x) customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers or acceleration upon an event of default or excess cash flow payments (subject to the prior payment of the Loan Document Obligations or the prior offer thereof to prepay the Loan Document Obligations) or (y) mandatory redemption features no less favorable to the Borrower than those of the Refinanced Debt) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a Loan Party, and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement and, if applicable, Junior Intercreditor Agreement; provided, further, that if such Indebtedness is the initial Permitted First Priority Refinancing Debt incurred by the Borrower, then the Borrower, the other Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall have executed and delivered a customary intercreditor agreement substantially in the form of the Pari Passu Intercreditor Agreement, together with any immaterial changes to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations that constitute Senior Secured First Lien Indebtedness and the holders of such Permitted First Priority Refinancing Debt. Permitted First Priority Refinancing Debt will include any Registered Equivalent Note issued in exchange therefor.
“Permitted Holders” means each of (a) the Sponsor, (b) current and former managers and members of management, employees, directors and officers (and, in each case, their respective Controlled Affiliates) of the Borrower (or any Permitted Parent (other than clause (iii) of the definition thereof)) or its Subsidiaries that have ownership interests in the Borrower (or such Permitted Parent (other than clause (iii) of the definition thereof)), (c) any other beneficial owner in the common equity of the Borrower (or such Permitted Parent (other than clause (iii) of the definition thereof)) as of the Effective Date in excess of 5% of the total common equity of the Borrower, (d) any group (within the meaning of Rule 13d-5 under the Exchange Act) of which any of the Persons described in clauses (a), (b) or (c) above are members; provided that, without giving effect to the existence of such group or any other group, any of the Persons described in clauses (a), (b) and (c), collectively, beneficially own Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower (or any Permitted Parent (other than clause (iii) of the definition thereof)) then held by such group, and (e) any Permitted Parent.
“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:
(a)Dollars or such other currencies held by it from time to time in the ordinary course of business;
(b)readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States, any state, commonwealth or territory of the United States, or any political subdivision or taxing authority of the foregoing;
(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks or (y) $100,000,000 in the case of non-U.S. banks, or the Dollar equivalent (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;
(d)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than twelve (12) months from the date of acquisition thereof;
(e)repurchase agreements entered into by any Person with an Approved Bank, or by a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 or its equivalent for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States;
(f)marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or its equivalent, or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)securities with average maturities of twelve (12) months or less from the date of acquisition issued or fully guaranteed by the United States, any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of the foregoing having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)investments with average maturities of twelve (12) months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;
(i)instruments equivalent to those referred to in clauses (a) through (h) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized or incorporated in such jurisdiction;
(j)investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000 or its equivalent, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;
(k)with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided that such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than twenty-four (24) months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and
(l)investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above.
“Permitted Junior Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Subsidiary Loan Party (and any Guarantee thereof by Holdings permitted hereunder) in the form of one or more series of junior lien secured notes or junior lien secured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness is secured by the Collateral on a junior lien basis to the Initial Term Loans and/or initial Revolving Commitments and the obligations in respect of any Permitted First Priority Refinancing Debt, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (iii) such Indebtedness does not have mandatory redemption features (other than (x) customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers or acceleration upon an event of default or excess cash flow payments (subject to the prior payment of the Loan Document Obligations or the prior offer thereof to prepay the Loan Document Obligations) or (y) mandatory redemption features no less favorable to the Borrower than those of the Refinanced Debt) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iv) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a Loan Party and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Junior

Intercreditor Agreement, as applicable; provided, further, that if such Indebtedness is the initial Permitted Junior Priority Refinancing Debt incurred by the Borrower, then the Borrower, the other Loan Parties, the Administrative Agent and the Senior Representatives for such Indebtedness shall have executed and delivered the Junior Intercreditor Agreement, as applicable. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Parent” means (i) any direct or indirect parent of the Borrower so long as a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof holds Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such direct or indirect parent of the Borrower, (ii) Holdings, so long as it is a Permitted Holder pursuant to clause (a), (b), (c) or (d) of the definition thereof, and (iii) any public company (or Wholly Owned Subsidiary of such public company) to the extent and until such time as any Person or group (other than a Permitted Holder under clause (a), (b), (c) or (d) of the definition thereof) is deemed to be or become a beneficial owner of Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of such public company.
“Permitted Ratio Debt” has the meaning assigned to such term in Section 6.01(a)(ix)(A).
“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees (including original issue discount and fees incurred in connection with the resulting Indebtedness) and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder; provided, further, that the principal amount (or accreted value, if applicable) may exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended to the extent such excess amount (and the terms thereof) is otherwise permitted to be incurred under Section 6.01 (provided that such excess amount shall constitute a utilization of the relevant basket or exception under Section 6.01 pursuant to which such excess amount is permitted to be incurred), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 6.01(a)(v), (vii) or (viii) (or except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not mature prior to the maturity date of the Indebtedness being modified, refinanced, refunded, renewed or extended), Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and (except in the case of revolving commitments) has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended and (c) (1) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent, (2) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of security to the Initial Term Loans, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of security to the Initial Term Loans on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended (as determined by the Borrower in good faith) or otherwise reasonably satisfactory to the Administrative Agent, and/or (3) if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is unsecured. For the avoidance of doubt, it is understood and agreed that (x) notwithstanding anything in this Agreement to the contrary, in the case of any Indebtedness incurred to modify, refinance, refund, extend, renew or replace Indebtedness initially incurred in reliance on and measured by reference to a percentage of Consolidated EBITDA at the time of incurrence, and such modification, refinancing, refunding, extension, renewal or replacement would cause the percentage of Consolidated EBITDA to be exceeded if calculated based on the percentage of Consolidated EBITDA on the date of such modification, refinancing, refunding, extension, renewal or replacement, such percentage of Consolidated EBITDA restriction shall not be deemed to be exceeded so long as such incurrence otherwise constitutes a “Permitted Refinancing” and (y) a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.
“Permitted Reorganization” means any re-organization or other similar activities among Holdings, the Borrower and their Restricted Subsidiaries related to tax planning, restructuring and re-organization, so long as, (i) the Borrower shall have delivered to the Administrative Agent written notice and a reasonably detailed description of such re-organization or activities at least two (2) Business Days prior to the effectiveness thereof, (ii) immediately prior to and after giving effect thereto, no Specified Event of Default has occurred and is continuing and (iii) after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Section 5.11, (b) taken as a whole, the value of the Collateral securing the Secured Obligations and the Guarantees by the Loan Guarantors of the Loan Document Obligations are not materially impaired and (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired (ignoring, for these purposes, any hardening periods).
“Permitted Unsecured Refinancing Debt” means any unsecured Indebtedness incurred by the Borrower and/or any Loan Party in the form of one or more series of unsecured notes or unsecured loans (or revolving commitments in respect thereof, with revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness or a Permitted Refinancing of Incremental Equivalent Debt, (ii) such Indebtedness does not have mandatory redemption features (other than (x) customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers or acceleration upon an event of default or (y) mandatory redemption features no less favorable to the Borrower than those of the Refinanced Debt) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt, (iii) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a Loan Party, and (iv) such Indebtedness is not secured by any Lien on any property of the Borrower or its Subsidiaries. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is or has been in the past six (6) years sponsored, maintained or required to be contributed to by a Loan Party or any ERISA Affiliate and for which any Loan Party has any liability.

“Planned Expenditures” has the meaning assigned to such term in clause (b)(xii) of the definition of “Excess Cash Flow”.
“Platform” has the meaning assigned to such term in Section 5.01.
“Pledged Debt Security” has the meaning assigned to such term in the Collateral Agreement.
“Prepayment Event” means:
(a)(i) any non-ordinary course sale, transfer or other disposition of any property or asset of Holdings or any of its Restricted Subsidiaries permitted by Section 6.05(k), other than dispositions resulting in aggregate Net Proceeds not exceeding (A) the greater of $3,500,000 and 10% of Consolidated EBITDA for the Test Period then last ended, in the case of any single transaction or series of related transactions, and (B) the greater of $7,000,000 and 20% of Consolidated EBITDA for the Test Period then last ended, for all such transactions during any fiscal year of Holdings, and (ii) any Casualty Event; or
(b)the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than any Credit Agreement Refinancing Indebtedness) or permitted by the Required Lenders pursuant to Section 9.02.
“Prepayment Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap”.
“Primary Disqualified Institution” has the meaning assigned to such term in the definition of “Disqualified Lenders”.
“primary obligor” has the meaning assigned to such term in the definition of “Guarantee”.
“Prime Rate” means, for any day, the “U.S. Prime Lending Rate” as published by The Wall Street Journal for such day or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board of Governors in Federal Reserve Statistical Release H.15 (519) as the “bank prime loan” or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Board of Governors (as reasonably determined by the Administrative Agent); each change in the Prime Rate shall be effective on the date that such change is publicly announced or quoted as being effective. The Prime Rate is not necessarily the lowest rate charged by any financial institution to its customers.
“Pro Forma Adjustment” means, for any Test Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith to be reasonably anticipated to be realizable, or to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within twenty-four (24) months following the applicable acquisition (including the Transactions), Specified Transaction, Investment, disposition, operational change or initiative as a result of actions taken or expected to be taken or a plan for realization shall have been established, for the purposes of realizing cost savings, operating expense reductions or other operating improvements and synergies (other than revenue synergies); provided that (A) such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reduction, other operating improvements and synergies (on a “run rate” basis and excluding any revenue synergies) had been realized on the first day of such period and, for purposes of projecting such pro forma increase to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, such calculation shall be made on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and “run rate” synergies (other than any revenue synergies) had been realized commencing on the first day of such period and that such cost savings, operating expense reductions, other operating improvements and synergies (other than revenue synergies) were realized on a “run rate” basis during the entirety of such Test Period, in each case, net of the amount of actual benefits realized from such actions, (B) any Pro Forma Adjustment to Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower or Holdings in the Compliance Certificate that in such officer’s good faith and judgment, such cost savings, operating expenses reductions, other operating improvements and synergies are, in the good faith judgment of the Borrower, reasonably identifiable and reasonably anticipated to be realized and (C) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings, operating expense reductions, other operating improvements and synergies or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period and shall be subject to the 35% cap in clauses (a)(xvii), (b)(i) and (b)(ii) of the definition of “Consolidated EBITDA” and in the definition of “Pro Forma Disposal Adjustment” as provided therein (calculated after giving effect to all addbacks and adjustments) (it being understood that such 35% cap shall not apply to any addbacks or adjustments that are (x) in relation to the Transactions or (y) set forth in the Sponsor Model or any QofE).
“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis or after giving Pro Forma Effect thereto, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) the Transactions, all Specified Transactions, operational changes or initiatives described in the definition of “Pro Forma Adjustment” or “Consolidated EBITDA” and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Transaction, Specified Transaction, operational change or initiative (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (ii) any retirement of Indebtedness, and (iii) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to operating expense reductions that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of their respective Subsidiaries, and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment”.

“Pro Forma Disposal Adjustment” means, for any Test Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith to be realizable within twenty-four (24) months following the date the applicable Person, property, business, line of business, division, business unit or asset becomes a Sold Entity or Business as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal. Any such pro forma increase or decrease in Consolidated EBITDA shall be certified by a Financial Officer, the chief executive officer or president of the Borrower or Holdings in the Compliance Certificate; provided that addbacks under this definition of “Pro Forma Disposal Adjustment” shall be subject to the 35% cap in clauses (a)(xvii), (b)(i) and (b)(ii) of the definition of “Consolidated EBITDA” and in the definition of “Pro Forma Adjustment” as provided therein (calculated after giving effect to all addbacks and adjustments) (it being understood that such 35% cap shall not apply to any addbacks or adjustments that are (x) in relation to the Transactions or (y) set forth in the Sponsor Model or any QofE).
“Pro Forma Entity” has the meaning assigned to such term in the definition of “Acquired EBITDA”.
“Proposed Change” has the meaning assigned to such term in Section 9.02(c).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Company Costs” means, as to any Person, costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act (or similar regulations applicable in other listing jurisdictions), as applicable to companies with equity securities held by the public, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes Oxley Act of 2002 (or similar non-U.S. regulations) and the rules and regulations promulgated in connection therewith (or similar regulations applicable in other listing jurisdictions), the rules of national securities exchange companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, in each case to the extent arising by virtue of the continued listing of such Person’s equity securities on a national securities exchange (or similar non-U.S. exchange).
“Public Lender” has the meaning assigned to such term in Section 5.01.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to such term in Section 9.22.
“QofE” has the meaning assigned such to term in the definition of “Consolidated EBITDA”.
“Qualified Equity Interests” means Equity Interests of Holdings or the Borrower other than Disqualified Equity Interests.

“Qualified Holding Company Indebtedness” means Indebtedness of Holdings (a) that is not subject to any Guarantee by any Subsidiary of the Borrower, (b) that requires current interest to be paid in kind (and not in cash) and has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation, in each case, other than at the final maturity of such Indebtedness (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (c) below), (c) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior notes (or no more restrictive than is customary) of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior notes of a holding company, including (i) customary assets sale, change of control provisions and customary acceleration rights after an event of default and (ii) customary “AHYDO” payments), (d) that has a maturity date no earlier than 181 days after the Latest Maturity Date in effect as of the date such Indebtedness is incurred and (e) if such Indebtedness is secured, it shall only be secured by assets of any Holdings Parent (other than Holdings) and any Subsidiary of the Borrower that is not prohibited from guaranteeing such Indebtedness as provided in clause (a) of this definition; provided that Holdings shall have delivered a certificate of a Responsible Officer to the Administrative Agent at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has reasonably determined in good faith that such terms and conditions satisfy the foregoing requirement (and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Holdings within such applicable period that the Required Lenders disagree with such determination (including a reasonably detailed description of the basis upon which they disagree)); provided, further, that any such Indebtedness shall constitute Qualified Holding Company Indebtedness only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.
“Qualified Reporting Subsidiary” has the meaning assigned to such term in Section 5.01.
“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the Board of Directors will have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Restricted Subsidiary or Securitization Subsidiary and (ii) all sales or contributions of Securitization Assets and related assets to the applicable Person or Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) or (b) constituting a receivables financing facility entered into in connection with a Receivables Financing Transaction.
“Ratio Incremental Amount” has the meaning assigned to such term in the definition of “Incremental Cap”.
“Receivables Financing Transaction” means any transaction or series of transactions entered into by the Borrower or any Restricted Subsidiary pursuant to which such party consummates a “true sale” (as determined by the Borrower in good faith) of its receivables to a non-related third party on market terms as determined in good faith by the Borrower; provided that such Receivables Financing Transaction is (a) non-recourse to the Borrower and the Restricted Subsidiaries and their assets, other than any recourse solely attributable to a breach by the Borrower or any Restricted Subsidiary of representations and warranties that are customarily made by a seller in connection with a “true sale” of receivables on a non-recourse basis or Standard Undertakings and (b) consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the “true sale” of receivables on market terms for similar transactions.
“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness”.
“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Registered Equivalent Notes” means, with respect to any broadly distributed high-yield notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Reimbursement Date” has the meaning assigned to such term in Section 2.05(f).
“Related Parties” means, with respect to any Person, such Person’s Affiliates (other than Excluded Affiliates) and the partners, directors, officers, employees, agents, controlling persons, administrators, trustees, managers, advisors, attorneys and representatives of such Person and of each of such Person’s Affiliates (other than Excluded Affiliates) and permitted successors and permitted assigns of each of the foregoing.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal, discharge, or leaching into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).
“Relevant Governmental Body” means the Board of Governors and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors and/or the Federal Reserve Bank of New York or any successor thereto.
“Required Additional Debt Terms” means with respect to any Indebtedness, (a) such Indebtedness does not mature earlier than the Latest Maturity Date for the Initial Term Loans (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not mature earlier than the Latest Maturity Date for the Initial Term Loans), (b) such Indebtedness (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans) does not have a shorter Weighted Average Life to Maturity than the Initial Term Loans, (c) if such Indebtedness is unsecured, secured by the Collateral on a junior lien basis or payment subordinated to the Initial Term Loans, such Indebtedness does not have scheduled amortization or mandatory redemption features (other than customary asset sale, insurance and condemnation proceeds events, change of control offers, “AHYDO catch-up payments”, offers or acceleration upon an event of default or in the case of junior lien secured debt, excess cash flow payments (subject to the prior prepayment of the Loan Document Obligations or the prior offer thereof to prepay the Loan Document Obligations that constitute Senior Secured First Lien Indebtedness)) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date, (d) such Indebtedness is not guaranteed by any Restricted Subsidiary that is not a Loan Party, (e) such Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement, (f) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, collateral, guarantees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (unless (x) such terms and conditions are applicable only to periods after the Latest Maturity Date at such time, (y) the Lenders also receive the benefit of such more favorable terms and conditions or (z) such terms are reasonably satisfactory to the Administrative Agent) (together with, at the election of the Borrower, any applicable “equity cure” provisions with respect to any financial covenant) (it being understood that, to the extent that any covenant, event of default, guarantee or other provision is added or modified for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such covenant, event of default or guarantee is either (i) also added or modified for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that the Borrower may, in its sole discretion, deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent at least ten (10) Business Days prior to the incurrence of such indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, and such certificate shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten (10) Business Day period that the Required Lenders disagree with such determination and (g) if such Indebtedness is U.S. dollar denominated Incremental Equivalent Debt, Permitted Ratio Debt or Indebtedness incurred pursuant to Section 6.01(a)(xiii) in the form of term loans or notes (other than broadly distributed high yield notes issued under Rule 144A of the Securities Act of 1933 or customary bridge loans (but not the permanent financing succeeding such bridge loans)) that is secured by a Lien on the Collateral on a pari passu basis with Liens on the Collateral securing the Initial Term Loans and ranks pari passu with the Initial Term Loans in right of payment (any such Indebtedness, a “Loan Equivalent”), in the event that the Effective Yield for any such Loan Equivalent is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum, then the Effective Yield for the Initial Term Loans shall be increased (without the requirement for any Lender consent) to the extent necessary so that the Effective Yield for such Loans is equal to the Effective Yield for such Loan Equivalent minus 0.50% per annum; provided that if such Loan Equivalent includes an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors.
“Required Lenders” means, at any time, Lenders having (without duplication) Revolving Exposures, Term Loans and unused Commitments across all Classes representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments across all Classes at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, with respect to any determination of Required Lenders, Affiliated Debt Funds cannot, in the aggregate, account for more than 49.9% of the amounts included in such determination as provided in Section 9.04(f)(ii); provided, further, that to the extent there are two (2) or more unaffiliated Lenders, “Required Lenders” shall include at least two (2) unaffiliated Lenders (treating each Lender that is an Affiliate or an Approved Fund of another Lender and such Lender as one Lender for this purpose).
“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that to the extent set forth in Section 9.02 or Section 9.04 whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that to the extent there are two (2) or more unaffiliated Revolving Lenders, “Required Revolving Lenders” shall include at least two (2) unaffiliated Revolving Lenders (treating each Revolving Lender that is an Affiliate or an Approved Fund of another Revolving Lender and such Revolving Lender as one Revolving Lender for this purpose).
“Requirements of Law” means, with respect to any Person, any statutes, laws, including common law, treaties (including any applicable procedural formalities thereunder), rules, regulations, codes, ordinances, judgments, binding agreements, statutory instruments, orders, decrees, writs, injunctions or determinations of or entered into with any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date” has the meaning assigned to such term in Section 8.06.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, director, secretary or other similar officer, manager or a member of the Board of Directors of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any authorized signatory, director, manager, sole member, managing member or general partner thereof. Solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a written notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent shall be deemed a Responsible Officer. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Restricted Subsidiary.
“Restricted Prepayment Event” has the meaning assigned to such term in Section 2.11(g).
“Restricted Subsidiary” means, unless otherwise specified, any Subsidiary of the Borrower, other than an Unrestricted Subsidiary.
“Retained Asset Sale Proceeds” has the meaning assigned to such term in Section 2.11(c).
“Retained Declined Proceeds” has the meaning assigned to such term in Section 2.11(e).
“Retained Excess Cash Flow” means, as of any date of determination, (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year and shall not be reduced by any negative Excess Cash Flow) of the Borrower and its Restricted Subsidiaries for any fiscal year (commencing with the fiscal year ending December 31, 2027) prior to the date of determination, minus (y) the portion of Excess Cash Flow that has been (or is required to be) applied prior to the date of determination to the prepayment of Term Loans in accordance with Section 2.11(d).
“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
“Revolving Commitment” means, with respect to each Lender, its obligation to (a) make Revolving Loans, and (b) acquire participations in Letters of Credit in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as such commitment may be (i) reduced from time to time pursuant to Section 2.08 and (ii) reduced or increased from time to time pursuant to (A) assignments by or to such Lender pursuant to an Assignment and Assumption, (B) a Refinancing Amendment, (C) an Incremental Revolving Commitment Increase, (D) a Loan Modification Agreement or (E) an Additional/Replacement Revolving Commitment. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or, in each case, in the Assignment and Assumption, Loan Modification Agreement, Incremental Facility Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. As of the Effective Date, the initial aggregate amount of the Lenders’ Revolving Commitments is $30,000,000.
“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made by a Revolving Lender pursuant to Section 2.01(b).

“Revolving Maturity Date” means (a) June 2, 2032 (or if such day is not a Business Day, the immediately preceding Business Day) or (b) with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment and any Issuing Bank that has consented to such extension, the extended maturity date set forth in any such Loan Modification Agreement.
“S&P” means S&P Global Ratings, and any successor thereto.
“Sanctioned Country” means a country or territory which is the target of any comprehensive Sanctions (as of the Effective Date, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine, Cuba, Iran, North Korea and Russia).
“Sanctions” means any economic sanctions administered or enforced by the United States Government (including OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, and the United Kingdom (collectively the “Sanctions Authorities”).
“Sanctions Authorities” has the meaning assigned to such term in the definition of “Sanctions”.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Cash Management Obligations” means all obligations of the Borrower and any Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds (collectively, “Cash Management Services”) provided to the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date or the date of any amendment to this Agreement to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date or the date of such amendment, or in each case within sixty (60) days thereafter, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or within sixty (60) days thereafter or (d) owed to any other financial institution that provides Cash Management Services to a Loan Party and has delivered to the Administrative Agent a written notice in form and in substance reasonably satisfactory to the Administrative Agent, appointing the Administrative Agent as its agent under the applicable Loan Documents, in each case of this clause (d) for which such Loan Party agrees to provide security and that has been designated to the Administrative Agent in writing by the Borrower as being a “Secured Cash Management Obligation” for purposes of the Loan Documents pursuant to a Secured Party Designation Notice; it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.08 and Section 9.09 as if it were a Lender.
“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Guarantor, Excluded Swap Obligations of such Loan Guarantor); provided that (x) Secured Cash Management Obligations and Secured Swap Obligations shall be secured and guaranteed pursuant to the Loan Documents only to the extent that, and for so long as, the Loan Document Obligations are so secured and guaranteed and (y) any release of Collateral or Loan Parties effected in the manner permitted by this Agreement shall not require the consent of any Person to whom any Secured Cash Management Obligations are owed or any counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations.
“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent (and each co-agent or sub-agent appointed by the Administrative Agent pursuant to Section 8.05), (d) the Collateral Agent, (e) each Person to whom any Secured Cash Management Obligations are owed, (f) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under Loan Document and (h) the permitted successors and permitted assigns of each of the foregoing.
“Secured Party Designation Notice” means a notice substantially in the form of Exhibit K (or other form reasonably approved by the Administrative Agent) executed by the Borrower and a Secured Cash Management Obligations provider or Secured Swap Obligations provider and delivered to the Administrative Agent.
“Secured Swap Obligations” means all obligations of Holdings, the Borrower and its Restricted Subsidiaries under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date or the date of any amendment to this Agreement with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or the date of such amendment, or in each case within sixty (60) days thereafter, (c) is entered into after the Effective Date with any counterparty that is an Agent, Lender or an Affiliate of an Agent or Lender at the time such Swap Agreement is entered into or within sixty (60) days thereafter or (d) are owed to any other financial institution that provides a Swap Agreement with a Loan Party and has delivered to the Administrative Agent a written notice in form and substance reasonably satisfactory to the Administrative Agent appointing the Administrative Agent as its agent under the applicable Loan Documents, in each case of this clause (d), for which such Loan Party agrees to provide security and that has been designated to the Administrative Agent in writing by the Borrower as being a “Secured Swap Obligation” for purposes of the Loan Documents, it being understood that each counterparty thereto shall be deemed (A) to appoint the Administrative Agent as its agent under the applicable Loan Documents and (B) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.08 and Section 9.09 as if it were a Lender.
“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment and other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.
“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any such Restricted Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not the Borrower or a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not the Borrower or a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.
“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities or Receivables Financing Transactions and other activities reasonably related thereto.
“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Sections 5.11, 5.12 or 5.14 to secure any of the Secured Obligations.
“Senior Indebtedness” has the meaning assigned to such term in Section 9.02(g).
“Senior Representative” means, with respect to any series of Indebtedness permitted by this Agreement to be secured on the Collateral on a pari passu or junior basis, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their permitted successors in such capacities.
“Senior Secured First Lien Indebtedness” means any Consolidated Funded Indebtedness (other than any purchase money Indebtedness and any Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries that is secured by a Lien on the Collateral on an equal or greater priority basis (but without regard to the control of remedies) with the Liens granted under the Security Documents in favor of the Collateral Agent for the benefit of the Secured Parties in respect of the Initial Term Loans.
“Senior Secured First Lien Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Senior Secured First Lien Indebtedness, minus an aggregate amount of unrestricted cash and Permitted Investments held by the Borrower and the Restricted Subsidiaries not to exceed $10,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Test Period.
“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Funded Indebtedness of the Borrower and of the Restricted Subsidiaries as of such date secured by a Lien on the Collateral, minus an aggregate amount of unrestricted cash and Permitted Investments held by the Borrower and the Restricted Subsidiaries not to exceed $10,000,000 to (b) Consolidated EBITDA of the Borrower and of its Restricted Subsidiaries for the most recently completed Test Period.
“Settlement” means the transfer of cash or other property with respect to any credit or debit card charge, check or other instrument, electronic funds transfer, or other type of paper-based or electronic payment, transfer, or charge transaction for which a Person acts as a processor, remitter, funds recipient or funds transmitter in the ordinary course of its business.
“Settlement Asset” means any cash, receivable or other property, including a Settlement Receivable, due or conveyed to a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person or an Affiliate of such Person.

“Settlement Indebtedness” means any payment or reimbursement obligation in respect of a Settlement Payment.
“Settlement Payment” means the transfer, or contractual undertaking (including by automated clearing house transaction) to effect a transfer, of cash or other property to effect a Settlement.
“Settlement Receivable” means any general intangible, payment intangible, or instrument representing or reflecting an obligation to make payments to or for the benefit of a Person in consideration for a Settlement made or arranged, or to be made or arranged, by such Person.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.
“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(3).
“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).
“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(iii)(D), in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender submitted following the Auction Agent’s receipt of a Solicited Discounted Prepayment Notice, in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(D)(1).
“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).
“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).
“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(iii)(B), in form and substance reasonably acceptable to the Auction Agent and the Borrower.
“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender to a Specified Discount Prepayment Notice, in form and substance reasonably acceptable to the Auction Agent and the Borrower.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(1).
“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(iii)(B)(3).
“Specified Event of Default” means an Event of Default under Section 7.01(a), (b), (h) or (i).
“Specified Representations” means those representations and warranties of the Borrower, Holdings and of the other Loan Guarantors (solely with respect to the Guarantee) set forth in Sections 3.01(a) and (b)(ii), 3.02, 3.03(b)(i), 3.08, 3.14, 3.15, 3.16 (solely as it pertains to use of proceeds not violating such laws) and 3.17.
“Specified Transaction” means any Investment, acquisition (including the commitment of activities constituting such business), sale, transfer or other disposition of assets, issuance of equity, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, the termination or discontinuation of activities constituting any business, commencement of a New Project or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis after giving Pro Forma Effect thereto.
“Sponsor” means GTCR, LLC or any of its Control Investment Affiliates and, in each case (whether individually or as a group), Affiliates, funds or partnerships managed or advised by each of the foregoing (but excluding any operating portfolio companies of the foregoing).
“Sponsor Model” means the model delivered to certain of the Lenders on April 23, 2026 (together with any updates or modifications thereto reasonably agreed between the Borrower and the Required Lenders).
“Standard Undertakings” means representations, warranties, covenants, obligations (including repurchase obligations) and indemnities entered into by the Borrower or any other Restricted Subsidiary that are customary for a seller or servicer of assets transferred in connection with a nonrecourse, bankruptcy-remote financing or securitization of accounts receivable, Securitization Assets, or other similar assets.
“Starter Basket” has the meaning assigned to such term in the definition of “Available Amount”.
“Stub Interest Period” has the meaning assigned to such term in the definition of “Interest Period”.
“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).
“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(iii)(C)(1).
“subsidiary” means, with respect to any Person (the “parent”) at any date (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more subsidiaries of such Person and (ii) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more subsidiaries of such Person owns more than a 50% equity interest at the time.
“Subsidiary” means any direct or indirect subsidiary of the Borrower (unless otherwise specified).
“Subsidiary Loan Party” means each Restricted Subsidiary of the Borrower (other than any Additional Borrower with respect to its primary obligations) that is a party to the Guarantee Agreement from time to time.
“Supported QFC” has the meaning assigned to such term in Section 9.22.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means, with respect to any Person, the obligations of such Person under any Swap Agreement or any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Target Person” has the meaning assigned to such term in Section 6.04.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means an Initial Term Commitment.
“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
“Term Loans” means Initial Term Loans, Other Term Loans and Incremental Term Loans, as the context requires.
“Term Maturity Date” means June 2, 2032 (or, with respect to any Term Lender that has extended the maturity date of its Term Loans in accordance with the terms of this Agreement, the extended maturity date set forth in the applicable Loan Modification Agreement, Refinancing

Amendment or other amendment hereto); provided that if such date is not a Business Day, the Term Maturity Date shall be the next succeeding Business Day.
“Term SOFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent and the Borrower).
“Term SOFR Rate” means,
(a)for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that, if the Term SOFR Rate determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than 0.75%, then the Term SOFR Rate shall be deemed to be 0.75%.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the date on which all Commitments have expired or been terminated, all Secured Obligations have been paid in full in cash (other than (x) Secured Swap Obligations, (y) Secured Cash Management Obligations and (z) contingent obligations not yet accrued and payable) and all Letters of Credit have expired or been terminated (other than Letters of Credit that have been cash collateralized or backstopped by an institution and otherwise pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank).

“Test Period” means, at any date of determination, the period of four (4) consecutive fiscal quarters of the Borrower then last ended as of such time for which financial statements have been or were required to be delivered pursuant to Section 5.01(a) or (b) or, at the option of the Borrower, in connection with a Limited Condition Transaction, the period of four (4) consecutive fiscal quarters of the Borrower for which financial statements have been or were required to be delivered to the Administrative Agent on or prior to the applicable LCT Test Date; provided that, other than with respect to Section 6.11, at the option of the Borrower in its sole discretion, “Test Period” may include any trailing twelve (12) month period ending after such four (4) consecutive fiscal quarter period for which financials are internally available to the extent provided to the Administrative Agent; provided further, that for any date of determination before the delivery of the first financial statements pursuant to Section 5.01(a) or (b), the Test Period shall be the period of four (4) consecutive fiscal quarters of the Borrower ended as of March 31, 2026.
“Total Net Leverage Ratio” means, as of any date of determination, the ratio, on a Pro Forma Basis, of (a) Consolidated Funded Indebtedness of the Borrower and its Restricted Subsidiaries as of such date, minus an aggregate amount of unrestricted cash and Permitted Investments held by the Borrower and its Restricted Subsidiaries not to exceed $10,000,000 to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently completed Test Period.
“Trademark” has the meaning assigned to such term in the Collateral Agreement.
“Transaction Costs” means all fees, premiums, original issue discount, costs and expenses incurred or payable by Holdings Parent, Holdings, the Borrower or any other Restricted Subsidiary in connection with the Transactions, including fees, costs and expenses of any counsel, consultants and other advisors.
“Transactions” means each of the following transactions:
(a)the negotiation, execution and delivery of the Loan Documents to be entered into on the Effective Date and the funding of the Initial Term Loans and Revolving Loans, if any, on the Effective Date;
(b)the (i) repayment of all Indebtedness under that certain Credit Agreement, dated as of October 19, 2020 by and among the Borrower, the other borrowers from time to time party thereto, Holdings, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (such Indebtedness under this clause (i), other than letters of credit which have been backstopped, cash collateralized or “grandfathered” in as Letters of Credit issued under the Letter of Credit Commitment, collectively, the “Closing Date Repaid Indebtedness”) and (ii) termination or release of any security interests or guarantees in connection with the Closing Date Repaid Indebtedness (collectively, this clause (b), the “Company Refinancing”); and
(c)the payment of the Transaction Costs.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or Alternate Base Rate.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.22.
“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the term “UCC” and “Uniform Commercial Code” means the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
“UCP” means the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, in its Publication No. 600 (or such later version thereof as may be reasonably acceptable to the applicable Issuing Bank and in effect at the time of issuance of such Letter of Credit). On an exception basis and if specifically requested by the Borrower, a Letter of Credit may be issued subject to UCP.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on the basis used for annual funding requirements, exceeds the fair market value of the plan assets allocable to such liabilities for such purposes.
“United States” and “U.S.” mean the United States of America.
“United States Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(C).
“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.13 subsequent to the Effective Date.
“Unrestricted Subsidiary Investment Basket” has the meaning assigned to such term in Section 6.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case, without giving effect to any reductions of amortization or other scheduled payments for periods where amortization has been reduced as a result of the prepayment of the applicable Indebtedness.
“Wholly Owned Domestic Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary and is organized or incorporated under the laws of the United States (or any state thereof or the District of Columbia).
“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.
“Wholly Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, or other similar non-corporate entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of the preceding clauses (a) and (b), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to any UK Resolution Authority, any powers of such UK Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings.
For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan” or “ABR Loan”) or by Class and Type (e.g., a

“Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”). Borrowings of Revolving Loans are sometimes referred to herein as “Revolving Borrowings”.
Section 1.03Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any Organizational Document, agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such Organizational Document, agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any Requirement of Law or any law statute, treaty, rule, guideline, regulation, ordinance or code, shall, unless otherwise specified, refer to such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, interpreting or administering such Requirement of Law, law, statute, treaty, rule, guideline, regulation, ordinance or code.
All references to “in the ordinary course of business” of the Borrower or any Subsidiary thereof mean (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of the Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrower and its Subsidiaries in the United States or any other jurisdiction in which the Borrower or such Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrower or such Subsidiary, as applicable, or any similarly situated businesses of the United States or any other jurisdiction in which the Borrower or any Subsidiary does business, as applicable.
For purposes of determining compliance with any Section of Article VI, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence, issuance or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, restrictive agreement or prepayment of Junior Financing meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at the time of incurrence, issuance or consummation thereof shall be deemed to be incurred, issued or otherwise permitted under such clause or clauses as determined by the Borrower in its sole discretion at such time of incurrence, issuance or consummation, as applicable (or, solely with respect to Liens, Investments, Indebtedness, Dispositions, Restricted Payments and prepayments of Junior Financing, any later time from time to time, in each case, as determined by the Borrower in its sole discretion at such time and thereafter may be reclassified, re-designated and/or re-divided by the Borrower (it being understood and agreed that, with respect to any reclassification, redesignation or redivision from a dollar-based basket to an unlimited ratio-based basket, such reclassification shall be automatic if at the end of any fiscal quarter such reclassification would then be permitted)); provided that the Borrower may (A) redesignate or reclassify within any Section of Article VI, (B) convert unused amounts under Section 6.07(a)(xvi) and Section 6.07(b)(iv)(A) to Section 6.04(u) and (C) convert unused amounts under Section 6.07(a)(xvi) to Section 6.07(b)(iv)(A).
Section 1.04Accounting Terms; GAAP.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise prescribed herein.
(b)Notwithstanding anything in this Agreement to the contrary, for purposes of determining (x) the amount of any applicable basket or threshold amount contained in this Agreement or any other Loan Document and (y) compliance with any test contained in this Agreement, Consolidated EBITDA, the Total Net Leverage Ratio, the Senior Secured First Lien Net Leverage Ratio and the Senior Secured Net Leverage Ratio shall, in each case, as applicable, be calculated on a Pro Forma Basis to give effect to the Transactions and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made.
Section 1.05Effectuation of Transactions.
All references herein to Holdings, the Borrower and their respective Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect the Transactions to occur on the Effective Date, unless the context otherwise requires.
Section 1.06Limited Condition Transactions.
Notwithstanding anything in this Agreement or any Loan Document to the contrary, when calculating any applicable ratio, the amount or availability of the Available Amount or any other basket (including incremental facilities or any baskets based on Consolidated EBITDA or total assets), or determining other compliance with this Agreement (including the determination of compliance with representations, warranties or any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default has occurred, is continuing or would result therefrom) in connection with a Specified Transaction or other transaction undertaken in connection with the consummation of a Limited Condition Transaction, the date of determination of such ratio, the amount or availability of the Available Amount or any other basket and determination of the accuracy of any representation or warranty or whether a Default, an Event of Default or a Specified Event of Default has occurred, is continuing or would result therefrom or other applicable covenant shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or at any date thereafter (but prior to the date on which such Limited Condition Transaction is consummated) as determined by the Borrower, as applicable (the “LCT Test Date”); provided that in any event no Specified Event of Default shall have occurred and be continuing or will immediately result from the consummation of any such Limited Condition Transaction on the date of incurrence of any applicable Indebtedness in connection therewith; provided, further, that, with respect to the incurrence of Indebtedness or Liens, the making of Investments, Restricted Payments, prepayments of Junior Financings, Dispositions or fundamental changes, transactions with Affiliates or the designation of

Unrestricted Subsidiaries or Restricted Subsidiaries or other transaction on or following the LCT Test Date and prior to the earlier of (A) the date on which such Limited Condition Transaction is consummated and (B) the definitive agreements for such Limited Condition Transaction are terminated or expire without consummation of such Limited Condition Transaction, if, after such ratios and other provisions are measured on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other Specified Transactions or other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they occurred at the beginning of the applicable Test Period ending prior to the LCT Test Date, Holdings, the Borrower or any applicable Subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratios and other provisions, such provisions shall be deemed to have been complied with.
For the avoidance of doubt, (x) if any of such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA of the Borrower and its Subsidiaries) at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (y) such ratios and other provisions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions or other transactions unless elected by the Borrower.
Section 1.07Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.08Timing of Payment or Performance.
Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09Certifications.
All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.10Divisions.
Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Notwithstanding anything to the contrary in this Agreement, (i) any division of a limited liability company shall constitute a separate Person hereunder, and each resulting division of any limited liability company that, prior to such division, is a Subsidiary, a Loan Guarantor, a Loan Party, a joint venture or any other like term shall remain a Subsidiary, a Loan Guarantor, a Loan Party, a joint venture, or other like term, respectively, after giving effect to such division, to the extent required under this Agreement, and any resulting divisions of such Persons shall remain subject to the same restrictions and corresponding exceptions applicable to the pre-division predecessor of such divisions, (ii) in no event shall the Borrower be permitted to effectuate a division and (iii) if any Subsidiary shall consummate a division permitted under this Agreement in accordance with the foregoing, such Subsidiary shall be required to immediately (effective simultaneously with the effectiveness of such division) comply with the Collateral and Guarantee Requirements, to the extent applicable and required under this Agreement.

Section 1.11The Borrower as Representative.
Each Loan Guarantor and Additional Borrower has, to the extent legally permissible, appointed the Borrower as its representative in accordance with the provisions of Section 6.16 of the Guarantee Agreement and, in connection with such appointment, for so long as such appointment remains in effect, the Borrower may (a) provide to the Administrative Agent and/or the Collateral Agent and receive from the Administrative Agent and/or the Collateral Agent all notices with respect to Loans and all other notices and instructions under this Agreement and the other Loan Documents, (b) execute and deliver on behalf of any Loan Guarantor and Additional Borrower all notices, amendments, consents, certificates, Loan Documents and any other documents or writings related thereto any of the foregoing and (c) take such action as the Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents (and the parties hereto hereby acknowledge and agree that the Administrative Agent and/or the Collateral Agent may conclusively rely upon, and shall be fully protected in relying upon, any such notice, instruction, execution and delivery, or other writing or action made by the Borrower for all purposes of the Loan Documents).

Article II

THE CREDITS
Section 2.01Commitments.
Subject to the terms and conditions set forth herein, (a) each Term Lender severally, and not jointly, agrees to make Initial Term Loans to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding such Term Lender’s Initial Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans of the applicable Class to the Borrower denominated in Dollars from time to time during the Revolving Availability Period in an aggregate principal amount which (after giving effect to the Revolving Loan being borrowed) will not result in such Revolving Lender’s Revolving Exposure of such Class exceeding such Revolving Lender’s then-existing Revolving Commitment of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.
Section 2.02Loans and Borrowings.
(a)Each (i) Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class and (ii) Revolving Loan shall be made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.
(b)Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Borrower may request in accordance herewith. Revolving Loans may be ABR Loans or Term SOFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing that results from a continuation of one or more outstanding Term SOFR Borrowings may be in an aggregate amount that is equal to such outstanding Borrowings. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Borrowing that results from a conversion of one or more outstanding Term SOFR Borrowings may be in an aggregate amount that is equal to such outstanding Borrowings. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Term SOFR Borrowings outstanding plus an additional two (2) Term SOFR Borrowings for each outstanding Incremental Facility. Notwithstanding anything to the contrary herein, a Revolving Borrowing of the applicable Class may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).
Section 2.03Requests for Borrowings.
To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request in the form of a written Borrowing Request signed by the Borrower (a) in the case of a Term SOFR Borrowing, not later than 2:00 p.m. three (3) Business Days prior to the date of the proposed Borrowing (or in the case of the Borrowing of the Initial Term Loans to be made on the Effective Date, one (1) Business Day prior to the Effective Date) (or such later date as the Administrative Agent may agree in its discretion) or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., one (1) Business Day prior to the date of the proposed Borrowing, or in each case, such later time as is acceptable to the Administrative Agent.
Each such Borrowing Request shall be irrevocable; provided that any Borrowing Request may state that it is conditioned upon the occurrence or non-occurrence of some other identifiable and specified event or condition specified therein (including the Effective Date, or the effectiveness of other credit facilities, Permitted Acquisitions and/or other Investments), in which case such notice may be revoked or extended in writing on or prior to the specified effective date of such event or condition. Each such written Borrowing Request shall specify the following information:
(i)whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing (and, in each case, specifying the Class thereof);
(ii)the aggregate principal amount of such Borrowing (which amount shall be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum);
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing;
(v)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;
(vi)the wiring instructions to the Borrower’s account or accounts to which funds are to be disbursed; and

(vii)that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and (b) are satisfied.
If no election as to the Type of Borrowing is specified as to any requested Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04[Reserved].
Section 2.05Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders and the Borrower set forth in this Section 2.05 and elsewhere in the Loan Documents, to issue Letters of Credit denominated in Dollars for the Borrower’s own account or on the Borrower’s behalf (or for the account of any Subsidiary or on any Subsidiary’s behalf so long as the Borrower is an obligor in respect of all Loan Document Obligations arising under or in respect of such Letter of Credit), in a form reasonably acceptable to the applicable Issuing Bank (with a copy to the Administrative Agent), which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the date that is the fifth (5th) Business Day prior to the Revolving Maturity Date; provided that (x) no Issuing Bank shall be required to issue, or cause to be issued, any trade letters of credit hereunder without its consent and (y) no Issuing Bank shall be required to issue (or arrange) any Letter of Credit if after giving effect thereto, any of the following shall occur: (1) the LC Exposure with respect to all Letters of Credit issued by such Issuing Bank would exceed the amount set forth across from its name on Schedule 2.05 (or in the documents pursuant to which such Issuing Bank became an Issuing Bank), (2) the aggregate LC Exposure would exceed the Letter of Credit Sublimit or (3) the Revolving Exposure of all Revolving Lenders would exceed the then-existing Revolving Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)Issuance, Amendment, Renewal or Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five (5) Business Days before the requested date of issuance, amendment, renewal or extension, or such shorter period as the applicable Issuing Bank may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.05), the amount of such Letter of Credit (which shall be in Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend, as the case may be, such Letter of Credit. Each such notice shall be substantially in the form of Exhibit C-2, appropriately completed (each, a “Letter of Credit Request”). If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) subject to Section 9.04(b)(ii), the Applicable Fronting Exposure of each Issuing Bank shall not exceed its Fronting Exposure Cap, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments then in effect and (iii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit. Letters of Credit will be available to be issued up to an aggregate face amount not to exceed the Letter of Credit Sublimit. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of

Credit, or any Requirements of Law applicable to such Issuing Bank or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise fully compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank now or hereafter in effect and applicable to letters of credit generally, (iii) except as otherwise agreed in writing by the Administrative Agent and the applicable Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars, (iv) except as otherwise agreed by such Issuing Bank, the Letter of Credit is in an initial stated amount less than $50,000, or (v) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of cash collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. No Issuing Bank shall be under any obligation (i) to amend or extend any Letter of Credit if (x) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit or (ii) to issue any Letter of Credit if such Letter of Credit contains any provisions for automatic reinstatement of all or any portion of the stated amount thereof after any drawing thereunder or after the expiry date of such Letter of Credit (provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods as provided in Section 2.05(d)).
(c)Notice. Each Issuing Bank agrees that, upon any issuance, amendment, renewal or extension of a Letter of Credit, it shall have given to the Administrative Agent written notice thereof required under clause (m)(ii) of this Section 2.05, together with a copy of such Letter of Credit or amendment.
(d)Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, (x) in the case of any extension thereof, the date to which it has been extended (not in excess of one year from the last applicable expiry date) or (y) in the case of trade letters of credit, the date that is one hundred eighty (180) days after the date of the issuance of such trade letter of credit) and (ii) the date that is five (5) Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed or extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five (5) Business Days prior to the Revolving Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least thirty (30) days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed or extended; provided, further, that such Letter of Credit shall not be required to expire on such fifth (5th) Business Day prior to the Revolving Maturity Date if such Letter of Credit is cash collateralized or backstopped in an amount, by an institution and otherwise pursuant to arrangements, in each case reasonably acceptable to the applicable Issuing Bank. For the avoidance of doubt, if the Revolving Maturity Date occurs prior to the expiration of any Letter of Credit as a result of the last proviso in the foregoing sentence, then upon the taking of actions described in such proviso with respect to such Letter of Credit, all participations in such Letter of Credit under the terminated Revolving Commitments shall terminate.
(e)Participations. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, each Revolving Lender shall be deemed to have purchased and the applicable Issuing Bank shall be deemed to have sold a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. All fundings of such participations shall be denominated in Dollars. Each Revolving Lender acknowledges and agrees that its acquisition of participations pursuant to this clause (e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each payment required to be made by it under the preceding sentence shall be made without any offset, abatement, withholding or reduction whatsoever.
(f)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the applicable Issuing Bank an amount (in same day funds) equal to such LC Disbursement not later than 4:00 p.m. on the Business Day immediately following the day that the Borrower receives written notice (including via e-mail) of such LC Disbursement (or the next succeeding Business Day if the Borrower receives notice after 4:00 p.m.) (the “Reimbursement Date”), together with accrued interest or fees thereon in accordance with clause (i) of this Section 2.05. Anything contained herein to the contrary notwithstanding, (i) unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 4:00 p.m. on the date such LC Disbursement is made that the Borrower intends to reimburse the applicable Issuing Bank for the amount of the LC Disbursement (including any accrued interest or fees thereon) with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders to make Revolving Loans that are ABR Revolving Loans on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), and (ii) subject to satisfaction or waiver of the conditions specified in Section 4.02, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are ABR Revolving Loans in an amount equal to their Applicable Percentage of such LC Disbursement (together with any accrued interest or fees thereon), the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such LC Disbursement (together with any accrued interest or fees thereon); provided that if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to such LC Disbursement (together with any accrued interest or fees thereon), the Borrower shall reimburse the applicable Issuing Bank, on written demand, in an amount in same day funds equal to the excess of such LC Disbursement (together with any accrued interest or fees thereon) over the aggregate amount of such Revolving Loans, if any, which are so received. The Revolving Loans made pursuant to this clause (f) shall be made without regard to the Borrowing Minimum.
(g)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (f) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, or any term or provision herein or therein, (ii) any exchange, change, waiver or release of any Collateral for, or any other Person’s guarantee of or other liability for, any of the Secured Obligations, (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the applicable Issuing Bank, any Lender or any other Person or, in the case of a Lender, against the Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower or one or more of its Subsidiaries and the beneficiary for which any Letter of Credit was procured) (other than the defense of payment in full of such LC Disbursements), (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (v) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; provided that the Borrower shall not be obligated to reimburse such LC Disbursements unless payment is made against presentation of a draft or other document that at least substantially complies with the terms of such Letter of Credit, (vi) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vii) any breach hereof or any other Loan Document by any party hereto or thereto, (viii) the fact that an Event of Default or a Default shall have occurred and be continuing or (ix) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. As between the Borrower and any Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank and the proceeds thereof, by the respective beneficiaries of such Letters of Credit or any assignees or transferees thereof. In furtherance and not in limitation of the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged other than to confirm such documents comply with the terms of such Letter of Credit; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) its honor of any presentation under a Letter of Credit that appears on its face to substantially comply with the terms and conditions of such Letter of Credit; (v) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder); (vi) errors in interpretation of technical terms; (vii) any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit; (viii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (ix) any consequences arising from causes beyond the control of the applicable Issuing Bank, including any act by a Governmental Authority and fluctuation in currency exchange rates. None of the above shall affect or impair, or prevent the vesting of, any of the applicable Issuing Bank’s rights or powers hereunder or place any Issuing Bank under any liability to the Borrower or any other Person. Notwithstanding the foregoing, none of the above shall be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential, incidental, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if (notwithstanding the appearance of substantial compliance) such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute bad faith, gross negligence or willful misconduct.
(h)Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a written demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing (which may be by email) of such written demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligations to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with clause (f) of this Section 2.05.
(i)Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this clause (i) shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on written demand or, if no written demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.
(j)Cash Collateralization. If (i) effective immediately, without written demand or other notice of any kind, as of any expiration date of a Letter of Credit, such Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) effective immediately, without written demand or other notice of any kind, as of the occurrence and during the continuance of any Event of Default under clause (h) or (i) of Section 7.01, or (iii) any Event of Default under clause (a) or (b) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent (acting at the direction of the Required Revolving Lenders), the applicable Issuing Bank or the Required Revolving Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of cash collateral pursuant to this clause (j), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, an amount of cash in Dollars, equal to 103% of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest and fees thereon. The Borrower also shall deposit cash collateral pursuant to this clause (j) as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement and the other Loan Documents. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any cash collateral provided by the Defaulting Lender). The Administrative Agent (for the benefit of the Secured Parties) shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest. Notwithstanding anything to the contrary set forth in this Agreement, moneys in such account shall be applied by the Administrative Agent (at the direction of the Required Revolving Lenders) to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, the balance shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50% of the aggregate LC Exposure of all the Revolving Lenders), such balance shall be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.
(k)Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more (i) Revolving Lenders or (ii) any other third party which agrees to act as an Issuing Bank without acting as a Revolving Lender, in each case, that agree in writing to serve in such capacity as provided below. The acceptance by a Revolving Lender or any other third party of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender or other third party, as applicable, and, from and after the effective date of such agreement, (a) such Revolving Lender and/or third party shall have all the rights and obligations of an Issuing Bank under this Agreement and (b) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender and/or third party in its capacity as an issuer of Letters of Credit hereunder.
(l)Resignation or Termination of an Issuing Bank. Subject to the appointment and acceptance of a successor Issuing Bank reasonably acceptable to the Borrower, any Issuing Bank may resign at any time by giving thirty (30) days’ written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to all Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero or have been cash collateralized or backstopped pursuant to arrangements reasonably satisfactory to the applicable Issuing Bank. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not (a) be required (and shall be discharged from its obligations) to issue any additional Letters of Credit or extend or increase the amount of Letters of Credit then outstanding, without affecting its rights and obligations with respect to Letters of Credit previously issued by it, or (b) be deemed an Issuing Bank for any other purpose.
(m)Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.05, report in writing to the Administrative Agent (i) quarterly activity in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five (5) Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank; provided that no Issuing Bank shall have any liability hereunder to any Person for any failure to deliver the reports contemplated by this clause (m) of Section 2.05. In performing its duties and obligations under the Loan Documents, the Administrative Agent may conclusively rely on any information, calculation or other determination provided or made, or notice given, by any Issuing Bank; provided that if, upon request of the Administrative Agent, any Issuing Bank does not promptly provide updated information relating to its Letters of Credit, LC Exposure and LC Disbursements, the Administrative Agent may conclusively rely on the information most recently provided to it by such Issuing Bank for all purposes under the Loan Documents.
(n)Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued or when it is amended with the consent of the beneficiary thereof the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the applicable Issuing Bank shall not be responsible to the Borrower for, and the applicable Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the applicable Issuing Bank required or permitted under any law, order or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of any Governmental Authority in a jurisdiction where the applicable Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.06Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars by 12:00 p.m. to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all requested funds, the Administrative Agent will make such Loans available to the Borrower by promptly wiring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent for the account of the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on written demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon written demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent within three (3) Business Days on written demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.
(c)The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).
Section 2.07Interest Elections.
(a)Each Revolving Borrowing of the applicable Class and each Term Borrowing of the applicable Class initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request for Revolving Loans would be required under Section 2.03 (without giving effect to any parentheticals therein) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by the Borrower.
(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing; and
(iv)if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)Promptly following receipt of an Interest Election Request in accordance with this Section 2.07, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing with an Interest Period in excess of one (1) month.
Section 2.08Termination and Reduction of Commitments.
(a)Unless previously terminated, (i) the Initial Term Commitments shall automatically terminate and be permanently reduced to zero upon funding of the Initial Term Loans on the Effective Date and (ii) the Revolving Commitments shall automatically terminate and be permanently reduced to zero on the Revolving Maturity Date.
(b)The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class without premium or penalty; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $500,000 unless such amount represents all of the remaining Commitments of such Class, (ii) the Borrower shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures of such Class would exceed the aggregate Revolving Commitments then in effect for such Class, and (iii) if, after giving effect to any reduction of the Revolving Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower.

(c)The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under clause (b) of this Section 2.08 at least one (1) Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination may state that such notice is conditioned upon the effectiveness of any credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied or specify that such notice is automatically extended until the occurrence of such condition specified therein. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.08. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of (x) the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class and (y) the Revolving Commitments shall be made to any Class of Revolving Commitment as directed by the Borrower (including to any Class of existing or extended Revolving Commitments).
Section 2.09Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.
(b)[Reserved].
(c)Each Lender shall maintain in accordance with its usual practice accounts or records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder and the amount of any the purchases and sales by such Lender of participations in Letters of Credit.
(d)The Administrative Agent shall, in connection with the maintenance of the Register in accordance with Section 9.04(b)(iv), maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error, and in the event of any conflict between the accounts and the records of the Administrative Agent and the Register, the Register shall control in the absence of manifest error.
(e)The entries made in the accounts maintained pursuant to clause (d) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.
(f)Any Lender may request that Loans of any Class made by it be evidenced by a Note. In such event, the Borrower shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns.
Section 2.10Amortization of Term Loans.
(a)Subject to adjustment pursuant to clause (c) of this Section 2.10, the Borrower shall repay Initial Term Loans on the last Business Day of each March, June, September and December

(commencing on December 31, 2026) in an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Effective Date. The amortization of the Initial Term Loans may be adjusted (but may not be decreased) in connection with any Incremental Term Facility in the form of an increase to the amortization of such Initial Term Loans from and after the last day of the applicable fiscal quarter ending after the applicable date of incurrence under such Incremental Term Facility (with the appropriate adjustments as may be necessary to cause the loans under any Incremental Term Facility that is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans to be treated as the same Class as the Initial Term Loans and to permit fungibility with the Initial Term Loans to the extent practicable).
(b)To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.
(c)Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10 as directed by the Borrower (and absent such direction in direct order of maturity); provided that (x) all prepayments of the Initial Term Loans shall be made ratably among the Initial Term Loans made on the Effective Date and (y) in the absence of such direction by the Borrower as described in the preceding clause, the Administrative Agent shall make such payments first to the Initial Term Loans that are ABR Loans, ratably, and then to the Initial Term Loans that are Term SOFR Loans, ratably, in direct order of Interest Period maturities and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section 2.10, or, in each case except as otherwise provided in any Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, pursuant to the corresponding section of such Incremental Facility Amendment, Refinancing Amendment or Loan Modification Agreement, as applicable, in direct order of maturity (including any Incremental Facility).
(d)Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.
(e)The Borrower shall repay the Term Loans of any Class (other than Initial Term Loans) in such scheduled amortization installments, if any and on such date or dates as shall be specified therefor in the applicable Incremental Facility Amendment, Loan Modification Agreement or Refinancing Amendment, as applicable.
Section 2.11Prepayment of Loans.
(a)(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part (subject to the notice deadlines and prepayment minimums in Section 2.11(f)), without premium or penalty except as set forth in Section 2.11(a)(ii) below.
(i)In the event that prior to June 2, 2027, (1) all or any portion of the Initial Term Loan is repaid or prepaid pursuant to Section 2.11(a)(i), (2) all or a portion of the Initial Term Loan is repaid or prepaid pursuant to Section 2.11(c) from the Net Proceeds of a Prepayment Event described in clause (b) of the definition of the term “Prepayment Event”, (3) the outstanding principal amount of the Initial Term Loan becomes due pursuant to Section 7.01 or (4) the Borrower effects any amendment of this Agreement resulting in the assignment of an Initial Term Loan from a Non-Consenting Lender, a Non-Refinancing Lender or a Non-Accepting Lender (in each case, other than any repayment or prepayment made (x) in connection with a Change of Control, (y) in connection with a purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Borrower or any Restricted Subsidiary, of a target having an aggregate enterprise value in excess of $35,600,000) and/or (z) with internally-generated cash, (i) prior to June 2, 2027, the Borrower shall pay a fee in an amount equal to 1.00% of the aggregate principal amount of the Initial Term Loan prepaid, repaid, accelerated, amended or assigned and (ii) on and after June 2, 2027, no fee shall apply.

(ii)Notwithstanding anything in any Loan Document to the contrary, so long as no Event of Default has occurred and is continuing or would immediately result therefrom, Holdings, the Borrower or any of their respective Subsidiaries may offer to prepay all or a portion of the outstanding Class of any Term Loans on the following basis:
(A)Holdings, the Borrower or any of their respective Subsidiaries shall have the right to make a voluntary prepayment of Term Loans of any Class at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(iii); provided that (x) none of Holdings, the Borrower nor any of their respective Subsidiaries shall make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) none of Holdings, the Borrower nor any of their respective Subsidiaries shall initiate any action under this Section 2.11(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by Holdings, the Borrower or any of their respective Subsidiaries on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date Holdings, the Borrower or any of their respective Subsidiaries were notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of Holdings’, the Borrower’s or any of their respective Subsidiaries’ election not to accept any Solicited Discounted Prepayment Offers and (z) each Lender participating in any Discounted Term Loan Prepayment acknowledges and agrees that in connection with such Discounted Term Loan Prepayment, (1) the Borrower then may have, and later may come into possession of, information regarding the Term Loans or the Loan Parties hereunder that is not known to such Lender and that may be material to a decision by such Lender to participate in such Discounted Term Loan Prepayment (“Excluded Information”), (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such Discounted Term Loan Prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information; provided, further, that any Term Loan that is prepaid will be automatically and irrevocably cancelled.
(B)(1) Subject to the proviso to clause (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ written notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and

(IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).
(1)Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) in writing by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent in writing by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.
(2)If there is at least one Discount Prepayment Accepting Lender, Holdings, the Borrower or any of their respective Subsidiaries will make prepayment of outstanding Term Loans pursuant to this clause (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to clause (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) the Administrative Agent and each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) the Administrative Agent (if not the Auction Agent) and each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by Holdings, the Borrower or any of their respective Subsidiaries on the Discounted Prepayment Effective Date in accordance with clause (F) below (subject to clause (J) below).

(C)(1) Subject to the proviso to clause (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.
(1)The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this clause (C). Holdings, the Borrower or any of their respective Subsidiaries agree to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(2)If there is at least one Participating Lender, Holdings, the Borrower or any of their respective Subsidiaries will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) the Administrative Agent and each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) the Administrative Agent (if not the Auction Agent) and each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, the Administrative Agent (if not the Auction Agent) and each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Holdings, the Borrower or any of their respective Subsidiaries and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to Holdings, the Borrower or any of their respective Subsidiaries shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (F) below (subject to clause (J) below).
(D)(1) Subject to the proviso to clause (A) above, Holdings, the Borrower or any of their respective Subsidiaries may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans, Holdings, the Borrower or any of their respective Subsidiaries is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by Holdings, the Borrower or any of their respective Subsidiaries shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”).

Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) such Term Lender is willing to allow to be applied to the prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid subject to such Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.
(1)The Auction Agent shall promptly provide Holdings, the Borrower or any of their respective Subsidiaries with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Holdings, the Borrower or any of their respective Subsidiaries shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to Holdings, the Borrower or any of their respective Subsidiaries (the “Acceptable Discount”), if any. If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by Holdings, the Borrower or any of their respective Subsidiaries from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), Holdings, the Borrower or any of their respective Subsidiaries shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from Holdings, the Borrower or any of their respective Subsidiaries by the Acceptance Date, Holdings, the Borrower or any of their respective Subsidiaries shall be deemed to have rejected all Solicited Discounted Prepayment Offers.
(2)Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by Holdings, the Borrower or any of their respective Subsidiaries at the Acceptable Discount in accordance with this Section 2.11(a)(iii)(D). If Holdings, the Borrower or any of their respective Subsidiaries elects to accept any Acceptable Discount, then Holdings, the Borrower or any of their respective Subsidiaries agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). Holdings, the Borrower or any of their respective Subsidiaries will prepay outstanding Term Loans pursuant to this clause (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all

Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro-rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with Holdings, the Borrower or any of their respective Subsidiaries and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Administrative Agent (if not the Auction Agent), Holdings, the Borrower or any of their respective Subsidiaries of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) the Administrative Agent and each Term Lender who made a Solicited Discounted Prepayment Offer of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) the Administrative Agent (if not the Auction Agent) and each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, the Administrative Agent (if not the Auction Agent) and each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with clause (F) below (subject to clause (J) below).
(E)In connection with any Discounted Term Loan Prepayment, Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of reasonable and customary fees and expenses from Holdings, the Borrower or any of their respective Subsidiaries in connection therewith.
(F)If any Term Loan is prepaid in accordance with clauses (B) through (D) above, Holdings, the Borrower or any of their respective Subsidiaries shall (i) provide the Administrative Agent with at least three (3) Business Days’ prior written notice thereof, which notice shall specify the amount of such prepayment, the Class and Type of Loans to be prepaid, the order of Borrowings to be prepaid, the Lenders to receive such prepayment, the amount of such prepayment allocable to interest and the amount allocable to principal of the Loans to be prepaid, and the amount of the principal amount of the Loans to be reduced as part of such prepayment (and the Lenders hereby authorize and direct the Administrative Agent to conclusively rely on such notice in adjusting the Register) and (ii) prepay such Term Loans on the Discounted Prepayment Effective Date. Holdings, the Borrower or any of their respective Subsidiaries shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Applicable Account in immediately available funds not later than 2:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans as directed by the Borrower or in direct order of maturity if not otherwise specified. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or

Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.
(G)To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.11(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Holdings, the Borrower or any of their respective Subsidiaries.
(H)Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.
(I)Each of Holdings, the Borrower or any of their respective Subsidiaries and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(iii) as well as activities of the Auction Agent.
(J)Holdings, the Borrower or any of their respective Subsidiaries shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date, as applicable (and if such offer is revoked pursuant to the preceding clauses, any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(iii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).
(K)The proceeds of Revolving Loans shall not be used by the Borrower to prepay any Term Loans pursuant to this Section 2.11(a)(iii) and there shall be no Revolving Loans outstanding at the time of such prepayment.
(b)In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments at such time, the Borrower shall prepay Revolving Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess within one (1) Business Day following the Borrower’s receipt of written notice from the Administrative Agent.
(c)If any Net Proceeds are received by or on behalf of Holdings or its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within five (5) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of “Prepayment Event”, on the date of such Prepayment Event), and following expiration of any reinvestment period (if applicable), prepay Initial Term Loans in an aggregate amount equal to (i) with respect to any Prepayment Event described in clause (a) of the definition of “Prepayment Event”, 100% of the amount of such Net Proceeds in excess of the de minimis threshold specified in the definition of “Prepayment Event” or “Casualty Event”, as applicable, with respect to the applicable Prepayment Event (the amount of Net Proceeds with respect to Prepayment Events described in clause (a) of the definition of “Prepayment Event” below the applicable de minimis threshold specified in the definition of “Prepayment Event” or “Casualty Event”, “Retained Asset Sale Proceeds”); provided that, in the case of any event described in clause (a) of the definition of “Prepayment Event”, if the Borrower or any of the Restricted Subsidiaries invest (or commit to invest) the Net Proceeds from such event (or a portion thereof), or use such Net Proceeds in connection with a Permitted Acquisition or other Investment permitted under this Agreement (other than Investments in cash and Permitted Investments or intercompany Investments (other than in joint ventures)), within eighteen (18) months after receipt of such Net Proceeds in the business of the Borrower and the other Restricted Subsidiaries (including capital expenditures and other improvements or assets used or useful in the business of the Borrower or any of the Restricted Subsidiaries), then no prepayment shall be required pursuant to this clause (c) in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 18-month period (or if committed to be so invested within such 18-month period, have not been so invested within six (6) months following such 18-month period), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested) (and pending such reinvestment, the Borrower may use such proceeds for any purpose, including paying down outstanding Revolving Loans); provided, further, that, with respect to any Prepayment Event described in clause (a) of the definition of “Prepayment Event”, reinvestments made on or after the date that is 90 days prior to execution of the definitive agreement for such Prepayment Event that generated such Net Proceeds shall, at the option of the Borrower, be deemed a use of the reinvestment right or (ii) with respect to any Prepayment Event described in clause (b) of the definition of “Prepayment Event”, 100% of the amount of such Net Proceeds; provided, that, in each case, the Borrower may use a portion of such Net Proceeds to prepay or repurchase any Incremental Term Loans, Other Term Loans or other Indebtedness, in each case that is secured by the Collateral on a pari passu basis with the Initial Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Initial Term Loans and such other Indebtedness.
(d)Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2027, the Borrower shall prepay Initial Term Loans in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided that, at the election of the Borrower, such amount shall be reduced on a dollar-for-dollar basis by the following, without duplication of any amounts deducted pursuant to the definition of “Excess Cash Flow”:
(e)(A)     the aggregate amount of voluntary prepayments and repurchases of (i) Term Loans (and, to the extent the Revolving Commitments are permanently reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) or otherwise in a manner not prohibited by Section 9.04(g) during such fiscal year or after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(iii) or repurchases pursuant to Section 9.04(g) shall be limited to the actual amount of such cash prepayments or repurchase) and (ii) other Senior Secured First Lien Indebtedness (provided that (x) in the case of the prepayment of any revolving commitments, there is a corresponding permanent reduction in commitments and (y) the reduction as a result of such prepayments and repurchases shall be limited to the actual amount of such cash prepayment or repurchase) made during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (excluding in the case of clauses (i) and (ii) all such prepayments and repurchases funded with the proceeds of other long term Indebtedness (other than Revolving Loans));
(f)(B)     the amount of Investments and acquisitions (including joint ventures) made by the Borrower and its Restricted Subsidiaries in cash in accordance with Section 6.04 (other than Investments pursuant to Section 6.04(a), (c), (e)(ii), (g), (j), (k), (m), (o), (p), (q), (gg) or (ii)) during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (to the extent not financed with the proceeds of long term Indebtedness (other than Revolving Loans));
(g)(C)     the amount of dividends and other Restricted Payments made by the Borrower and its Restricted Subsidiaries pursuant to Section 6.07(a) (other than pursuant to Section 6.07(a)(i), (ii), (viii), (ix), (xv) or (xvii)) and paid in cash during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (to the extent not financed with the proceeds of long term Indebtedness (other than Revolving Loans));
(h)(D)     the aggregate amount capital expenditures paid in cash by the Borrower and its Restricted Subsidiaries during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (to the extent not financed with the proceeds of long term Indebtedness (other than Revolving Loans));
(i)(E)     the amount of taxes (including penalties and interest and estimated taxes) paid in cash and/or tax reserves set aside or payable (without duplication) by the Borrower and its Restricted Subsidiaries during such fiscal year or, at the option of the Borrower, after such fiscal year and prior to the time such prepayment is due (without duplication to subsequent years) (to the extent not financed with the proceeds of long term Indebtedness (other than Revolving Loans)); and
(j)(F)    without duplication of amounts deducted pursuant to clauses (B) or (D) above, any payment of the kind set forth in such clauses that the Borrower or any Restricted Subsidiary shall, during such fiscal year, have become obligated or committed to make, in each case, in cash and no later than the date ending four consecutive fiscal quarters of the Borrower following the end of such fiscal year; provided that any amount so deducted shall not be deducted again for any subsequent fiscal year;
(k)provided, further, that no prepayment shall be required with respect to any fiscal year to the extent the prepayment amount for such period would be equal to or less than the greater of (x) $5,250,000 and (y) 15% of Consolidated EBITDA for the Test Period then last ended (and only the amount in excess of such threshold shall be required to be repaid). Each prepayment pursuant to this paragraph shall be made on or before the date that is ten (10) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated.

(l)Prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to clause (f) of this Section 2.11. In the event of any optional prepayment of Revolving Borrowings, the Borrower shall select the Class or Classes of Revolving Borrowings to be prepaid. Except as otherwise provided in any Refinancing Amendment, Loan Modification Agreement, Incremental Facility Amendment or otherwise herein, in the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment shall be allocated among the Classes of Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Agreement for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent in writing at least two (2) Business Days prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class pursuant to this Section 2.11 (other than an optional prepayment pursuant to clause (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined (and not used pursuant to the immediately following sentence) shall be retained by the Borrower or its Restricted Subsidiaries (such amounts, “Retained Declined Proceeds”). An amount equal to any portion of a mandatory prepayment of Term Borrowings that is declined by the Lenders under this Section 2.11(e) shall, to the extent not prohibited hereunder or under the documentation governing the Permitted First Priority Refinancing Debt or the Pari Passu Intercreditor Agreement, be applied by the Borrower to prepay pari passu Indebtedness or Permitted Junior Priority Refinancing Debt to the extent required by the documentation governing such Indebtedness or be retained to be used for any other purposes not prohibited hereunder. Except as otherwise provided in any Refinancing Amendment, Loan Modification Agreement, Incremental Facility Amendment or otherwise herein, optional prepayments of Borrowings of Term Loans should be allocated among the Classes of Term Borrowings pro rata based on the aggregate principal amount of outstanding Borrowings of each Class.
(m)The Borrower shall notify the Administrative Agent in writing of any optional prepayment under Section 2.11(a)(i) not later than 2:00 p.m. one (1) Business Day before the date of prepayment (or such shorter period as may be agreed by the Administrative Agent) or of any mandatory prepayment pursuant to Section 2.11 not later than 2:00 p.m. three (3) Business Days before the date of prepayment (or such shorter period as may be agreed by the Administrative Agent). Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid, the premium (if any) payable in connection therewith, and, in the case of a mandatory prepayment as a result of a Prepayment Event set forth in clause (a) of the definition thereof, shall include a reasonably detailed calculation of the amount of such prepayment. Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under this Section 2.11(f) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or specify that such notice is not automatically extended until the occurrence of such event specified therein. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except (x) with respect to a prepayment of Term Loans, which shall be in an amount of at least $1,000,000, and (y) as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing (including ratably as among the Initial Term Loans made on the Effective Date). Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13, and subject to Section 2.11(a)(i), shall be without premium or penalty. At the Borrower’s written election to the Administrative Agent (to be delivered as part of or contemporaneously with the prepayment notice) in connection with any prepayment pursuant to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender (under any of clauses (a), (b) or (c) of the definition of “Defaulting Lender”) and shall be allocated ratably among the relevant non-Defaulting Lenders.

(n)Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Subsidiary of the Borrower giving rise to a prepayment pursuant to Section 2.11(c) (with respect to a Prepayment Event described in clause (a) of the definition of “Prepayment Event”) or (d) (a “Restricted Prepayment Event”) or Excess Cash Flow are prohibited or delayed by applicable local law (including financial assistance, corporate benefit, restrictions on repatriating or upstreaming of cash intra-group and the fiduciary and statutory duties of the directors of the relevant subsidiaries) from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by such Subsidiary, (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow could reasonably be expected to have an adverse tax consequence (other than a de minimis adverse tax consequence), including as a result of upstreaming cash from a Subsidiary to make such payments and including, without limitation, the imposition of withholding taxes, to Holdings, the Borrower or any Subsidiary with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary, (C) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow would violate any material Organizational Document restrictions (as a result of minority ownership) and restrictions in other material agreements (to the extent not in violation of Section 6.09), the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary and (D) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow could reasonably give rise to a risk of liability for the directors of such Subsidiary under applicable local law, the Net Proceeds or Excess Cash Flow so affected will not be required to be taken into account in determining the amount to be applied to repay Term Loans at the times provided in Section 2.11(c) or Section 2.11(d), as the case may be, and such amounts may be retained by such Subsidiary; provided that (i) Holdings, the Borrower and each Restricted Subsidiary hereby agrees to use commercially reasonable efforts (as determined in the Borrower’s reasonable business judgment) to overcome or eliminate any such restrictions on repatriation even if the Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Net Proceeds will otherwise be subject to repayment under this Section 2.11, and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Restricted Prepayment Event or Excess Cash Flow could reasonably be expected to have adverse tax consequences (other than de minimis adverse tax consequences) for Holdings, the Borrower or any Subsidiary or any of their respective direct or indirect equity holders with respect to such Net Proceeds, an amount equal to such Net Proceeds that would be so affected will not be subject to repayment under this Section 2.11 and such amounts shall be available for general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with this Section 2.11. For the avoidance of doubt, the Borrower shall be permitted to make any repayments required by Section 2.11(c) or Section 2.11(d) from any source of funds and shall not be required to make any repayments from funds contained in any particular Loan Party. The non-application of any such prepayment amounts as a result of the foregoing provisions will not constitute a Default or Event of Default and such amounts shall be available for working capital and general corporate purposes of the Loan Parties and their Subsidiaries as long as not required to be prepaid in accordance with such provisions; provided that such amounts shall not be included in the calculation of the Available Amount. Notwithstanding the foregoing, any payments or returns actually made by the Loan Parties under this clause (g) shall be applied net of an amount equal to the additional Taxes of Holdings, its Subsidiaries and the direct and indirect holders of Equity Interests in Holdings that would be payable or reserved against and any additional costs that would be incurred as a result of a repatriation, whether or not a repatriation actually occurs. For the avoidance of doubt, the Loan Parties shall not be required to cause any amounts to be repatriated to the United States regardless if such amount is used in or excluded from the determination of the amount of any mandatory prepayment required under this Section 2.11.
Section 2.12Fees.

(a)The Borrower agrees to pay to the Administrative Agent in Dollars for the ratable account of each Revolving Lender (other than a Defaulting Lender) a commitment fee (the “Commitment Fee”), which shall accrue at the per annum rate of 0.50% on the daily average unused amount of the Revolving Commitment of such Lender available to the Borrower during the period from and including the Effective Date to but excluding the date of termination of the Revolving Commitments. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the last Business Day of the first full fiscal quarter to occur after the Effective Date;
(i)The commitment fee under this Section 2.12(a) shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the commitment fee, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.
(b)The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Term SOFR Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements but taking into account the maximum amount available to be drawn under all outstanding Letters of Credit, whether or not such maximum amount is then in effect) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee (which fee shall be calculated by the applicable Issuing Bank and payable directly to the applicable Issuing Bank) equal to 0.125% of the face amount of each outstanding Letter of Credit on a quarterly basis in arrears during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s reasonable, standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to the last day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December, respectively, commencing on the last Business Day of the first full fiscal quarter to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on written demand. Any other fees payable to an Issuing Bank pursuant to this clause (b) shall be payable within thirty (30) days after written demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent for its own account and, ratably, for the account of each Lender, as applicable (provided that, for the avoidance of doubt, any Lender may allocate fees among its managed, advised or sub-advised funds, accounts or clients), fees payable in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent in the Fee Letter (including fees due on the Effective Date pursuant to the Fee Letter). The Borrower agrees to pay the fees set forth in the Fee Letter as provided therein.
(d)Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12.
(e)All fees payable hereunder shall be paid on the dates due, in Dollars in immediately available funds, and shall not be refundable unless otherwise specified.
Section 2.13Interest.
(a)The Loans comprising each ABR Borrowing denominated in Dollars shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if upon the occurrence and during the continuation of any Specified Event of Default, any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (after giving effect to any grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall automatically (unless waived by the Required Lenders) bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount hereunder, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in clause (a) of this Section 2.13, in each case, to the fullest extent permitted by applicable laws; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Term Maturity Date and, in the case of Revolving Loans, on the Revolving Maturity Date and upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to clause (a) of the definition of “Alternate Base Rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the avoidance of doubt, no date of payment shall be included in any computation.
(f)In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes (subject to the consultation rights of the Borrower set forth in such definition) from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.
Section 2.14Inability to Determine Rates. Subject to Section 2.25, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Term SOFR Rate” cannot be determined pursuant to the definition thereof, or
(b)the Required Lenders determine that for any reason in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that the Term SOFR Rate for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided written notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender, upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.25, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the “Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate or the Term SOFR Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, the Term SOFR Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, the Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, the Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 2.15Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Term SOFR Rate);
(ii)subject any recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any Issuing Bank or the applicable market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Term SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.
(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in clause (a) or (b) of this Section 2.15 delivered to the Borrower (with a copy to the Administrative Agent) shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
(d)Failure or delay on the part of any Lender or Issuing Bank to written demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to written demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16[Reserved].
Section 2.17Taxes.
(a)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If the Administrative Agent or any Loan Party shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Taxes from such payments, then the Administrative Agent or such Loan Party shall be entitled to make such deductions or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law, and if such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions or withholding of Indemnified Taxes have been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17), each Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholding of Indemnified Taxes been made.

(b)Without duplication and without limiting the provisions of clause (a) above, the Borrower shall timely pay, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with any applicable Requirements of Law.
(c)Without duplication of any obligation under the immediately preceding clauses (a) and (b) above, the Borrower shall indemnify the Administrative Agent and each Lender within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender as the case may be or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable, documented out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be obligated to make payment to the Administrative Agent or a Lender, as the case may be, for penalties, interest or expenses attributable to the gross negligence, bad faith or willful misconduct of the Administrative Agent or such Lender, as applicable (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment). A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)To the extent required by any applicable Requirements of Law (as determined in good faith by the Administrative Agent), the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Each Lender shall indemnify and hold harmless the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties for such Taxes pursuant to this Section 2.17 and without limiting any obligation of the Loan Parties to do so pursuant to this Section 2.17), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, together with all expenses incurred, including legal expenses, and any other out-of-pocket expenses, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 2.17(d). The agreements and obligations in this Section 2.17(d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement or any provision thereof, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of the Loans and all other obligations under any Loan Document.
(e)As soon as practicable after any payment of any Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, (i) complete any documentation (including any procedural formalities) and/or provide any information required for the Borrower or the Administrative Agent, as applicable, to obtain clearance to make payments under the Loan Documents without, or with a reduction in, any withholding tax and to determine whether or not such Lender is subject to backup withholding or information reporting requirements and (ii) provide the Borrower and the Administrative Agent with any properly completed and executed documentation and/or information prescribed by any Requirement of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation or the provision of such information (other than such documentation set forth in this Section 2.17(f)(i), (ii)(A) through (D), and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing:
(i)Each Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two (2) properly completed and duly signed copies of IRS Form W-9 (or any successor form) certifying that such Lender is not subject to U.S. federal backup withholding tax.
(ii)Each Lender that is a Foreign Lender, to the extent it is legally entitled to do so, shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two (2) properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,
(B)two (2) properly completed and duly signed copies of IRS Form W-8ECI (or any successor forms),
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) properly completed and duly signed certificates, substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (any such certificate a “United States Tax Compliance Certificate”), and (y) two (2) properly completed and duly signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor forms),
(D)to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership for relevant tax purposes or a participating Lender), two (2) properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor forms), a United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, IRS Form W-8IMY (or other successor forms) and/or any other certification documents from each beneficial owner that would be required under this Section 2.17 if such beneficial owner were a Lender, as applicable; provided that, if the Foreign Lender is a partnership for relevant tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, a

United States Tax Compliance Certificate substantially in the form of Exhibit H-4 may be provided by such Foreign Lender on behalf of each such direct or indirect partner, or
(E)two (2) properly completed and duly signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(iii)If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to withholding Tax imposed by FATCA if such recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such recipient has or has not complied with such recipient’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)Each Lender and the Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over an amount equal to such refund to the indemnifying party (or the Borrower, as applicable) (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of the party originally receiving the refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the indemnifying party (or the Borrower, as applicable) upon the request of the party originally receiving the refund, shall promptly repay the amount paid over pursuant to this clause (g) (or the Borrower, as applicable) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the party originally receiving the refund in the event the party originally receiving the refund is required to repay such refund to such Governmental Authority. The party originally receiving the refund, as the case may be, shall, at the indemnifying party’s (or the Borrower’s, as applicable) request, provide the indemnifying party (or the Borrower, as applicable) with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority; provided that the party originally receiving the refund may delete any information therein that it deems confidential. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Notwithstanding anything to the contrary, this Section 2.17(g) shall not be construed to require the party originally receiving the refund to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other person. Notwithstanding anything herein to the contrary, the Borrower shall not be required to compensate such Lender for any amount incurred under this Section 2.17 more than one hundred and eighty (180) days prior to the date that such Lender became aware of the incurrence of such amount.

(h)The agreements and obligations in this Section 2.17 shall survive the resignation and/or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, any assignment of rights by a Loan Party, the termination of this Agreement or any provision thereof, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of the Loans and all other amounts payable under any Loan Document.
(i)For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank, and the term “applicable Requirements of Law” includes FATCA.
Section 2.18Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) at or prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m. on the date when due), in immediately available funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made in Dollars to such account as may be specified by the Administrative Agent. Payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Term SOFR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two (2) sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in Dollars, all payments of accrued interest payable on a Loan shall be made in Dollars, and all other payments under each Loan Document shall be made in Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, premium interest and fees then due hereunder, such funds shall be applied: (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal, premium and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal, premium and unreimbursed LC Disbursements then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this clause (c) shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on written demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), Section 2.05(f), Section 2.06(a), Section 2.06(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.
Section 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.23, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender.
(b)If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Disqualified Lender or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, (i) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation) or (ii) prepay the Loans and, if applicable, terminate the Revolving Commitments of such Defaulting Lender; provided that (A) in the case of preceding clause (i), the Borrower shall have received the prior written consent of the

Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from (x) in the case of preceding clause (i), the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of preceding clause (ii), from the Borrower, (C) in the case of preceding clause (i), the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and, in the case of an Eligible Assignee that is not a Lender, provided to the Administrative Agent an Administrative Questionnaire, all documentation and other information with respect to such Eligible Assignee as may be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and any tax forms required by Section 2.17(f), and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under clause (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this clause (b) may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender.
Section 2.20Incremental Credit Extensions.
(a)The Borrower may at any time or from time to time on one or more occasions after the Effective Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans (including delayed draw term loans) (each, an “Incremental Term Facility”), (ii) one or more additional term loans of the same Class of any existing Class of term loans (each, an “Incremental Term Increase”) and (iii) one or more increases in the amount of the Revolving Commitments of any Class (each such increase, an “Incremental Revolving Commitment Increase”) and/or (iv) one or more additional Classes of Revolving Commitments (the “Additional/Replacement Revolving Commitment” and, together with any Incremental Term Facility and any Incremental Term Increase and the Incremental Revolving Commitment Increases, the “Incremental Facilities” and any Loans thereunder, the “Incremental Loans”); provided that, after giving effect to the effectiveness of any Incremental Facility Amendment, (x) no Event of Default shall have occurred and be continuing or would result therefrom; provided that, in the case of an Incremental Term Increase incurred to finance a Limited Condition Transaction, if the Borrower has made an LCT Election, such condition shall be that no Event of Default shall have occurred and be continuing at the LCT Test Date (provided that, in any event, no Specified Event of Default shall have occurred and be continuing or immediately result therefrom on the date of the incurrence of such Incremental Term Increase) and (y) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or to the extent qualified as to materiality, all respects after giving effect to such qualification) (or, in the case of a Limited Condition Transaction, the Specified Representations shall be true and correct in all material respects (or to the extent qualified as to materiality, all respects after giving effect to such qualification)) on and as of the date of the incurrence of any Incremental Facility (or, in the case of a Limited Condition Transaction, at the Borrower’s option, as of the LCT Test Date); provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or to the extent qualified as to materiality, all respects after giving effect to such qualification) as of such earlier date. Notwithstanding anything to the contrary herein, the aggregate principal amount of the Incremental Facilities that can be incurred at any time shall not exceed the Incremental Cap (less the aggregate principal amount of any other Indebtedness incurred in reliance on the Incremental Cap) at such time. Each Incremental Facility shall be in a minimum principal amount of $3,000,000 and integral multiples of $500,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $3,000,000 to the extent such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above or the maximum amount then available to be borrowed under the applicable clause of the definition of “Incremental Cap”.
(b)(i) The Incremental Term Loans:
(A)(1) shall rank equal or junior in right of payment and equal or junior in right of security with the Term Loans or may be unsecured, and if junior in right of security or unsecured, shall be established as a separate facility than the facility for the Term Loans that are secured by the Collateral on a first priority basis, (2) shall be structured such that no Borrower nor any Restricted Subsidiary is a guarantor with respect to such Indebtedness unless the Borrower or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed the Loan Document Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on any assets that do not constitute Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with any immaterial changes in form or substance reasonably satisfactory to the Administrative Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior liens may be secured by Liens that are pari passu with or junior in priority to, other Liens that are junior to the Liens on the Collateral securing the Initial Term Loans);
(B)shall not (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not mature prior to the Term Maturity Date of the Initial Term Loans (or, if junior in right of security or unsecured, prior to the date that ninety-one (91) days after the Term Maturity Date of the Initial Term Loans)) (1) if equal in right of security, mature earlier than the Term Maturity Date of the Initial Term Loans, and (2) if junior in right of security or unsecured, mature earlier than ninety-one (91) days after the Term Maturity Date of the Initial Term Loans;
(C)shall not (except in the case of customary bridge loans, escrow or other similar arrangements which subject to customary conditions, would either automatically be converted into or required to be exchanged for permanent refinancing or extended so such facility does not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans) have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans;
(D)shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), interest rates (including through fixed interest rates), “most favored nation” provisions (if any), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, financial covenants (if any) and prepayment terms (subject to clause (E)) and premiums as determined by the Borrower and the Additional Term Lenders thereunder; provided that, for any U.S. dollar denominated Incremental Term Loans (other than customary bridge loans (but not the permanent financing succeeding such bridge loans)), secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans and ranking pari passu with the Initial Term Loans in right of payment, in the event that the Effective Yield for any such Incremental Loans is greater than the Effective Yield for the Initial Term Loans by more than 0.50% per annum (without giving effect to any step-downs in interest margin applicable to the Initial Term Loans not applicable at the time such Incremental Term Loans are incurred), then the Effective Yield for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield for the Initial Term Loans (without giving effect to any step-downs in interest margin applicable to the Initial Term Loans not applicable at the time such Incremental Term Loans are incurred) is equal to the Effective Yield for such Incremental Loans minus 0.50% per annum;

provided, further, that if such Incremental Loans include an interest rate floor greater than the applicable interest rate floor under the Initial Term Loans, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the Initial Term Loans shall be required, but only to the extent an increase in the interest rate floor in the Initial Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the interest rate floor (but not the interest rate margin) applicable to the Initial Term Loans shall be increased to the extent of such differential between interest rate floors;
(E)(1) to the extent secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans and pari passu in right of payment with the Initial Term Loans, may provide for the ability to participate (x) on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) in any voluntary prepayments of the Initial Term Loans and (y) on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis other than in the case of prepayment with Other Term Loans incurred pursuant to a Refinancing Amendment to refinance such Incremental Term Loans or any other Credit Agreement Refinancing Indebtedness in respect of such Incremental Term Loans) in any mandatory prepayments of the Initial Term Loans and (2) to the extent subordinated in right of payment to the Initial Term Loans, subordinated in right of security to the Initial Term Loans and/or unsecured, shall be prepaid on a less than pro rata basis in any prepayments of the Initial Term Loans (other than in the case of a prepayment with Other Term Loans pursuant to a Refinancing Amendment or any other Credit Agreement Refinancing Indebtedness, in each case to refinance such Incremental Term Loans); and
(F)may otherwise have terms and conditions different from those of the Term Loans; provided that to the extent the terms and documentation with respect to such Incremental Term Loans are not consistent with the existing Initial Term Loans (except with respect to matters contemplated by clauses (A), (B), (C), (D) and (E) above), the terms of any such Incremental Term Loans shall not be materially more restrictive to the Borrower and the Restricted Subsidiaries, when taken as a whole, than the terms of the Initial Term Loans unless (1) the Lenders of the Initial Term Loans also receive the benefit of such more restrictive terms (it being understood that, to the extent that any term is added or modified for the benefit of any Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such term is also added or modified for the benefit of the existing Term Loans), (2) any such provisions apply after the Term Maturity Date with respect to the Initial Term Loans or (3) such terms are reasonably satisfactory to the Administrative Agent. Any Incremental Term Increase shall be on the same terms (other than original issue discount and upfront fees but subject to clause (D) above) and pursuant to the same documentation applicable to the Term Loans (except with respect to the Incremental Facility Amendment evidencing such Incremental Term Increase). Any Incremental Term Facility shall be on terms and pursuant to documentation as determined by the Borrower and the Additional Term Lenders providing such Incremental Term Facility, subject to the restrictions and exceptions set forth above.
(i)The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Loans being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, “most favored nation” provisions (if any), rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional amendment, upfront, arrangement, structuring, underwriting, ticking, consent or other similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). Any Incremental Revolving Commitment Increase shall be on the same terms (other than pricing, upfront, arrangement, structuring, underwriting, ticking, consent, amendment and other fees and immaterial terms, as determined by the Borrower) and pursuant to the same documentation (other than the Incremental Facility Amendment evidencing such Incremental Revolving Commitment Increase) applicable to the Revolving Loans (excluding upfront fees and customary arranger fees).
(ii)The Additional/Replacement Revolving Commitments:
(A)(1) shall rank equal or junior in right of payment and equal or junior in right of security with the Revolving Loans or may be unsecured, and if junior in right of payment and/or security or unsecured, shall be established as a separate facility than the facility for the Revolving Loans that are secured by a Lien on the Collateral on a first priority basis, (2) shall be structured such that neither the Borrower nor any Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless the Borrower or such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently borrowed or guaranteed, as applicable, the Secured Obligations, and (3) if secured, the obligations in respect thereof shall not be secured by Liens on the assets of the Borrower and its Restricted Subsidiaries, other than assets constituting Collateral, and if established as a separate facility, shall be subject to a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the applicable Intercreditor Agreement together with (I) any immaterial changes and (II) any changes in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens on the Collateral may be secured by Liens on that the Collateral that are pari passu with or junior in priority to, other Liens that are junior to the Liens securing the Secured Obligations);
(B)shall not mature earlier than the Revolving Maturity Date with respect to the initial Revolving Loans and shall require no mandatory commitment reduction prior to the Revolving Maturity Date applicable to the initial Revolving Loans;
(C)shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, arrangement fees, structuring fees, ticking fees, amendment fees, consent fees, and any other fees, undrawn commitment fees, funding discounts, original issue discounts, prepayment terms and premiums, and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments;
(D)shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments;
(E)may include provisions relating to letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Facility Amendment) to the terms relating to the Letters of Credit with respect to the applicable Class of Revolving Commitments or otherwise reasonably acceptable to the Issuing Banks; and
(F)may otherwise have terms and conditions different from those of the Revolving Commitments and the Revolving Loans made under this Agreement (including currency denomination); provided that (x) to the extent the terms and documentation with respect to such Additional/Replacement Revolving Commitments are not consistent with the existing Revolving Commitments (except with respect to matters contemplated by clauses (B), (C), (D) and (E) above), the covenants, events of default and guarantees of any such Additional/Replacement Revolving Commitments shall not be materially more favorable to the lenders providing such Additional/Replacement Revolving Commitments, when taken as a whole, than the terms of the Revolving Commitments unless (1) Lenders under Revolving Commitments also receive the benefit of such more restrictive terms (it being understood that, to the extent that any term is added or modified for the benefit of any Additional/Replacement Revolving Commitment, no consent shall be required from the Administrative Agent or any of the Revolving Lenders to the extent that such term is also added for the benefit of the existing Revolving Commitments), (2) any such provisions apply after the Revolving Maturity Date or (3) such terms shall be reasonably satisfactory to the Administrative Agent and (y) in no event shall it be a condition to the effectiveness of, or initial borrowing under, any such Additional/Replacement Revolving Commitments that any representation or warranty of any Loan Party set forth herein be true and correct, except and solely to the extent required by the Additional/Replacement Revolving Lenders providing such Additional/Replacement Revolving Commitments. Any Additional/Replacement Revolving Commitments shall be on terms and pursuant to documentation as determined by the Borrower and the Additional/Replacement Revolving Lenders providing such Additional/Replacement Revolving Commitments, subject to the restrictions set forth above; provided, further that notwithstanding anything to the contrary in this Section 2.20 or otherwise, (1) the borrowing and repayment (except for (x) payments of interest and fees at different rates, (y) repayments required upon the maturity date of the Revolving Commitments and (z) repayment made in connection with a permanent repayment and termination of any commitments) of Loans with respect to Additional/Replacement Revolving Commitments after the associated Incremental Facility closing date shall be made on a pro rata basis with all other Revolving Commitments, and (2) the permanent repayment of Revolving Loans with respect to, and termination of, Additional/Replacement Revolving Commitments after the associated Incremental Facility closing date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class. Any Additional/Replacement Revolving Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Commitments prior to the Incremental Facility closing date.
(c)Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans or Incremental Revolving Commitment Increases or Additional/Replacement Revolving Commitments.
(d)Commitments in respect of any Incremental Term Increase and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Commitment, an increase in such Lender’s applicable Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Facility may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall be obligated to provide any Incremental Loans) or by any Additional Lender; provided that the restrictions applicable to assignments of Loans and Commitments to Affiliated Lenders set forth in this Agreement shall apply to the provision of any Incremental Facility by an Affiliated Lender as if such Incremental Facility was being assigned to such Affiliated Lender. Any loan under an Incremental Term Increase and any loan under an Incremental Revolving Commitment Increase shall be a “Loan” for all purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may, subject to Section 2.20(b), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders and including voting rights as contemplated by Section 9.02). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit thereunder) pursuant to such Incremental Facility Amendment shall be subject to the satisfaction on the date of such Incremental Facility Amendment of such conditions as the parties thereto shall agree and as required by this Section 2.20.
(e)The Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases and Additional/Replacement Revolving Commitments for any purpose not prohibited by this Agreement.
(f)Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.21Refinancing Amendments.
(a)At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (i) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (i) will be deemed to include any then outstanding Other Term Loans) or (ii) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (ii) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (x) Other Term Loans or Other Term Commitments or (y) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will be unsecured or will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the Lenders thereof, and (iii) the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of any outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be; provided, further, that the restrictions applicable to assignments of Loans and Commitments to Affiliated Lenders set forth in this Agreement shall apply to the provision of any Credit Agreement Refinancing Indebtedness by an Affiliated Lender as if such Credit Agreement Refinancing Indebtedness was being assigned to such Affiliated Lender. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the conditions as agreed between the lenders providing such Credit Agreement Refinancing Indebtedness and the Borrower. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $3,000,000 in the case of Other Term Loans or $3,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $500,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments; provided that no Issuing Bank shall be required to act as “issuing bank” under any such Refinancing Amendment without its written consent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). In the case of any Credit Agreement Refinancing Indebtedness in the form of Other Revolving Loans or Other Revolving Commitments, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving

Commitments shall be made on a pro rata basis or less than pro rata basis with all other Revolving Commitments (except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than pro rata basis as compared with any other Class with a later maturity date than such Class) and (3) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, as applicable, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.
(b)If, in connection with any proposed Refinancing Amendment with respect to any Class of Loans, any Lender of such Class which has been offered to such Lender who declines to provide any portion of the Credit Agreement Refinancing Indebtedness on the terms provided by the other Lenders providing such Credit Agreement Refinancing Indebtedness (each such Lender, a “Non-Refinancing Lender”) then the Borrower may, on written notice to the Administrative Agent and the Non-Refinancing Lender, (i) cause such Lender to (and such Lender shall be obligated to (and to the extent such Non-Refinancing Lender does not execute such Refinancing Amendment, such Refinancing Amendment shall nonetheless be effective without such signature of the Non-Refinancing Lender)) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the applicable Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) in connection with such Refinancing Amendment or (ii) in the case of Revolving Commitments only, prepay, and terminate the Revolving Commitments of, such Lenders; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) such Non-Refinancing Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the applicable Class assigned by it pursuant to this Section 2.21(b), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (b) in connection with an assignment pursuant to clause (i), no processing and recordation fee specified in Section 9.04(b) shall be payable in connection therewith. If any applicable Lender shall be deemed a Non-Refinancing Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans in connection with any such Refinancing Amendment, the Borrower shall pay such Non-Refinancing Lender, the premium, if any, set forth in Section 2.11.
(c)This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.22Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.
(ii)Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative

Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing trust or deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists and is continuing, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05 and the payments of participation fees pursuant to Section 2.12(b), the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the sum of (A) the aggregate principal amount of the Revolving Loans of that non-Defaulting Lender plus (B) the LC Exposure of that non-Defaulting Lender. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Banks’ Defaulting Lender Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv) or the proviso to the definition thereof), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 9.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
Section 2.23Illegality.
If any Lender reasonably determines that any law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent (and subject to adjustments pursuant to Section 2.14) (i) any obligation of such Lender to make or continue Term SOFR Loans in the affected currency or currencies or to convert ABR Loans to Term SOFR Loans in the affected currency or currencies shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower in writing that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three (3) Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 2.24Loan Modification Offers.
(a)At any time after the Effective Date, the Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to effect one or more Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower (including mechanics to permit cashless rollovers and exchanges by Lenders). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.
(b)A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by Holdings, the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that, if such amendment does not affect the rights, duties, privileges or obligations of the Administrative Agent, the Administrative Agent shall only be required to acknowledge such amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder. In the case of any Permitted Amendment in the form of Revolving Loans or Revolving Commitments of an Affected Class, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Revolving Commitments of the Affected Class (and related outstandings), (B) repayments required upon the maturity date of the Revolving Commitments of the Affected Class and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (2) below)) of Loans with respect to Revolving Commitments of the Affected Class after the date of obtaining any Revolving Commitments of the Affected Class shall be made on a pro rata basis or less than pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Revolving Commitments of the Affected Class after the date of obtaining any Revolving Commitments of the Affected Class shall be made on a pro rata basis or less than pro rata basis with all other Revolving Commitments (except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than pro rata basis as compared with any other Class with a later maturity date than such Class) and (3) assignments and participations of Revolving Commitments of the Affected Class and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.24.
(c)If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Lender, a “Non-Accepting Lender”) then the Borrower may, on written notice to the Administrative Agent and the Non-Accepting Lender, (i) replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) in the case of Revolving Commitments only, prepay, and terminate the Revolving Commitments of, such Lenders; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11) payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) the processing and recordation fee specified in Section 9.04(b) shall be payable by the Borrower.
(d)Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.
Section 2.25Benchmark Replacement Setting.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.25(a) will occur prior to the applicable Benchmark Transition Start Date. The Borrower and the Administrative Agent will reasonably cooperate to implement any Benchmark Replacement in a manner that does not result in a “deemed exchange” of the credit extensions under this Agreement for U.S. federal income tax purposes.
(b)Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time, in consultation with the Borrower, and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.25(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.25.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may, in consultation with the Borrower, modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current

Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate.
Article III

REPRESENTATIONS AND WARRANTIES
Each of Holdings (with respect to Sections 3.01, 3.02, 3.03, 3.05, 3.08, 3.09, 3.10, 3.11, 3.12, 3.16 and 3.17) and the Borrower represents and warrants to the Lenders that immediately after giving effect to the Transactions:
Section 3.01Organization; Powers.
Each of Holdings, the Borrower and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and in good standing (to the extent such concept exists in the jurisdiction of organization of such Person) under the laws of the jurisdiction of its organization or incorporation, (b) has the corporate or other organizational power and authority (i) to carry on its business as now conducted and (ii) to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required, except in the cases of clause (b)(i) and clause (c), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 3.02Authorization; Enforceability.
This Agreement has been duly authorized, executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to the Legal Reservations.
Section 3.03Governmental Approvals; No Conflicts.
Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and except filings necessary to perfect Liens created under the Loan Documents, and (b) will not violate (i) the Organizational Documents of, or (ii) any Requirements of Law applicable to, Holdings, the Borrower or any Restricted Subsidiary or in the case of this clause (a) and (b)(ii), to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.04No Material Adverse Effect.
(a)Since the Effective Date, there has been no Material Adverse Effect.
Section 3.05Properties.
Each of Holdings, the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid interests in, all its real and personal property material to its business, if any (including all of the Mortgaged Properties), (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.06Litigation and Environmental Matters.
(a)Except as set forth on Schedule 3.06, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, the Borrower and any Restricted Subsidiary (i) are in compliance with any Environmental Law and hold and are in compliance with any permit, license or other approval required under any Environmental Law, (ii) are not subject to any outstanding Environmental Liability and (iii) have not received any unresolved written notice of any claim, citation, investigation, or remedial or corrective action obligation, with respect to any Environmental Liability of the Borrower or any Restricted Subsidiary.
Section 3.07Compliance with Laws.
(a)Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)With respect to the Borrower and each Restricted Subsidiary, there are no pending actions, suits, inspections, U.S. Food and Drug Administration Form 483s, untitled letters or warning letters, seizures, shutdowns, field actions, recalls, subpoenas, civil investigative demands, qui tam or whistleblower actions from any Governmental Authority (in each case, whether civil, criminal, administrative, or investigative) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 3.08Investment Company Status.
None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended from time to time.
Section 3.09Taxes.
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Holdings, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns and reports required to have been filed and (b) have paid or caused to be paid all Taxes required to be paid, except any Taxes that are being contested in good faith by appropriate proceedings; provided that Holdings, the Borrower or the applicable Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
Section 3.10ERISA.
(a)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan sponsored by a Loan Party is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, and (ii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA. There exists no Unfunded Pension Liability with respect to Plans sponsored by a Loan Party in the aggregate (taking into account only Plans with positive Unfunded Pension Liability) except as would not reasonably be expected to have a Material Adverse Effect.
Section 3.11Disclosure.

All written factual information and written factual data (including pursuant to Section 4.01(g)) (other than projections, any pro forma financial information, budgets, other forward-looking information or information consisting of statements, estimates or forecasts regarding the future condition of the industries in which the Loan Parties operate and information of a general economic or industry specific nature) made available to the Administrative Agent or any Lender in connection with the Transactions, when taken as a whole after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not materially misleading (when taken as a whole) in the light of the circumstances under which they were made; provided that, with respect to the projections of the Borrower and its Subsidiaries provided to the Lenders prior to the Effective Date, the Borrower represent that such projections, when taken as a whole, were prepared in good faith based upon assumptions believed by them to be reasonable at the time furnished, it being understood that (i) such projections are merely a prediction as to future events and are not to be viewed as facts, (ii) such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.
Section 3.12Subsidiaries. As of the Effective Date, immediately after giving effect to the Transactions to occur on the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of each Subsidiary of Holdings.
Section 3.13Intellectual Property.
The Borrower and each of its Restricted Subsidiaries owns, licenses or possesses the right to use all Intellectual Property that is used, held for use in the operation of their respective businesses, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary, in the operation of its business as currently conducted, infringes, misappropriates or otherwise violates the Intellectual Property of any Person, except for such infringements, misappropriations or other violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim or litigation challenging the use of any Intellectual Property by the Borrower or any Restricted Subsidiary or the validity or enforceability of any Intellectual Property owned by the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 3.14Solvency.
As of the Effective Date, immediately after the consummation of each of the Transactions to occur on the Effective Date, after taking into account all applicable rights of indemnity and contribution, as of such time, (a) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (measured on a going concern basis) of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (b) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the Effective Date; and (c) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes of this Section 3.14, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course of business.

Section 3.15Federal Reserve Regulations.
No part of the proceeds of the Loans will be used by the Borrower or its Subsidiaries, directly or indirectly, to purchase or carry any margin stock (within the meaning of Regulation U of the Board of Governors) or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors.
Section 3.16USA PATRIOT Act; OFAC and Anti-Corruption.
(a)The Borrower will not, directly or, knowingly, indirectly (i) use the proceeds of the Loans or (ii) lend or contribute such proceeds to any Person for the purpose of funding activities or business of or with any Person that, at the time of such funding, is the subject of Sanctions, or in any Sanctioned Country, in each case, in violation of applicable Sanctions, or in any other manner that would result in a violation by any party to this Agreement of Sanctions applicable to such party. The Borrower will not directly or, knowingly, indirectly use the proceeds of the Loans for any payments to any governmental official or employee, political party, official of a political party or candidate for political office, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”) or any other applicable anti-corruption law.
(b)Each of Holdings, the Borrower and the Subsidiaries is in compliance in all material respects with (i) applicable Sanctions, (ii) Title III of the USA PATRIOT Act, (iii) the FCPA and any other applicable anti-corruption, anti-money laundering or anti-terrorism laws and (iv) other applicable federal or state laws relating to “know your customer” rules and regulations.
(c)None of Holdings, the Borrower, any of the Subsidiaries, any director or executive officer thereof, nor to the knowledge of the Borrower, any employee thereof or agent of the Borrower, are individuals or entities currently on OFAC’s list of Specially Designated Nationals and Blocked Persons and/or any similar list maintained by any Sanctions Authority, or are organized or currently located or residing in a Sanctioned Country, and none of Holdings, the Borrower or any of the Subsidiaries is owned or controlled 50% or more by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on OFAC’s list of Specially Designated Nationals and Blocked Persons or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.
(d)As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.
Section 3.17Security Documents.
(a)Except as otherwise contemplated hereby or under any other Loan Documents and subject to the Collateral and Guarantee Requirement and Section 5.14, the provisions of the Security Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirement, together with such timely filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Collateral Agent (or its agent) of any Pledged Debt (as defined in the Collateral Agreement) and any Pledged Equity (as defined in the Collateral Agreement) required to be delivered pursuant to the applicable Security Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, to the extent required hereunder or thereunder, a legal, valid, enforceable (subject to the Legal Reservations) and perfected Lien with the ranking or priority required by the relevant Security Documents (subject to Liens permitted herein) on all right, title and interest of the respective Loan Parties in the Collateral described therein.
(b)Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, (x) the Loan Parties do not make any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary or any Intellectual Property registered in or arising under the laws of a jurisdiction other than the United States, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirements or (C) on the Effective Date and until required pursuant to Section 5.14 or 4.01(f), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Effective Date pursuant to Section 5.14 or 4.01(f).
Section 3.18Use of Proceeds.
The Borrower has used the proceeds of the Loans and the Letters of Credit issued hereunder only in compliance with (and not in contravention of) Section 5.10 and applicable Requirements of Law.
Article IV

CONDITIONS
Section 4.01Effective Date.
Subject in each case to Section 5.14, as applicable, the obligation of each Lender to make Loans and the obligations of each Issuing Bank to issue Letters of Credit hereunder on the Effective Date shall be subject to satisfaction of the following conditions (or waiver thereof in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received from the Borrower and Holdings a counterpart of this Agreement and the Fee Letter signed on behalf of each such party.
(b)The Administrative Agent (or its counsel) shall have received a customary written legal opinion of Kirkland & Ellis LLP, counsel to Holdings, the Borrower and the other Loan Parties addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated as of the Effective Date.
(c)The Administrative Agent (or its counsel) shall have received a customary certificate of each Loan Party, dated as of the Effective Date, executed by any Responsible Officer of such Loan Party including or attaching only those documents and containing those confirmations referred to in clause (d) of this Section 4.01 and confirming that such documents are correct, complete and in full force and effect and have not been amended or superseded as of the Effective Date except as provided therein.
(d)The Administrative Agent (or its counsel) shall have received a copy of (i) each Organizational Document of each Loan Party relating to it, certified, to the extent applicable, as of a recent date by the applicable Governmental Authority in its jurisdiction of incorporation, organization or formation (or the equivalent thereof), (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) copies of resolutions of the Board of Directors of each Loan Party or other requisite corporate or limited liability company action approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Effective Date by a Responsible Officer of such Loan Party as being in full force and effect without modification or amendment and (iv) a good standing certificate (to the extent such concept exists in the jurisdiction of incorporation, organization or formation of such Loan Party) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation.
(e)The Administrative Agent shall have received (or shall receive substantially contemporaneously with funding on the initial Loans hereunder) (which amounts may be funded from the proceeds of the initial Loans hereunder) all fees and expenses previously agreed in writing by the

Administrative Agent, Lenders and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three (3) Business Days prior to the Effective Date (or such later date as the Borrower may reasonably agree), reimbursement or payment of all reasonable, documented out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by any Loan Party under any Loan Document.
(f)The Loan Parties shall have satisfied the Collateral and Guarantee Requirement.
(g)[Reserved].
(h)The Administrative Agent (or its counsel) shall have received a certificate from a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in Section 4.02(a) and 4.02(b).
(i)The Administrative Agent (or its counsel) shall have received a certificate from a Financial Officer certifying as to the solvency of the Borrower (or such entity at which financial statements will be delivered) and its Restricted Subsidiaries on a consolidated basis immediately after giving effect to the Transactions, substantially the form of Exhibit J.
(j)The Administrative Agent and each Lender shall have received at least three (3) Business Days prior to the Effective Date, so long as requested at least ten (10) Business Days prior to the Effective Date, (i) all documentation and other information about the Loan Parties (after giving effect to the Transactions) that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (it being understood that the Borrower and the Loan Guarantors shall not be required to provide any beneficial ownership information other than, solely to the extent required by clause (ii) of this clause (j), the LSTA UBO Form) and (ii) solely to the extent that the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(k)The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03.
(l)Prior to, or substantially concurrently with, the funding of the Initial Term Loans on the Effective Date, the Company Refinancing shall have been consummated.
    For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing on the Effective Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
Section 4.02Conditions to Each Credit Event.
The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, on or after the Effective Date (other than any Borrowing under any Incremental Term Facility), is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or, in the case of any Borrowing of Revolving Loans, waiver by the Required Revolving Lenders) of the following conditions (subject in all respects to Section 1.06 with respect to any Borrowing the proceeds of which is used to finance a Limited Condition Transaction):
(a)Subject to Section 5.14, as applicable, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (or to the extent qualified as to materiality, all respects after giving effect to such qualification) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be; provided that, in each case, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (or to the extent qualified as to materiality, all respects after giving effect to such qualification) as of such earlier date.
(b)At the time of and immediately after giving effect to such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom.
(c)The Administrative Agent and, if applicable, the relevant Issuing Bank, shall have received a Borrowing Request in accordance with Section 2.03.
Each Borrowing Request (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02), other than with respect to a Borrowing under any Incremental Facility or a Borrowing the proceeds of which are used to finance a Limited Condition Transaction, and each issuance, amendment, renewal or extension of a Letter of Credit (other than any issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date) shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.
Article V

AFFIRMATIVE COVENANTS
From and after the Effective Date and until the Termination Date, each of Holdings and the Borrower covenant and agree with the Lenders that:
Section 5.01Financial Statements and Other Information.
The Borrower will furnish to the Administrative Agent, for distribution to each Lender:
(a)on or before the date that is one hundred and twenty (120) days (or one hundred and fifty (150) days in the case of any fiscal year in which a purchase or other acquisition with an aggregate enterprise value in excess of $25,000,000 is consummated) (or, in each case, such longer period as agreed by the Administrative Agent in its sole discretion, such longer period not to exceed an additional thirty (30) days), after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2026, audited consolidated balance sheet and audited consolidated statements of income or operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries setting forth in each case in comparative form the figures for the previous fiscal year, and with all audited financial statements reported on by an independent public accountant of recognized national standing or other accounting firm reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except as may be required as a result of (i) an anticipated default or event of default with respect to any financial covenant (including the Financial Performance Covenant), (ii) the impending maturity of any Indebtedness (including the Loan Document Obligations), (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) any emphasis of matter or like explanatory statement)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP consistently applied.
(b)commencing with the financial statements for the fiscal quarter ending June 30, 2026, on or before the date that is sixty (60) days (or ninety (90) days in the case of the first three (3) fiscal quarters ending after the Effective Date for which financial statements are required under this clause (b) and for any fiscal quarter in which a purchase or other acquisition with an aggregate enterprise value in excess of $25,000,000 is consummated, in each case, with respect to which financial statements are required to be delivered hereunder) (or, in each case, such longer period as agreed by the Administrative Agent in its sole discretion, such longer period not to exceed an additional thirty (30) days) after the end of each fiscal quarter of each fiscal year of the Borrower, unaudited consolidated balance sheet and unaudited consolidated statements of income or operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year or the corresponding fiscal quarter of the previous year, and, other than with respect to the last fiscal quarter of each fiscal year, accompanied by a customary management discussion and analysis, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that financial statements for the last fiscal quarter of each fiscal year shall be for informational purposes only.
(c)simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related unaudited consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;
(d)not later than five (5) Business Days after any delivery of financial statements under clauses (a) or (b) above (other than the last fiscal quarter of each fiscal year), a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying as to whether a Default or Event of Default has occurred and is continuing and, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) solely if a Covenant Period has occurred and is continuing as of the last day of the relevant fiscal period to which the Compliance Certificate relates, demonstrating compliance with the Financial Performance Covenant (including a calculation of Consolidated EBITDA for such period with any applicable pro forma and other adjustments expressly contemplated to be included in such certificate pursuant to the other provisions of this Agreement), (B) commencing with the first full fiscal quarter ending after the Effective Date, of the Senior Secured First Lien Net Leverage Ratio and the Total Net Leverage Ratio and (C) in the case of the financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2027, of Excess Cash Flow for such fiscal year and (iii) identifying the Subsidiaries that are Immaterial Subsidiaries (if any) that are not Loan Parties;
(e)[reserved];
(f)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings, the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange; and
(g)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Restricted Subsidiary, as the Administrative Agent may reasonably request in writing, in each case subject to the limitations set forth below.
(h)Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (w) the applicable financial statements of Holdings, (x) the applicable financial statements of any Holdings Parent that, directly or indirectly, holds all of the Equity Interests of Holdings and holds no other material assets other than the Equity Interests of Holdings, (y) the applicable financial statements of any Wholly Owned Restricted Subsidiary of Holdings that, together with its consolidated Restricted Subsidiaries, constitutes substantially all of the assets of the Borrower and its consolidated Subsidiaries (a “Qualified Reporting Subsidiary”) or (z) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower, Holdings or any Holdings Parent filed with the SEC within the applicable time periods required by applicable law and regulations; provided that (i) to the extent such information relates to a Holdings Parent, Holdings or a Qualified Reporting Subsidiary, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such Holdings Parent, Holdings or a Qualified Reporting Subsidiary, as applicable, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other accounting firm reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except as may be required as a result of (i) an anticipated default or event of default with respect to any financial covenant (including the Financial Performance Covenant), (ii) the impending maturity of any Indebtedness (including the Loan Document Obligations), (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) any emphasis of matter or like explanatory statement).
Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that Holdings shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.
Any financial statements required to be delivered pursuant to Sections 5.01(a), (b) or (f) shall not be required to contain all purchase accounting adjustments relating to the Transactions or any other transaction(s) permitted hereunder.
Notwithstanding anything to the contrary herein, neither Holdings nor any Subsidiary shall be required to deliver, disclose, permit the inspection, examination or making of copies of or excerpts from, or any discussion of, any document, information, or other matter (i) that constitutes a non-financial trade secret or non-financial proprietary information (unless the Administrative Agent or the Lenders have commenced exercising remedies in respect of an Event of Default that has occurred and is continuing), (ii) in respect of which disclosure to the Administrative Agent (or any Lender (or their respective representatives or contractors)) is prohibited by applicable law, fiduciary duty or binding agreement, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) with respect to which any Loan Party or any Subsidiary owes confidentiality obligations (to the extent not created in contemplation of such Loan Party’s or Subsidiary’s obligations under this Section 5.01) to any third party (collectively, the limitations set forth in this paragraph, the “Disclosure Limitations”).

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to the Borrower’s or its Affiliates’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary); provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12; (x) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (y) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Loan Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent prior to them being distributed to the Lenders, all financial statements and certificates furnished pursuant to Sections 5.01(a) and (b) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any Material Non-Public Information and all other information shall be assumed to contain Material Non-Public Information.
Section 5.02Notices of Material Events.
Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following (subject to the Disclosure Limitations):
(a)the occurrence of any Event of Default (it being understood that any delivery of a notice of an Event of Default shall automatically cure any Event of Default then existing with respect to any failure to deliver such notice, or any inaccuracy of a representation or covenant breach solely as a result of failure to deliver such notice);
(b)to the extent permissible by Requirements of Law, the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against Holdings, the Borrower or any Subsidiary or the existence of or receipt of a written notice of an Environmental Liability of Holdings, the Borrower or any Subsidiary, in each case that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
(d)written notice of any claim, investigation, condition, occurrence or removal or remedial action in connection with Environmental Liabilities of Holdings, the Borrower or any Subsidiary to the extent that such Environmental Liabilities, either individually or when aggregated with all other such Environmental Liabilities, would reasonably be expected to have a Material Adverse Effect (which notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto); and
(e)the occurrence of any other matter or development that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03Information Regarding Collateral.
The Borrower will furnish to the Administrative Agent prompt (and in any event within thirty (30) days after or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number to the extent that such Loan Party is organized or owns Mortgaged Property in a jurisdiction where an organizational identification number is required to be included in a UCC financing statement for such jurisdiction.
Section 5.04Existence; Conduct of Business.
Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, Intellectual Property and Governmental Approvals material to the conduct of its business, except to the extent (other than with respect to the preservation of the existence of Holdings and the Borrower) that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.
Section 5.05Payment of Taxes, etc.
Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay all Taxes required to be paid by it, except where (a) the same are being contested in good faith by an appropriate proceeding diligently conducted by Holdings, the Borrower or any of their Restricted Subsidiaries and adequate reserves in accordance with GAAP are being maintained by Holdings, the Borrower or such Restricted Subsidiary or (b) the failure to make payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
Section 5.06Maintenance of Properties.
Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all tangible property material to the conduct of its business in good working order and condition (casualty, condemnation and ordinary wear and tear excepted), except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05.
Section 5.07Insurance.
Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believe (in the good faith judgment or the management of the Borrower) are reasonable and prudent in light of the size and nature of its business, and will furnish to the Administrative Agent (for distribution to the Lenders) (upon written request from the Administrative Agent) (not to exceed one time per fiscal year, unless an Event of Default has occurred and is continuing), information presented in reasonable detail as to the insurance so carried. Subject to Section 5.14, the Borrower shall, and shall cause each Loan Party organized or existing under the laws of the United States (or any state thereof or the District of Columbia) to (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured as its interests may appear on each U.S. general liability policy of insurance belonging to such Loan Party (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation policies, cyber policies or business interruption insurance) and (ii) include a lender’s loss payable clause or mortgagee endorsement with respect to each U.S. general casualty policy belonging to such Loan Party that names the Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payable or mortgagee thereunder; provided that, unless an Event of Default shall have occurred and be continuing, (A) all proceeds from insurance policies shall be paid to the Borrower or applicable Loan Party, (B) to the extent the Collateral Agent receives any proceeds, the Collateral Agent shall promptly turn over to the Borrower any amounts received by it as an additional insured, lender’s loss payee or mortgagee under any insurance maintained by the Borrower and its Subsidiaries, and (C) the Collateral Agent agrees that the Borrower and/or its applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.
Section 5.08Books and Records; Inspection and Audit Rights.
Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to maintain proper books of record and account in which entries that are full, true and correct in all material respects in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP (or applicable local standards (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder)) consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or the Restricted Subsidiaries, as the case may be. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent and any Lender, upon reasonable prior written notice from the Administrative Agent or such Lender, to visit and visually inspect its tangible properties (subject to (x) Requirements of Law, (y) the rights of lessees or sublessees thereof in the applicable lease, sublease or other written occupancy arrangement pursuant to which Holdings, the Borrower or such Restricted Subsidiary is the lessor and (z) any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which Holdings, the Borrower or such Restricted Subsidiary is the lessee or sublessee), to examine and make extracts from its books and records, and to discuss its affairs, finances and financial condition with its senior officers and independent accountants, all at such reasonable times and as often as reasonably requested (which visit or inspection shall be at the Borrower’s expense); provided that, excluding any such visits and inspections during the occurrence of an Event of Default that is continuing, the Administrative Agent and the Lenders shall not exercise such rights more often than one time (in the aggregate for all Lenders and the Administrative Agent, taken together) during any calendar year absent the occurrence and continuance of an Event of Default and the Administrative Agent and the Lenders agree to use their commercially reasonable efforts to coordinate with each other so that such visits and inspections take place at the same time; provided, further, that (a) when an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice and (b) the Lenders shall give Holdings and the Borrower the opportunity to participate in any discussions with Holdings’ or the Borrower’s independent public accountants. Notwithstanding anything to the contrary herein, the Disclosure Limitations shall apply to this Section 5.08.

Section 5.09Compliance with Laws.
(a)Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law (including Environmental Laws and any permit, license, or approval thereunder, but excluding the FCPA, the FDCA, Sanctions, the USA PATRIOT Act and other applicable anti-money laundering, anti-corruption and anti-terrorism laws) with respect to it, its property and operations, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply in all material respects with the FCPA, the FDCA, Sanctions, the USA PATRIOT Act and other applicable anti-money laundering, anti-corruption and anti-terrorism laws with respect to it.
Section 5.10Use of Proceeds and Letters of Credit.
(a)The Borrower will use the proceeds of the Term Loans borrowed on the Effective Date to directly or indirectly finance a portion of the Transactions and directly or indirectly pay all or a portion of the Transaction Costs, and for other general corporate purposes.
(b)The Borrower may use Revolving Loans drawn on the Effective Date to (x) directly or indirectly finance a portion of the Transactions and directly or indirectly pay all or a portion of the Transaction Costs (in an aggregate amount, together with clause (z) below, not to exceed $5,000,000), (y) to replace, backstop or cash collateralize existing Letters of Credit outstanding as of the Effective Date, and (z) for working capital purposes (including working capital adjustments and/or purchase price adjustments) and/or general corporate purposes (in an aggregate amount, together with clause (x) above, not to exceed $5,000,000). The proceeds of the Revolving Loans and Letters of Credit drawn after the Effective Date will be used for working capital needs and general corporate purposes (including capital expenditures, working capital and/or purchase price adjustments, the payment of transaction fees and expenses (in each case, including in connection with the Transactions), Permitted Acquisitions, Investments, including, for the avoidance of doubt, deferred consideration, earn-outs, seller notes, holdbacks and deferred purchase price obligations, Restricted Payments, refinancing of Indebtedness and any other transactions, in each case, not prohibited by this Agreement).
(c)The Borrower will not directly or, knowingly, indirectly, use the proceeds of any Loan in violation of applicable Sanctions, the USA PATRIOT Act, the FCPA or any other applicable anti-corruption law.
Section 5.11Additional Collateral; Additional Guarantors.
(a)If (i) any additional Restricted Subsidiary (other than any Excluded Subsidiary) is formed or acquired after the Effective Date, (ii) any Restricted Subsidiary ceases to be an Excluded Subsidiary or (iii) the Borrower, at its option, elects to cause a Domestic Subsidiary of the Borrower that is not a Wholly Owned Subsidiary (including any consolidated Affiliate in which the Borrower and its Subsidiaries own no Equity Interest) to become a Subsidiary Loan Party upon such election, then the Borrower will within ninety (90) days (or such longer period as may be agreed to by the Administrative Agent) after (x) such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), (y) such Restricted Subsidiary ceases to be an Excluded Subsidiary (including following the designation (or redesignation) of a Restricted Subsidiary as a Discretionary Guarantor or the designation (or redesignation) of an Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary)) or (z) the Borrower has made such election, cause such Restricted Subsidiary (unless such Restricted Subsidiary is an Excluded Subsidiary) to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party and, upon the reasonable request of the Administrative Agent, cause to be delivered to the Administrative Agent customary opinions of counsel in connection therewith. For the avoidance of doubt, any Discretionary Guarantor that is a Foreign Subsidiary shall execute and deliver such local law pledge and security documents and related ancillary deliverables as may be customary in the applicable jurisdiction, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(b)except as otherwise expressly set forth in the Security Documents, upon the acquisition of any registered or applied for Intellectual Property or real or tangible property (in each case, other than Excluded Assets (unless otherwise elected by the Borrower in its sole discretion)) by any Loan Party, such Loan Party shall (x) provide written notice thereof to the Administrative Agent and (y) satisfy the Collateral and Guarantee Requirement with respect to such property, in each case, within ninety (90) days after the acquisition thereof (or such longer period as may be agreed to by the Administrative Agent), in each case, solely to the extent such property, in the reasonable judgment of the Borrower, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required (or otherwise elected by the Borrower in their sole discretion) in accordance with the terms of the Security Documents or other Loan Documents).
Section 5.12Further Assurances.
Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties (subject in each case to the terms and conditions of this Agreement and the Security Documents, including any deadlines, thresholds and exceptions therein).
Section 5.13Designation of Subsidiaries.
(a)The Borrower may at any time after the Effective Date designate any Restricted Subsidiary (other than, for the avoidance of doubt, the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Event of Default shall have occurred and be continuing or would immediately result from such designation, (ii) no Subsidiary that owns or has an exclusive license to any Material IP may be designated as an Unrestricted Subsidiary, and no Material IP may be transferred or contributed to, or exclusively licensed by, an Unrestricted Subsidiary; provided that nothing in this Section 5.13 shall prohibit an Unrestricted Subsidiary from owning Material IP created by such Unrestricted Subsidiary (provided that, upon any such Intellectual Property created by an Unrestricted Subsidiary becoming Material IP, such Unrestricted Subsidiary shall promptly transfer such Material IP to a Loan Party), (iii) prior to and immediately after giving effect to each such designation, all Unrestricted Subsidiaries, when taken as a whole, shall not have (A) total assets greater than 10% of consolidated total assets of the Borrower and its Restricted Subsidiaries as reflected in the financial statements most recently delivered on or prior to such date or (B) Consolidated EBITDA as of the last day of the most recently ended Test Period that is greater than 10% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries as of such date and (iv) no Subsidiary that owns, directly or indirectly, any Capital Stock of, or holds any Indebtedness of or Lien on any property of, Holdings or any Restricted Subsidiary of Holdings may be designated as an Unrestricted Subsidiary or remain designated as an Unrestricted Subsidiary (and the Borrower shall not cause or permit any Unrestricted Subsidiary to own, directly or indirectly, any Capital Stock of, or hold any Indebtedness of or Lien on any property of, Holdings or any Restricted Subsidiary of Holdings). The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment pursuant to the Unrestricted Subsidiary Investment Basket by the Borrower or its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Borrower’s or their respective Subsidiaries’ (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, of Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value (as determined in good faith by the Borrower) at the date of such designation of the Borrower’s or its Subsidiaries’ (as applicable) Investment in such Subsidiary.
Section 5.14Certain Post-Closing Obligations. Within the time period specified on Schedule 5.14 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Security Documents and complete such other undertakings as set forth on Schedule 5.14 hereto.
Section 5.15Lender Calls.     After the date of delivery of the annual financial information required pursuant to Section 5.01(a), at the reasonable request in writing of the Administrative Agent (acting at the direction of the Required Lenders), the Borrower will hold and participate in annual conference calls or teleconferences at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year of the Borrower and its Restricted Subsidiaries; provided that, if the Borrower or any direct or indirect parent thereof holds a conference call open to the public or holders of any of its securities to discuss the financial position and results of operations of the Borrower and its Restricted Subsidiaries or any direct or indirect parent thereof for the most recently ended year for which financial statements have been so delivered, such conference call will be deemed to satisfy the requirements of this Section 5.15 so long as the Lenders are provided customary access to such conference call; provided, further, that, for the avoidance of doubt, the Disclosure Limitations shall apply to this Section 5.15.
Section 5.16Lines of Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, corollary, complementary, synergistic, reasonably related (including any reasonable extension, development or expansion thereof), adjacent, natural outgrowth or ancillary to any of the foregoing, in each case as reasonably determined by the Borrower in good faith, or any other line of business acceptable to the Administrative Agent.
Section 5.17Fiscal Periods. Holdings and the Borrower will keep their current fiscal year as of the Effective Date, which for the avoidance of doubt shall initially be the calendar year; provided that Holdings or the Borrower may, upon written notice to the Administrative Agent, change its fiscal year (and, in turn, its schedule of fiscal quarters) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (and, in turn, its schedule of fiscal quarters).
Article VI

NEGATIVE COVENANTS
From and after the Effective Date and until the Termination Date, (a) the Borrower covenants and agrees with the Lenders and (b) with respect to Section 6.12, Holdings covenants and agrees with the Lenders that:
Section 6.01Indebtedness; Certain Equity Securities.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness of the Borrower and any of the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20 or 2.21);
(ii)Indebtedness, including intercompany Indebtedness, outstanding on the Effective Date; provided that any Indebtedness in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.01 (unless such Indebtedness is permitted by another clause in this Section 6.01), and any Permitted Refinancing thereof;

(iii)Guarantees by the Borrower and any of the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is permitted under Section 6.04 (other than Section 6.04(v)), (B) no Guarantee by any Restricted Subsidiary of any Junior Financing or Indebtedness that is unsecured and incurred under Section 6.01(a)(xv) shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;
(iv)Indebtedness of (x) the Borrower owing to any Restricted Subsidiary or (y) any Restricted Subsidiary owing to any other Restricted Subsidiary, or the Borrower, in each case, to the extent permitted by Section 6.04 (other than Section 6.04(v)); provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations on terms (i) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit F or (ii) otherwise reasonably satisfactory to the Required Lenders;
(v)(A) Indebtedness (including Capital Lease Obligations and purchase money Indebtedness) incurred, issued or assumed (including any such Indebtedness incurred prior to the Effective Date) by the Borrower or any Restricted Subsidiary to finance the acquisition, purchase, lease, construction, repair, replacement or improvement of fixed or capital property, equipment or other assets whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (A) (or successive Permitted Refinancings thereof); provided that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of (A) $14,250,000 and (B) 40% of Consolidated EBITDA for the Test Period then last ended;
(vi)Indebtedness in respect of Swap Agreements incurred in the ordinary course of business and not for speculative purposes;
(vii)Indebtedness (A) (1) of any Person acquired, merged or consolidated in connection with a Permitted Acquisition or permitted Investment or secured by any assets so acquired (and not incurred by the obligor thereon in contemplation of such Permitted Acquisition or permitted Investment) or (2) of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Borrower as a result of a Permitted Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition (and not incurred in contemplation thereof) and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation (and not incurred in contemplation thereof)) and (B) in respect of the foregoing, any Permitted Refinancing thereof; provided that the aggregate principal amount of such Indebtedness outstanding under this clause (vii) at the time of incurrence does not exceed the greater of (I) $9,000,000 and (II) 25% of Consolidated EBITDA for the Test Period then last ended;
(viii)unsecured Indebtedness arising from earnout obligations, indemnification obligations, obligations in respect of purchase price adjustments, incentive non-competes and other similar contingent obligations of deferred compensation incurred or assumed in connection with any Permitted Acquisition, the Transactions, any other Investment or any Disposition, in each case, permitted under this Agreement;
(ix)(A) Indebtedness (which Indebtedness, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Initial Term Loans (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the

Collateral securing the Initial Term Loans) (and any Registered Equivalent Notes issued in exchange therefor) of the Borrower or any Subsidiary Loan Party or any Person that becomes a Loan Party after the Effective Date (or of any Person not previously a Subsidiary Loan Party that is merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary so long as such Restricted Subsidiary becomes a Subsidiary Loan Party) (“Permitted Ratio Debt”); provided that, immediately after giving effect to the incurrence of such Indebtedness, (x)(1) if such Indebtedness is secured by Liens on a pari passu basis with the Liens on the Collateral securing the Initial Term Loans, the Borrower is able to incur $1.00 of Indebtedness under clause (A) of the definition of “Ratio Incremental Amount”, (2) if such Indebtedness is secured by Liens having a junior priority relative to the Liens on the Collateral securing the Initial Term Loans, the Borrower is able to incur $1.00 of Indebtedness under clause (B) of the definition of “Ratio Incremental Amount” and (3) if such Indebtedness is unsecured, the Borrower is able to incur $1.00 of Indebtedness under clause (C) of the definition of “Ratio Incremental Amount” and (y) such Indebtedness complies with the provisions of the Required Additional Debt Terms; and
(A)any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A) so long as the obligors thereon do not include any Person that is not a Borrower or any Subsidiary Loan Party; provided that such Indebtedness complies with clauses (a), (b), (c), (d), (e), (f) and, solely to the extent such Indebtedness constitutes a Loan Equivalent, clause (g) of the definition of “Required Additional Debt Terms”;
(B)provided, further, that Indebtedness incurred pursuant to this clause (a)(ix) by non-Loan Parties, together with Indebtedness incurred pursuant to clauses (a)(xiii) and (a)(xxiv) by non-Loan Parties, shall not exceed the greater of $12,000,000 and 33% of Consolidated EBITDA for the Test Period then last ended in the aggregate at any time outstanding (the “Non-Guarantor Debt Cap”);
(x)Qualified Securitization Facilities and, to the extent constituting Indebtedness, obligations in respect of Receivables Financing Transactions at any one time outstanding not to exceed the greater of (A) $7,000,000 and (B) 20% of Consolidated EBITDA for the Test Period then last ended;
(xi)Settlement Indebtedness;
(xii)Indebtedness in respect of (a) discounting or factoring of receivables for credit management purposes incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a non-recourse basis and (b) Cash Management Obligations and other Indebtedness in respect of cash pooling, netting services, automated clearinghouse arrangements, overdraft protections and similar arrangements (including short-term pooling and similar intercompany arrangements in respect of accounts held by Foreign Subsidiaries), in each case, in connection with securities or deposit accounts or from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(xiii)Indebtedness incurred to finance a Permitted Acquisition or similar permitted Investment in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $3,500,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended; provided that such Indebtedness complies with the provisions of the Required Additional Debt Terms; provided, further, that Indebtedness incurred by non-Loan Parties pursuant to this clause (a)(xiii), together with Indebtedness incurred pursuant to clauses (a)(ix) and (a)(xxiv) by non-Loan Parties, shall not exceed the Non-Guarantor Debt Cap;
(xiv)Indebtedness in connection with third party letters of credit in an amount not to exceed $15,000,000 at any time outstanding minus the amount of outstanding Letters of Credit hereunder;

(xv)(A) unsecured Indebtedness of the Borrower or any Subsidiary Loan Party or any Person that becomes a Loan Party after the Effective Date (or of any Person not previously a Subsidiary Loan Party that is merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary including the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary so long as such Restricted Subsidiary becomes a Subsidiary Loan Party) that is contractually subordinated to the Loan Document Obligations in right of payment on terms reasonably acceptable to the Administrative Agent; provided that after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the amount of all outstanding Indebtedness incurred under this Section 6.01(a)(xv)(A) shall not exceed the sum of:
(xvi)(I)    an amount equal to the greater of (i) $35,600,000 and (ii) 100% of Consolidated EBITDA for the Test Period then last ended (minus, without duplication, the amounts of all Incremental Facilities and Incremental Equivalent Debt, in each case, incurred under the Fixed Incremental Amount), plus
(xvii)(II)    the maximum aggregate principal amount that can be incurred without causing the Total Net Leverage Ratio for the Test Period most recently ended to exceed 4.75 to 1.00, in each case calculated without deducting from the numerator of such Total Net Leverage Ratio, as applicable, any cash proceeds of such Indebtedness and assuming that, in the case of any revolving facility being established under this clause (xv)(A)(II), that all commitments with respect thereto were fully drawn; provided that to the extent the proceeds of any such Indebtedness are to be used to repay Indebtedness, the Borrower’s ability to give pro forma effect to such repayment and all other adjustments contemplated by the definition of “Pro Forma Basis” shall not be limited; and
(A)any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A) so long as the obligors thereon do not include any Person that is not a Borrower or any Subsidiary Loan Party; provided, further, that such Indebtedness complies with clauses (a), (b), (c), (d) and (f) of the definition of “Required Additional Debt Terms”; provided, further, that Indebtedness may be incurred under both clauses (A)(I) and (A)(II), and proceeds from any such incurrence may be utilized in a single transaction by first calculating the incurrence under clause (A)(II) above and then calculating the incurrence under clause (A)(I) above (if any) and, for the avoidance of doubt, the Total Net Leverage Ratio shall be permitted to exceed the maximum ratios set forth in clause (A)(II) above to the extent of such amounts incurred in reliance on clause (A)(I) at substantially the same time;
(xviii)the incurrence of Indebtedness arising out of any sale leaseback transaction incurred in the ordinary course of business in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (a)(xvi), together with any Credit Agreement Refinancing Indebtedness in respect thereof (excluding any Incremental Facilities), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (I) $7,000,000 and (II) 20% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);
(xix)[reserved];
(xx)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxi)Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;
(xxii)to the extent constituting Indebtedness, amounts accrued and unpaid pursuant to the proviso set forth in Section 6.08(iv);
(xxiii)Permitted Unsecured Refinancing Debt, and any Permitted Refinancing thereof; provided that (A) in the case of any Permitted Unsecured Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt, the obligor thereon shall be a Borrower and (B) in the case of any Permitted Refinancing of any Permitted Unsecured Refinancing Debt, the obligor thereon shall be a Borrower or a Subsidiary Loan Party; provided, further, that in the case of any Permitted Unsecured Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt (or any Permitted Refinancing thereof), such Indebtedness shall comply with clauses (c) and (e) of the definition of “Credit Agreement Refinancing Indebtedness”;
(xxiv)Permitted First Priority Refinancing Debt and Permitted Junior Priority Refinancing Debt, and any Permitted Refinancing of any of the foregoing; provided that (A) in the case of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt, the obligor thereon shall be a Borrower and (B) in the case of any Permitted Refinancing of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the obligor thereon shall be the Borrower or a Subsidiary Loan Party; provided, further, that in the case of any Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt that constitutes a Permitted Refinancing of Incremental Equivalent Debt (or any Permitted Refinancing thereof), such Indebtedness shall comply with clauses (c), (d) and (e) of the definition of “Credit Agreement Refinancing Indebtedness”;
(xxv)Indebtedness of the Borrower issued in lieu of Incremental Facilities consisting of one or more series of secured or unsecured loans, bonds, notes or debentures (which loans, bonds, notes or debentures, if secured, may be secured either by Liens pari passu with the Liens on the Collateral securing the Initial Term Loans (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Initial Term Loans) (and any Registered Equivalent Notes issued in exchange therefor) (the “Incremental Equivalent Debt”); provided that (x) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xxiii) shall not exceed, at the time of incurrence, the Incremental Cap (less the aggregate principal amount of any other Indebtedness incurred in reliance on the Incremental Cap) at such time and (y) such Indebtedness complies with clauses (a), (b), (c), (d), (e), (f) and, solely to the extent such Indebtedness constitutes a Loan Equivalent, clause (g) of the definition of “Required Additional Debt Terms”;
(xxvi)Indebtedness of any Restricted Subsidiary that is not a Loan Party in an amount not to exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of (A) $12,000,000 and (B) 33% of Consolidated EBITDA for the Test Period then last ended; provided that Indebtedness incurred by non-Loan Parties pursuant to this clause (a)(xxiv), together with Indebtedness incurred pursuant to clause (a)(ix) and (a)(xiii) by non-Loan Parties, shall not exceed the Non-Guarantor Debt Cap;
(xxvii)Indebtedness incurred by the Borrower or any Restricted Subsidiary (a) constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation, other indemnification, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or (b) as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, trade creditors or other Persons issued or incurred in the ordinary course of business;
(xxviii)obligations in respect of self-insurance and obligations in respect of customs, performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;
(xxix)Indebtedness representing deferred compensation or stock-based compensation owed to employees of Holdings, the Borrower or the Restricted Subsidiaries incurred in the ordinary course of business;
(xxx)the incurrence of Indebtedness consisting of unsecured subordinated promissory notes subordinated on terms and conditions reasonably acceptable to the Administrative Agent, issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, consultants and independent contractors thereof, their respective Controlled Affiliates or family members and permitted transferees thereof, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any Holdings Parent);
(xxxi)other Indebtedness not to exceed the greater of (A) $14,250,000 and (B) 40% of Consolidated EBITDA for the Test Period then last ended in the aggregate outstanding at any time;
(xxxii)customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;
(xxxiii)to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors, licensees, sublicenses and distribution partners of the Borrower and its Restricted Subsidiaries;
(xxxiv)Contribution Indebtedness;
(xxxv) Indebtedness of a joint venture to the Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed greater of (x) $8,900,000 and (y) 25% of Consolidated EBITDA for the Test Period then last ended;
(xxxvi)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;
(xxxvii)performance Guarantees of the Borrower and the Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;
(xxxviii)obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Borrower or any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions; and
(xxxix)all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxvi) above.

(b)Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, issue any Disqualified Equity Interests, except (x) to the extent incurred as Indebtedness under Section 6.01(a) (and for the avoidance of doubt, if such Disqualified Equity Interests are issued in reliance on a Senior Secured First Lien Net Leverage Ratio, Senior Secured Net Leverage Ratio or Total Net Leverage Ratio test, such Disqualified Equity Interests shall be deemed to constitute Consolidated Funded Indebtedness for purposes of such test) and (y) (i) preferred Equity Interests issued to and held by the Borrower or any Restricted Subsidiary to the extent permitted by Section 6.04, and (ii) preferred Equity Interests issued to and held by joint venture partners after the Effective Date; provided that in the case of this clause (ii) any such issuance of preferred Equity Interests shall be deemed to have been incurred Indebtedness and subject to the provisions set forth in Section 6.01(a) and (b).
For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).
For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the clauses of this Section 6.01 or is entitled to be incurred or issued as the Ratio Incremental Amount, the Borrower shall, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01; provided that, notwithstanding anything to the contrary herein, all Indebtedness under this Agreement incurred (or commitments therefor provided) on the Effective Date shall be deemed to have been incurred pursuant to Section 6.01(a)(i), and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness incurred (or commitments therefor provided) on the Effective Date pursuant to Section 6.01(a)(i). Accrual of interest (including payment-in-kind) or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Equity Interests or preferred Equity Interests in the form of additional shares of Disqualified Equity Interests or preferred Equity Interests of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Equity Interests or preferred Equity Interests outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Equity Interests or preferred Equity Interests for purposes of this Section 6.01 and any Lien permitted to be incurred with respect to any Indebtedness relating to such amounts shall be permitted to secure such obligations.
Notwithstanding anything to the contrary set forth herein, no Loan Party shall be permitted to create, incur, assume, guaranty or otherwise become or remain directly or indirectly liable with respect to any Indebtedness that is, from or of, an Unrestricted Subsidiary (such creation, incurrence, assumption or guaranty being referred to as a “Non-Loan Party Indebtedness of Loan Parties”), in each case, to the extent that the structuring of any claims with respect to any Indebtedness created, assumed, incurred or guaranteed by such Loan Parties, together with any Non-Loan Party Indebtedness of Loan Parties, may, in the reasonable determination of the Borrower, reasonably be expected to result in two (2) or more bankruptcy claims against the same Loan Parties or a double claim for direct and indirect obligations against the same Loan Party, arising from one transaction or series of transactions relating to the same underlying Non-Loan Party Indebtedness of Loan Parties, except for Indebtedness that could otherwise be incurred hereunder and, if such Indebtedness is secured, the Liens securing such Indebtedness are permitted hereunder.
Section 6.02Liens.
The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned (but not leased) or hereafter acquired (but not leased) by it, except:
(i)Liens created under the Loan Documents (including any Liens created to secure Indebtedness (and related obligations) incurred pursuant to Section 2.20 or 2.21);
(ii)Permitted Encumbrances;
(iii)Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $1,000,000 individually shall only be permitted if set forth on Schedule 6.02 (unless such Lien is permitted by another clause in this Section 6.02) and any modifications, replacements, renewals or extensions thereof; provided, further, that such modified, replacement, renewal or extension Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;
(iv)Liens securing Indebtedness permitted under Section 6.01(a)(v); provided that (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for replacements, additions, accessions and improvements to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (B) with respect to Capital Lease Obligations such Liens do not at any time extend to or cover any assets (except for replacements, additions, accessions and improvements to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(v)(i) leases, licenses, subleases, sublicenses, and similar arrangements (including with respect to Intellectual Property) (A) granted to others in the ordinary course of business, (B) that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole; provided that such actions do not secure any Indebtedness or (C) relating primarily, as determined by the Borrower in good faith, to bona fide tax planning purposes or any Permitted Reorganization in the ordinary course of business; and (ii) any interest or title of a lessor, licensor, sublicensor or sublessor under any lease, license, sublease or sublicense entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business;
(vi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(vii)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (B) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or (C) in favor of a banking or other financial institution or entity, or electronic payment service provider, arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking of the finance industry;
(viii)Liens (A) on cash advances, cash earnest money deposits or other escrow deposits in connection with any Investment permitted pursuant to Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ix)Liens on property or other assets of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, not to exceed the greater of (A) $10,750,000 and (B) 30% of Consolidated EBITDA for the Test Period then last ended;
(x)Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any other Restricted Subsidiary and Liens granted by a Loan Party in favor of any other Loan Party (other than in favor of Holdings);
(xi)Liens existing on property or other assets at the time of its acquisition or existing on the property or other assets of any Person as of the Effective Date, and any modifications, replacements, renewals or extensions thereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than any replacements of such property or assets and additions and accessions thereto, the proceeds or products thereof and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, and proceeds or products thereof and, in the case of multiple equipment financings provided by any lender, other equipment financed by such lender);
(xii)Liens on cash, Permitted Investments or other marketable securities securing Letters of Credit of any Loan Party that are cash collateralized on the Effective Date in an amount of cash, cash equivalents or other marketable securities with a fair market value of up to 105% of the face amount of such Letters of Credit being secured, in each case, including cash collateral in connection with any Letters of Credit;
(xiii)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(xiv)Liens deemed to exist in connection with Investments in repurchase agreements under clause (e) of the definition of “Permitted Investments”;
(xv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xvi)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xvii)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located;
(xviii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xix)Liens on the Collateral securing Indebtedness and other obligations permitted under Section 6.01(a)(xxii) or 6.01(a)(xxiii); provided that (A) such Liens securing Indebtedness permitted under 6.01(a)(xxii) (solely in the case of Permitted Junior Priority Refinancing Debt) shall be junior to the Liens on the Collateral securing the Initial Term Loans pursuant to any Intercreditor Agreement as the Administrative Agent may reasonably agree and (B) in all cases such Liens shall be subject to the applicable Intercreditor Agreement;
(xx)sale leaseback transactions permitted by Section 6.01(a)(xvi);
(xxi)Liens on Indebtedness permitted pursuant to Section 6.01(a)(xiv) in the form of cash collateralization or deposit accounts in connection with Section 6.01(a)(xiv) which may rank pari passu to the Secured Obligations (or on a senior basis with respect to any cash collateral);
(xxii)Liens securing any Indebtedness incurred as Permitted Ratio Debt to the extent such Indebtedness is secured and permitted to be incurred thereunder;
(xxiii)Liens on assets of any Restricted Subsidiary that is not a Loan Party (x) securing working capital lines in foreign jurisdictions and/or (y) securing other obligations, in each case to the extent such Indebtedness is permitted by Section 6.01;
(xxiv)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided that (x) such satisfaction or discharge and (y) the repayment of such Indebtedness with such cash, in each case, is permitted hereunder;
(xxv)Receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;
(xxvi)Liens on Equity Interests of any joint venture (x) securing obligations of such joint venture or (y) pursuant to the relevant joint venture agreement or arrangement;
(xxvii)Liens securing any Indebtedness incurred pursuant to Section 6.01(a)(xxxvii) to the extent if the related Indebtedness thereof or thereunder is permitted to be secured;
(xxviii)other Liens; provided that, at the time of the granting thereof, the aggregate outstanding amount of obligations secured by all Liens incurred in reliance on this clause (xxviii) shall not exceed the greater of (x) $14,250,000 and (y) 40% of Consolidated EBITDA for the Test Period then last ended;
(xxix)[reserved];
(xxx)Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(xxxi)Liens of bailees arising as a matter of law or pursuant to the standard terms of agreement of such bailee in the ordinary course of business; provided that such Liens shall extend only to the assets subject to such bailment;
(xxxii)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;
(xxxiii)utility and similar deposits in the ordinary course of business;
(xxxiv)Liens on the Equity Interests of Unrestricted Subsidiaries;
(xxxv)Liens arising in connection with Intercompany License Agreements;
(xxxvi)Liens on cash or Permitted Investments securing any Swap Agreement (or any obligations in respect of the clearing thereof);
(xxxvii) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility and Liens on any receivables transferred in connection with a Receivables Financing Transaction, including Liens on such receivables resulting from precautionary UCC filings or from recharacterization of any such sale as a financing or a loan;
(xxxviii)any Lien resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange; and
(xxxix)Liens in favor of the Borrower or any other Loan Party (other than Holdings).
(a)For purposes of determining compliance with this Section 6.02, in the event that a Lien meets the criteria of more than one of the clauses of this Section 6.02, the Borrower shall, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Lien (or any portion thereof) in any manner that complies with this Section 6.02; provided that, notwithstanding anything to the contrary herein, the Liens created under the Loan Documents on the Effective Date shall be deemed to have been created pursuant to Section 6.02(a)(i), and the Borrower shall not be permitted to reclassify all or any portion of Liens created on the Effective Date pursuant to Section 6.02(a)(i).
Section 6.03Fundamental Changes.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve (which, for the avoidance of doubt, shall not restrict the Borrower or any Restricted Subsidiary from changing its organizational form), except that:
(a)any Restricted Subsidiary (other than the Borrower) may merge, amalgamate or consolidate with (A) the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or (ii) the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent (accompanied by a legal opinion of counsel to the extent reasonably requested by the Administrative Agent) and shall be a corporation or a limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and shall deliver such know your client, beneficial ownership or similar documentation as may be requested by the Lenders or the Administrative Agent, or (B) any one or more Restricted Subsidiaries (other than the Borrower); provided, further, that when any Subsidiary Loan Party is merging, amalgamating or consolidating with another Restricted Subsidiary (1) the continuing or surviving Person shall be a Subsidiary Loan Party or a Borrower or (2) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is otherwise permitted under Section 6.04 (other than Section 6.04(v));
(b)(A) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any Restricted Subsidiary that is not a Loan Party and (B) (x) any Restricted Subsidiary (other than the Borrower) may liquidate or dissolve and (y) any Restricted Subsidiary may change its legal or organizational form if the Borrower determines in good faith that such action is in the best interests of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Loan Guarantor will remain a Loan Guarantor unless such Loan Guarantor is otherwise permitted to cease being a Loan Guarantor hereunder);
(c)any Restricted Subsidiary (other than the Borrower) may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for fair market value (as determined in good faith by the Borrower) and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(v));
(d)the Borrower may merge, amalgamate or consolidate with (or Dispose of all or substantially all of its assets to) any other Person (other than Holdings); provided that (A) (i) the Borrower shall be the continuing or surviving Person or (ii) the surviving Person shall expressly assume the obligations of the Borrower pursuant to documents reasonably acceptable to the Administrative Agent (accompanied by a legal opinion of counsel to the extent reasonably requested by the Administrative Agent) and shall be a corporation or a limited liability company organized under the laws of the United States, any state thereof or the District of Columbia and shall deliver such know your client, beneficial ownership or similar documentation as may be requested by a Lender or the Administrative Agent and (B) no Event of Default is continuing before or after giving effect thereto or would result therefrom;
(e)any Restricted Subsidiary (other than the Borrower) may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04 (other than Section 6.04(v)); provided that the continuing or surviving Person shall be a Borrower or a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12 within the time periods set forth therein (to the extent applicable);
(f)Holdings, the Borrower and the Restricted Subsidiaries may consummate the Transactions and any Permitted Reorganization; and
(g)any Restricted Subsidiary (other than the Borrower) may effect a merger, amalgamation, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05.
Section 6.04Investments, Loans, Advances, Guarantees and Acquisitions.
The Borrower will not, and will not permit any Restricted Subsidiary to, make or hold any Investment, except:
(a)Permitted Investments at the time such Permitted Investment is made;
(b)loans or advances to officers, members of the Board of Directors and employees or independent contractors or consultants of Holdings, the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof); provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time not to exceed the greater of (A) $3,500,000 and (B) 10% of Consolidated EBITDA for the Test Period then last ended;
(c)Investments by the Borrower in any Restricted Subsidiary and Investments by any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary; provided that the aggregate amount of Investments by the Borrower or any Subsidiary Loan Party in any Persons which are not Loan Parties (other than any such Investment made for purposes of cash pooling and/or constituting a loan made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations), together with (i) the aggregate amount of Dispositions made pursuant to the Non-Loan Party Disposition Basket (other than any such Disposition made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations) and (ii) the aggregate amount of Investments made pursuant to the Non-Collateral Permitted Acquisition Basket shall not exceed in the aggregate the greater of (x) $10,750,000 and (y) 30% of Consolidated EBITDA for the Test Period then last ended at the time of making any such Investment (this proviso, the “Non-Loan Party Investment Basket”);
(d)Investments consisting of extensions of trade credit and accommodation guarantees in the ordinary course of business;
(e)Investments (i) existing or contemplated on the Effective Date and, to the extent in excess of $1,000,000 individually, set forth on Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Effective Date by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04 or as otherwise permitted by this Section 6.04;
(f)Investments in Cash Management Services and in Swap Agreements incurred in the ordinary course of business and not for speculative purposes;
(g)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;
(h)Investments constituting Permitted Acquisitions; provided that the aggregate amount of all such Permitted Acquisitions, as valued at the fair market value (as determined in good faith by the Borrower) at the time such Investments are made, in Restricted Subsidiaries that are not Loan Parties or will not become Loan Parties within time limits contemplated by Section 5.11 or in assets that do not constitute Collateral (other than Excluded Assets) or will not become Collateral pursuant to the Collateral and Guarantee Requirement and the Security Documents within ninety (90) days of the consummation of such Permitted Acquisition (or such longer period as agreed by the Administrative Agent acting reasonably), when taken together with (i) the amount of all Dispositions to a Restricted Subsidiary that is not a Loan Party pursuant to the Non-Loan Party Disposition Basket (other than any such Disposition made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations) and (ii) the amount of Investments made in Restricted Subsidiaries that are not Loan Parties pursuant to the Non-Loan Party Investment Basket (other than any such Investment made for purposes of cash pooling or constituting a loan made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations), shall not in the aggregate exceed the greater of (A) $10,750,000 and (B) 30% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment (this proviso, the “Non-Collateral Permitted Acquisition Basket”);
(i)the Transactions or any Permitted Reorganization;

(j)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers in the ordinary course of business;
(k)any Investment (including debt obligations and Equity Interests) received or acquired by the Borrower or any Restricted Subsidiary (i) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts or obligations and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any suppliers, trade creditor or customer), (ii) in satisfaction of judgments against other Persons, (iii) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (iv) as a result of the settlement, compromise or resolution of (A) litigation, arbitration or other disputes or (B) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
(l)loans and advances to any Holdings Parent (x) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such Holdings Parent in accordance with Section 6.07(a) (other than Section 6.07(a)(xvii)(2)) with such Investment being treated for purposes of the applicable clauses of Section 6.07(a), including any limitations, as a Restricted Payment made pursuant to such clause, and (y) to the extent the proceeds thereof are contributed or loaned or advanced to the Borrower or a Restricted Subsidiary; provided that the contribution, loan or advancement of such proceeds to any Restricted Subsidiary that is not a Loan Party shall only be permitted to the extent otherwise constituting an Investment permitted under another clause of this Section 6.04;
(m)additional Investments and other acquisitions; provided that at the time any such Investment or other acquisition is made, (x) no Specified Event of Default shall have occurred and be continuing at the time of such Investment or would immediately result therefrom (to the extent utilizing the Starter Basket or the Builder Basket of the Available Amount) and (y) the aggregate outstanding amount of such Investment or acquisition made in reliance on this clause (m), together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (m) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (m)), shall not exceed the sum of (1) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (2) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment;
(n)advances of payroll payments to employees in the ordinary course of business;
(o)Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Qualified Equity Interests the proceeds of which will be applied as Cure Amounts and Qualified Equity Interests that are applied pursuant to the Available Amount or the Available Equity Amount) of Holdings or any Holdings Parent;
(p)Investments of a Subsidiary acquired after the Effective Date or of a Person merged, amalgamated or consolidated with any Subsidiary in accordance with this Section 6.04 and Section 6.03 after the Effective Date or that otherwise becomes a Subsidiary (provided that if such Investment is made under Section 6.04(h), existing Investments in subsidiaries of such Subsidiary or Person shall comply with the requirements of Section 6.04(h)) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(q)Receivables, security deposits and prepayments and other credits owing to the Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(r)Investments (A) for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business and (B) trade accounts created, or prepaid expenses accrued, in the ordinary course of business;
(s)[reserved];
(t)additional Investments and other acquisitions in an unlimited amount; provided that (i) at the time any such Investment is made, no Specified Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) immediately after giving effect to such Investment or acquisition, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 4.00 to 1.00 for the most recently ended Test Period as of such time;
(u)additional Investments and other acquisitions in an aggregate amount, taken together with all other Investments made pursuant to this clause (u) that are at the time outstanding (including the aggregate principal amount of all Indebtedness assumed in connection with any such other Investment or acquisition previously made under this clause (u)), not to exceed the sum of (x) the greater of (A) $14,250,000 and (B) 40% of Consolidated EBITDA for the Test Period then last ended at the time of making such Investment and (y) unused amounts under (i) Section 6.07(a)(xvi) and (ii) 6.07(b)(iv)(A); provided that at the time any such Investment is made, no Specified Event of Default shall have occurred and be continuing or would immediately result therefrom;
(v)Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(v)) under Sections 6.01, 6.02, 6.03, 6.05 (other than 6.05(e)) and 6.07, respectively;
(w)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of Holdings or the Borrower;
(x)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses, sublicenses, leases, subleases, conveyances, sales, assignments, dispositions, transfers and similar arrangements of other assets, Intellectual Property, or other rights, (i) granted to others in the ordinary course of business or (ii) relating primarily to, as determined by the Borrower in good faith, any Permitted Reorganization in the ordinary course of business;
(y)[reserved];
(z)Investments made by an Unrestricted Subsidiary prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;
(aa)[reserved];
(ab)Investments in the ordinary course of business in connection with Settlements;
(ac)Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower, are necessary or advisable to effect any Qualified Securitization Facility (including distributions or payments of Securitization Fees) or any repurchase obligation in connection therewith (including the contribution or lending of Permitted Investments to Securitization Subsidiaries to finance the purchase of such assets from the Borrower or any Restricted Subsidiary or to otherwise fund required obligations in connection with a Standard Undertaking);
(ad)[reserved];

(ae)asset purchases (including purchases of inventory, supplies and materials) and the granting of non-exclusive licenses or sublicenses of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;
(af)[reserved];
(ag)Investments in connection with Intercompany License Agreements;
(ah)Investments consisting of cash earnest money deposits permitted pursuant to Section 6.04, or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition);
(ai)to the extent that the exchange of cash by the Borrower or any other Restricted Subsidiary for the provision of services in the ordinary course of business by a Restricted Subsidiary constitutes an Investment, the payment for such provision of services or provision of such services;
(aj)any Discounted Term Loan Prepayment or other Term Loans repurchased by Holdings or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(a)(iii) or Section 9.04, so long as in each case such loans are immediately cancelled; and
(ak)(i) Investments in any joint venture or Unrestricted Subsidiary; provided that,the aggregate amount of Investments by the Borrower or any Restricted Subsidiary in any joint venture or Unrestricted Subsidiary shall not exceed the greater of (x) $10,750,000 and (y) 30% of Consolidated EBITDA for the Test Period then last ended at the time of making any such Investment and (ii) Investments in any Unrestricted Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business.
(al)For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(h)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to a Permitted Acquisition unless such Investments are consummated in reliance on Section 6.04(h). In addition, to the extent an Investment is permitted to be made by the Borrower or a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to a Holdings Parent and further advanced or contributed substantially simultaneously by such Holdings Parent to a Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposed of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).
Notwithstanding anything to the contrary in this Agreement, the only basket available for Investments in Unrestricted Subsidiaries and designations of Unrestricted Subsidiaries shall be the basket set forth in Section 6.04(kk) (the “Unrestricted Subsidiary Investment Basket”), and there shall be no (i) “rebuilding” of the Unrestricted Subsidiary Investment Basket with proceeds received on account of any Indebtedness incurred by an Unrestricted Subsidiary or (ii) reclassification or reallocation of any amount invested in or otherwise transferred to an Unrestricted Subsidiary in reliance on the Unrestricted Subsidiary Investment Basket.

Section 6.05Asset Sales.

The Borrower will not, and will not permit any Restricted Subsidiary to, (i) sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or any Restricted Subsidiary in compliance with Section 6.04(c)) (each, a “Disposition” and the term “Dispose” as a verb has the corresponding meaning), except:
(a)Dispositions of obsolete, damaged, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property that is, in the reasonable judgment of Holdings, the Borrower or the Restricted Subsidiaries in good faith, no longer used or useful, or economically practicable or commercially desirable to maintain, in the conduct of the business of the Borrower and any Restricted Subsidiary (including by ceasing to enforce or allowing the lapse, abandonment, permitted expiration or invalidation of or discontinuing the use or maintenance of or putting into the public domain of any Intellectual Property that is, in the reasonable judgment of the Borrower or the Restricted Subsidiaries, no longer used or useful, or economically practicable or commercially desirable to maintain, or in respect of which the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such action or inaction is desirable);
(b)Dispositions (including discounts) of inventory and other assets (including Settlement Assets and notes receivable) and immaterial assets (considered in the aggregate for any series of related transactions), in each case, in the ordinary course of business;
(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (or a functional equivalent of such property) or (ii) an amount equal to Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property (or a functional equivalent of such property);
(d)Dispositions of property to the Borrower or any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(v)), or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party (other than a Disposition made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations, except for any such Disposition is not for fair market value (as determined in good faith by the Borrower), the amount of such Disposition, when taken together with the amount of all other Dispositions to a Restricted Subsidiary that is not a Loan Party pursuant to this clause (iii), together with (A) the amount of Investments made pursuant to the Non-Loan Party Investment Basket (other than any such Investment made for purposes of cash pooling or constituting a loan made for tax purposes that does not materially impair the value of the Collateral or the Guarantees of the Loan Document Obligations) and (B) the amount of Investments made pursuant to the Non-Collateral Permitted Acquisition Basket, shall not exceed in the aggregate the greater of (1) $10,750,000 and (2) 30% of Consolidated EBITDA for the Test Period then last ended (this clause (iii), the “Non-Loan Party Disposition Basket”);
(e)To the extent constituting Dispositions, transactions permitted by (i) Section 6.03, (ii) Section 6.04 (other than Section 6.04(v)), (iii) Section 6.07 or (iv) Section 6.02;
(f)Dispositions of real property pursuant to sale leaseback transactions in an amount not to exceed the greater of (A) $7,000,000 and (B) 20% of Consolidated EBITDA for the Test Period then last ended;
(g)Dispositions of Permitted Investments;
(h)Dispositions or forgiveness of accounts receivable in connection with the collection or compromise thereof;

(i)leases, subleases, service agreements, product sales, transfers, purchases, acquisitions, sales, dispositions, licenses or sublicenses, conveyances, assignments, and similar arrangements (including with respect to Intellectual Property) (i) granted to others in the ordinary course of business or (ii) relating primarily to, as determined by the Borrower in good faith, any Permitted Reorganization in the ordinary course of business;
(j)transfers of property subject to Casualty Events;
(k)so long as no Specified Event of Default has occurred and is continuing or would immediately result therefrom, Dispositions of property to Persons other than Restricted Subsidiaries (including the sale or issuance of Equity Interests of a Restricted Subsidiary) for fair market value (as determined by a Responsible Officer of the Borrower in good faith) not otherwise permitted under this Section 6.05 (other than a Disposition of all or substantially all assets of the Borrower and the Restricted Subsidiaries); provided that with respect to any such Disposition or series of related Dispositions of assets or property in excess of the greater of (i) $5,250,000 and (ii) 15% of Consolidated EBITDA for the Test Period then last ended, the Borrower or such Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, further, that solely for the purposes of this clause (k), (A) any liabilities (as shown on the most recent balance sheet the Borrower or such Restricted Subsidiary or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash, (B) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within one hundred and eighty (180) days following the closing of the applicable Disposition, shall be deemed to be cash, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition, shall be deemed to be cash, (D) any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition (“Designated Non-Cash Consideration”) having an aggregate fair market value (as determined by the Borrower in good faith), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not to exceed the greater of (x) $5,250,000 and (y) 15% of Consolidated EBITDA for the Test Period then last ended, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash and (E) consideration received in connection with an asset swap shall be deemed “cash”;
(l)Dispositions of Investments in joint ventures or Non-Wholly Owned Subsidiaries to the extent required by, or made pursuant to customary buy/sell arrangements or right of first refusal agreements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(m)Dispositions of any assets not constituting Collateral hereunder; provided that the aggregate fair market value (as determined in good faith by the Borrower) of all such Dispositions, in the aggregate, shall not be in excess of the greater of (A) $2,750,000 and (B) 7.5% of Consolidated EBITDA for the Test Period then last ended at the time of such Disposition;
(n)Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment not prohibited hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries, (B) made to obtain the approval of any applicable antitrust or other regulatory authority in connection with the Transactions, any Permitted Acquisition or other Investment not prohibited hereunder or (C) made among the Borrower and its Restricted Subsidiaries in connection with any Permitted Reorganization;

(o)the conversion of accounts receivable to notes receivable;
(p)transfers of condemned real property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of real property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(q)the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Restricted Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by the Borrower or any Restricted Subsidiary, or any of their successors or assigns or (v) surrender or waive contractual rights and settle or waive contractual or litigation claims;
(r)Dispositions of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Permitted Investments received from the Borrower or a Restricted Subsidiary) or assets acquired from Unrestricted Subsidiaries;
(s)any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater fair market value of usefulness to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as determined in good faith by the Borrower;
(t)other Dispositions in an aggregate amount each fiscal year not to exceed the greater of (A) $7,000,000 and (B) 20% of Consolidated EBITDA for the Test Period then last ended;
(u)samples, including time-limited evaluation software, provided to customers or prospective customers;
(v)de minimis amounts of equipment or other assets provided to employees;
(w)the unwinding of any Cash Management Obligations or Swap Agreement pursuant to its terms;
(x)sales, transfers, leases or other dispositions pursuant to Intercompany License Agreements;
(y)[reserved]; and
(z)Dispositions of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility, sales of receivables in connection with Receivables Financing Transactions or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or in bankruptcy or similar proceedings.
(aa)Notwithstanding anything to the contrary in this Agreement, the only basket available for Dispositions to Unrestricted Subsidiaries, shall be the Unrestricted Subsidiary Investment Basket, and there shall be no (i) “rebuilding” of the Unrestricted Subsidiary Investment Basket with proceeds received on account of any Indebtedness incurred by an Unrestricted Subsidiary or (ii) reclassification or reallocation of any amount invested in or otherwise transferred to an Unrestricted Subsidiary in reliance on the Unrestricted Subsidiary Investment Basket.
Section 6.06[Reserved].
Section 6.07Restricted Payments; Certain Payments of Indebtedness.

(a)The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make any Restricted Payment, except:
(i)the Borrower and each Restricted Subsidiary may make Restricted Payments to the Borrower or any Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, such Restricted Payment is made to Holdings, the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary pro rata based on their relative ownership interests of the relevant class of Equity Interests;
(ii)Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person;
(iii)Restricted Payments made to consummate the Transactions (if any) and non-cash Restricted Payments made to consummate any Permitted Reorganization;
(iv)repurchases of Equity Interests in any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price;
(v)Restricted Payments to Holdings or any Holdings Parent, which Holdings or such Holdings Parent may use to redeem, acquire, retire, repurchase or settle its Equity Interests (or any options, warrants, restricted stock or stock appreciation rights or similar securities issued with respect to any such Equity Interests) or Indebtedness or to service Indebtedness incurred by a Holdings Parent to finance the redemption, acquisition, retirement, repurchase or settlement of such Equity Interest or Indebtedness, held directly or indirectly by current or former officers, managers, consultants, independent contractors, members of the Board of Directors, employees or independent contractors (or their respective spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement or otherwise in an aggregate amount after the Effective Date together with the aggregate amount of loans and advances to any Holdings Parent made pursuant to Section 6.04(l) in lieu of Restricted Payments permitted by this clause (v) not to exceed $13,500,000 in any fiscal year with unused amounts in any calendar year being carried over to the immediately succeeding calendar year (provided that the amount permitted in any calendar year (without giving effect to any such carryover) must be fully expended before such carryover amount may be utilized); provided that such amount in any calendar year may be increased by (1) an amount not to exceed the cash proceeds of key man or life insurance policies received by the Borrower (or by Holdings or any Holdings Parent and contributed to the Borrower) or the Restricted Subsidiaries after the Effective Date or (2) the amount of any bona fide cash bonuses otherwise payable to members of the Board of Directors, consultants, officers, employees, managers or independent contractors of any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests, the fair market value of which is equal to or less than the amount of such cash bonuses, which, if not used in any year, may be carried forward to the next subsequent fiscal year; provided, further, that, unless a Specified Event of Default has occurred and is continuing, cancellation of Indebtedness owing to Holdings, the Borrower or any Restricted Subsidiary from members of the Board of Directors, consultants, officers, employees, managers or independent contractors (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of a Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of a Holdings Parent, Holdings or the Borrower will not be deemed to constitute a Restricted Payment for purposes of this Section 6.07 or any other provisions of this Agreement;

(vi)Restricted Payments to Holdings or any Holdings Parent in an amount equal to the amount of payments required to be made by Holdings or any Holdings Parent pursuant to any customary tax receivable agreement(s) entered into in connection with the IPO, any “de-SPAC” transaction or any similar transaction as and when such payments are required to be made pursuant to such tax receivable agreement;
(vii)Restricted Payments in cash or Permitted Investments to Holdings, which Holdings may further distribute to any direct or indirect equity holder of Holdings:
(A)with respect to any taxable period (or portion thereof) for which Holdings is treated as (or is disregarded as an entity separate from) a partnership for U.S. federal income tax purposes that is not wholly-owned, directly or indirectly, by a C corporation, tax distributions in an aggregate amount not to exceed (A) the aggregate net taxable income of Holdings attributable to Borrower and its Subsidiaries that are pass-through entities for such taxable purposes for such taxable period, including, to the extent actually applicable, any income inclusions of Holdings’ direct or indirect owners pursuant to Section 951 or 951A of the Code (determined without taking into account (i) any adjustment to tax basis of the Borrower’s and its Subsidiaries’ assets pursuant to Sections 732(d), 734(b), 743(b), 754 or 1012 of the Code or any comparable provision of state and local income tax law as a result of the Transactions or any past or future acquisition (and resulting increase to amortization and depreciation), (ii) any deductions under Section 199A of the Code or (iii) the allowed deduction of state and local income Taxes for U.S. federal income tax purposes (for the avoidance of doubt, except deductions contemplated under Notice 2020-75), multiplied by (B) the highest combined U.S. federal (including pursuant to Section 1411 of the Code), state and local income tax rates applicable to any direct or indirect owner (individual or corporation, whichever is highest) residing in any jurisdiction within the United States;
(B)the proceeds of which shall be used by Holdings, a Holdings Parent or other equity holder to pay (or to make Restricted Payments to allow any direct or indirect parent of such Holdings Parent to pay) (1) its operating expenses incurred in the ordinary course of business, Taxes (other than income Taxes) and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses payable to third parties and agreed advisory, refinancing, subsequent transaction and exit fees) that are reasonable and customary and incurred in the ordinary course of business attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, (2) any reasonable and customary indemnification claims made by members of the Board of Directors or officers, employees, directors, managers, consultants or independent contractors of Holdings or any Holdings Parent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, (3) fees and expenses (x) due and payable by Holdings, the Borrower and the Restricted Subsidiaries and (y) otherwise permitted to be paid by Holdings, the Borrower and any Restricted Subsidiaries under this Agreement, (4) [reserved], (5) to satisfy indemnity obligations under agreements in respect of Permitted Acquisitions and other permitted Investments, (6) amounts that would otherwise be permitted to be paid pursuant to Section 6.08(iii) or (viii) and (7) any customary salary, bonus, other compensation and indemnity obligations owed to the Board of Directors or any officer, employee, director, manager, consultant or independent contractor of Holdings, any Holdings Parent or other equity holder in the ordinary course of business to the extent attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries;
(C)the proceeds of which shall be used by a Holdings Parent, Holdings or the Borrower to pay franchise and similar Taxes, and other fees and expenses, required, in each case, to maintain its corporate or other legal existence;
(D)to finance any Investment made by Holdings or a Holdings Parent that, if made by the Borrower or any other Restricted Subsidiary, would be permitted to be made pursuant to Section 6.04 (other than Section 6.04(v)); provided that

(A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Holdings Parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 6.04(b)) to be contributed to Holdings or its Restricted Subsidiaries that are Loan Parties or (2) the Person formed or acquired to merge into or amalgamate or consolidate with Holdings, the Borrower or any of the Restricted Subsidiaries to the extent such merger, amalgamation or consolidation is permitted in Section 6.03) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.11 and 5.12; provided, further, that the contribution in clause (D)(1) and the merger, amalgamation or consolidation in clause (D)(2) shall not build basket capacity, whether through the Available Amount or otherwise;
(E)the proceeds of which shall be used to pay (or to make Restricted Payments to allow a Holdings Parent to pay) fees and expenses related to any actual or proposed equity or debt offering not prohibited by this Agreement;
(F)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any Holdings Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries; and
(G)the proceeds of which shall be used to make payments permitted by clause (b)(iv) (with such Restricted Payment being treated for purposes of such clause (b)(iv), including any limitations, as a payment made pursuant to such clause (b)(iv)) and (b)(v) (with such Restricted Payment being treated for purposes of such clause (b)(v), including any limitations, as a payment made pursuant to such clause (b)(v)) of Section 6.07;
(viii)additional Restricted Payments, in an aggregate amount not to exceed the sum of (A) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment, plus (B) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Restricted Payment; provided that the Available Amount may only be used for Restricted Payments so long as (i) to the extent using the Starter Basket or the Builder Basket of the Available Amount, no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment or would immediately result therefrom and (ii) the Total Net Leverage Ratio is no greater than 3.50 to 1.00 for the most recently ended Test Period;
(ix)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests constitute Qualified Equity Interests and contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;
(x)cash payments, or loans, advances, dividends or distributions to any parent company to make payments, in lieu of issuing fractional shares in connection with share dividends, share splits, reverse share splits, mergers, consolidations, amalgamations or other business combinations and in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower, any Restricted Subsidiary or any parent company;
(xi)payments to Holdings or any Holdings Parent to permit it to pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment);
(xii)payments made or expected to be made by any Holdings Parent, Holdings, the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management, consultant or independent contractor (or their respective Controlled Affiliates or family members or permitted transferees) and any repurchases or withholdings of Equity Interests in connection with the exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of, or withholding obligations with respect to, such options, warrants or similar rights or required withholding or similar taxes loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any parent company in connection with such Person’s purchase of Equity Interests of the Borrower or any parent company;
(xiii)any Restricted Subsidiary may make a Restricted Payment in connection with the acquisition of additional Equity Interests in such Restricted Subsidiary from minority shareholders to the extent such acquisition would have been permitted (and to the extent so permitted shall constitute such Investment) by the parent company of such Restricted Subsidiary pursuant to Section 6.04; provided that (x) no Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, (y) such acquisition is at arm’s-length and for fair market value (as determined in good faith by the Borrower) and (z) such acquisition, if conducted by a Loan Party, would otherwise have constituted a Permitted Acquisition or permitted Investment;
(xiv)the declaration and payment of a Restricted Payment on Holdings’ common stock (or the payment to the IPO Entity or any Holdings Parent to fund a payment of dividends on such company’s common stock), not to exceed the greater of (i) 7% per annum of the net cash proceeds of the IPO or subsequent offering received by or contributed to Holdings and (ii) 7% per annum of the Market Capitalization;
(xv)additional Restricted Payments in an unlimited amount so long as (i) no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment or would immediately result therefrom and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.25 to 1.00 for the most recently ended Test Period as of such time;
(xvi)Restricted Payments in an amount not to exceed the greater of (A) $10,750,000 and (B) 30% of Consolidated EBITDA for the Test Period then last ended less the amount of Investments made in reliance on the unused amount of this clause (xvi) or the amount of prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financings made in reliance on the unused amount of this clause (xvi) so long as no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payment or would immediately result therefrom;
(xvii)to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may consummate (1) transactions permitted pursuant to Section 6.03 and (2) make Investments permitted under Section 6.04 (other than Section 6.04(v)); and
(b)Holdings and the Borrower will not, and will not permit any Restricted Subsidiary to, make any voluntary prepayment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing (other than to the extent of any Retained Declined Proceeds applied in compliance with Section 2.11(e)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Junior Financing, except:
(i)payment of regularly scheduled interest and principal payments, mandatory offers to repay, repurchase or redeem, mandatory prepayments of principal premium and interest, and payment of fees, expenses and indemnification obligations, with respect to such Junior Financing, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;

(ii)Permitted Refinancings thereof to the extent permitted by Section 6.01 and fees and expenses in connection therewith;
(iii)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any Holdings Parent, and any payment that is intended to prevent any Junior Financing from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code; provided that such Junior Financing shall remain outstanding for all ratio based tests and such Junior Financing that has been converted to Equity Interests pursuant to this clause (iii) shall not be permitted to be reconverted to Indebtedness;
(iv)prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financing prior to their scheduled maturity in an aggregate amount, not to exceed the sum of (A) so long as no Event of Default shall have occurred and be continuing at the time of making any such prepayment, redemption, repurchase, defeasance or other payment or would immediately result therefrom, an amount at the time of making any such prepayment, redemption, repurchase, defeasance or other payment and together with any other prepayments, redemptions, repurchases, defeasances and other payments made utilizing this clause (A) not to exceed the greater of (1) $10,750,000 and (2) 30% of Consolidated EBITDA for the Test Period then last ended less the amount of Investments made in reliance on the unused amount of this Section 6.07(b)(iv) plus unused amounts under Section 6.07(a)(xvi), plus (B) (x) the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment plus (y) the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment; provided that the Available Amount may only be used for such prepayments, redemptions, repurchases, defeasances and other payments of Junior Financing so long as (i) to the extent using the Starter Basket or the Builder Basket of the Available Amount, no Event of Default shall have occurred and be continuing at the time of making such prepayments, redemptions, repurchases, defeasances and other payments or would immediately result therefrom and (ii) to the extent using the Builder Basket of the Available Amount, on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.50 to 1.00 for the most recently ended Test Period;
(v)prepayments, redemptions, repurchases, defeasances and other payments in respect of Junior Financing in an unlimited amount so long as (i) no Event of Default shall have occurred and be continuing at the time of making such prepayments, redemptions, repurchases, defeasances and other payments or would immediately result therefrom and (ii) on a Pro Forma Basis, the Total Net Leverage Ratio is no greater than 3.25 to 1.00 for the most recently ended Test Period as of such time; and
(vi)prepayment of Junior Financing owed to Holdings, the Borrower or any Restricted Subsidiary or the prepayment of any Permitted Refinancing of such Indebtedness with the proceeds of any other Permitted Refinancing permitted to be incurred hereunder.
(vii)Notwithstanding anything to the contrary in this Agreement, the only basket available for Restricted Payments to Unrestricted Subsidiaries, shall be the Unrestricted Subsidiary Investment Basket, and there shall be no (i) “rebuilding” of the Unrestricted Subsidiary Investment Basket with proceeds received on account of any Indebtedness incurred by an Unrestricted Subsidiary or (ii) reclassification of any amount invested in or otherwise transferred to an Unrestricted Subsidiary in reliance on the Unrestricted Subsidiary Investment Basket.
Section 6.08Transactions with Affiliates.
The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) (A) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a

Restricted Subsidiary as a result of such transaction and (B) transactions involving aggregate payment or consideration of less than the greater of (x) $3,500,000 and (y) 10% of Consolidated EBITDA for the Test Period then last ended, (ii) on terms, taken as a whole, substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (iii) the Transactions (including pursuant to the arrangements entered into in connection with the Transactions on the Effective Date) and any Permitted Reorganization, and the payment of fees and expenses as part of or in connection with the Transactions, including the Transaction Costs, or any Permitted Reorganization, (iv) [reserved], (v) issuances of Equity Interests of Holdings to the extent otherwise permitted by this Agreement, (vi) compensation (including bonuses and securities issuances or other payments, awards, grants in cash or otherwise) and employee benefit arrangements and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers, directors, managers, consultants and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Section 6.04 or any acquisition or other Investment permitted hereunder), (vii) payments by Holdings and its Restricted Subsidiaries pursuant to tax allocation, sharing or similar agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdings, the Borrower and their Restricted Subsidiaries, to the extent such payments are permitted by Section 6.07, (viii) the payment of customary fees and reasonable out-of-pocket costs and expenses to, and indemnities provided on behalf of, members of the Board of Directors, officers and employees of Holdings (or any Holdings Parent), the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (ix) transactions pursuant to permitted agreements in existence or contemplated on the Effective Date and, to the extent involving consideration in excess of $1,000,000 individually, set forth on Schedule 6.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (x) Restricted Payments permitted under Section 6.07 and loans and advances in lieu thereof pursuant to Section 6.04(l), (xi) payments to or from, and transactions with, any joint venture in the ordinary course of business (including any cash management activities related thereto), (xii) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to Holdings, the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (xiii) transactions in which the Borrower or any Restricted Subsidiary delivers to the Administrative Agent a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (ii), (xiv) transactions pursuant to any Qualified Securitization Facility and/or any Receivables Financing Transaction, (xv) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary, and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary and not in contemplation of such Unrestricted Subsidiary becoming redesignated as a Restricted Subsidiary, (xvi) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein, (xvii) Intercompany License Agreements, (xviii) [reserved] and (xix) any transaction in the ordinary course of business between or among Holdings or any Restricted Subsidiary and any non-wholly owned Affiliate of Holdings or a joint venture or similar entity that is otherwise permitted hereunder to the extent such Affiliate, joint venture or similar entity is an Affiliate solely because Holdings or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, joint venture or similar entity.

Section 6.09Restrictive Agreements.
The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents or the ability of any Loan Party to transfer any assets or make any distributions to any other Loan Party; provided that the foregoing shall not apply to:
(a)restrictions and conditions imposed by (1) Requirements of Law, (2) any Loan Document, (3) any documentation governing Incremental Equivalent Debt, (4) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, (5) [reserved], (6) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(v) (but only to the extent applicable to the assets financed by such Indebtedness (and replacements, additions, accessions and improvements to or proceeds of such assets and other assets financed by the same lender)), (vi), (viii), (xi), (xii), (xv), (xviii), (xxv), (xxvi) or (xxix), and (7) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (1) through (6) above;
(b)customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition in any material respect;
(c)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(d)customary provisions in leases, licenses, sublicenses and other contracts (including licenses and sublicenses of Intellectual Property) restricting the assignment, license, sublicense, transfer or security interest thereof or assets subject thereto;
(e)restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;
(f)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to Holdings, the Borrower or any Restricted Subsidiary (other than such Person that has become a Restricted Subsidiary);
(g)restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries (in each case as determined by the Borrower in good faith);
(h)restrictions or conditions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);
(i)restrictions or conditions set forth on Schedule 6.09 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;

(j)customary provisions in shareholders agreements, joint venture agreements, organization constitutive documents or similar binding agreements relating to any joint venture or Non-Wholly Owned Restricted Subsidiary and other similar agreements applicable to joint ventures and Non-Wholly Owned Restricted Subsidiaries and applicable solely to such joint venture or Non-Wholly Owned Restricted Subsidiary and the Equity Interests issued thereby, in each case, permitted by Section 6.04;
(k)customary restrictions or conditions contained in leases, subleases, licenses, sublicenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate only to the assets subject thereto;
(l)customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings, the Borrower or any Restricted Subsidiary;
(m)customary net worth provisions contained in real property leases or other contracts entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of Holdings, the Borrower and its Subsidiaries to meet their ongoing obligations;
(n)Standard Undertakings created in connection with any Receivables Financing Transaction or any Qualified Securitization Facility that (in each case as determined by the Borrower) are necessary or advisable to effect such Receivables Financing Transaction or Qualified Securitization Facility, as the case may be;
(o)restrictions or conditions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien);
(p)[reserved];
(q)(i) any restrictions or conditions regarding purchases, acquisitions, licensing or sublicensing, leases, subleases, conveyances, sales, assignments, Dispositions, transfers, and similar arrangements by the Borrower and its Restricted Subsidiaries of Intellectual Property (A) in the ordinary course of business; (B) that do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole; provided that such actions do not secure any Indebtedness or (C) relating primarily, as determined by the Borrower in good faith, any tax planning purposes or any Permitted Reorganization in the ordinary course of business; or (ii) Intercompany License Agreements;
(r)any restrictions or conditions that arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04; and
(s)comprise restrictions or conditions imposed by any agreement governing Indebtedness entered into on or after the Effective Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder (as determined by the Borrower in good faith) or (II) such encumbrances or restriction applies only during the continuance of a default relating to such agreement or instrument.
Section 6.10Amendment of Junior Financing; Modifications of Organizational Documents.
(a)The Borrower will not, and will not permit any Restricted Subsidiary to, amend or modify the documentation governing any Junior Financing if the effect of such amendment or modification, when taken as a whole, is materially adverse to the Lenders or the Issuing Banks or, to the extent such Junior Financing is subject to an Intercreditor Agreement or subordination agreement, if such amendment is not expressly permitted by such Intercreditor Agreement or subordination agreement (in each case, as reasonably determined by the Borrower in good faith).

(b)The Borrower will not, and will not permit any Restricted Subsidiary to, terminate, amend or modify any of its Organizational Documents in a manner that is materially adverse to the interests of the Lenders (as reasonably determined by the Borrower).
Section 6.11Financial Performance Covenant.
(a)Solely to the extent a Covenant Period is in effect, as determined on the last day of any fiscal quarter (commencing with the second full fiscal quarter ending after the Effective Date), the Borrower will not permit the Senior Secured First Lien Net Leverage Ratio as of the end of the last day of the Test Period to exceed 6.50 to 1.00 (the “Financial Performance Covenant”). To the extent required to be tested with respect to any Test Period pursuant to the preceding sentence, compliance with this Section 6.11 shall be tested on the date that the Compliance Certificate for the applicable Test Period is required to be delivered pursuant to Section 5.01(d), and not prior to such date.
Section 6.12Passive Holding Company Covenant.
Holdings will not conduct, transact or otherwise engage in any business or operations other than (i) the ownership and/or acquisition of the Equity Interests or debt interests of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance (it being understood that Holdings shall at all times be a corporation or a limited liability company organized under the laws of the United States, any state thereof, the District of Columbia or any other jurisdiction reasonably satisfactory to the Administrative Agent), (iii) participating in tax, accounting and other administrative matters, (iv) the performance of its obligations under and in connection with (x) the Loan Documents, (y) any Permitted Reorganization and (z) any documentation governing any other Indebtedness or Guarantee permitted hereunder, (v) any public offering of its or any of its direct or indirect parent’s common stock or any other issuance or registration of its Equity Interests for sale or resale not prohibited by this Agreement, including the costs, fees and expenses related thereto, (vi) making any dividend or distribution or other transaction similar to a Restricted Payment and permitted by Section 6.07, or any Investment or contribution of capital in its Restricted Subsidiaries to the extent such Investment, if consummated by the Borrower into one of its Restricted Subsidiaries, would be permitted under Section 6.04 (including any activities incidental to Permitted Acquisitions or similar permitted Investments consummated or to be consummated by the Borrower or any Restricted Subsidiary, including the formation of acquisition vehicle entities and intercompany loans and/or Investments incidental to such Permitted Acquisition or similar permitted Investment), (vii) the incurrence of Indebtedness permitted under Section 6.04(l) and Qualified Holding Company Indebtedness, (viii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (ix) providing indemnification to officers and members of the Board of Directors, (x) guaranteeing the obligations of the Borrower and its Subsidiaries in each case solely to the extent such obligations of the Borrower and its Subsidiaries are not prohibited hereunder, (xi) holding any cash or property (but not operating any property), (xii) repurchases of Indebtedness including through privately negotiated and other purchases so long as offered to all Lenders of the relevant Class on a pro rata basis or Dutch auctions permitted under this Agreement (so long as such Indebtedness is automatically and irrevocably cancelled), (xiii) activities in connection with, or incidental to, the consummation of the Transactions or any Permitted Reorganization and (xiv) activities incidental or reasonably related to the businesses or activities described in clauses (i) to (xii) of this paragraph.
Section 6.13Material Intellectual Property
No Loan Party shall transfer (including by way of investment, restricted payment, disposition, designation or other transfer), or grant an exclusive license in, any Material IP of the Loan Parties and their Subsidiaries to any Subsidiary that is not a Loan Party, any non-Subsidiary joint venture (or any Affiliate thereof) or any Affiliate of a Loan Party that is not itself a Loan Party.
Article VII

EVENTS OF DEFAULT
Section 7.01Events of Default.
If any of the following events (any such event, an “Event of Default”) shall occur:
(a)any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Loan Party shall fail to pay (i) any interest on any Loan when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days, or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section 7.01) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) Business Days;
(c)at any time on or after the Effective Date any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, to the extent such incorrectness is capable of being cured, such incorrect representation or warranty shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) written notice thereof from the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower and (B) the date upon which a Responsible Officer of the Borrower has actual knowledge of such incorrect representation or warranty;
(d)(i) Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (but solely with respect to the maintenance of and the existence of Holdings and the Borrower) or in Article VI (other than the Financial Performance Covenant); or
(i)the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform the Financial Performance Covenant (a “Financial Performance Covenant Event of Default”); provided any Financial Performance Covenant Event of Default is subject to cure as provided in Section 7.02 and upon receipt of the Cure Amount by the Borrower prior to the Cure Termination Date, the Financial Performance Covenant shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the Financial Performance Covenant and any Default or Event of Default arising as a result thereof shall be deemed not to have occurred for all purposes under the Loan Documents; provided, further, that a Financial Performance Covenant Event of Default shall not constitute a Default or an Event of Default with respect to the Initial Term Loans or any other Term Loans unless, with respect to the Initial Term Loans and other Term Loans, the Revolving Lenders have terminated all Revolving Commitments and declared all Revolving Loans to be immediately due and payable in accordance with this Section 7.01, and such termination and declaration has not been rescinded by the Required Revolving Lenders (a “Financial Performance Covenant Cross Default”);
(e)Holdings, the Borrower or any of the Restricted Subsidiaries (i) shall fail to timely deliver the financial statements and related Compliance Certificate required pursuant to Section 5.01 and such failure shall continue unremedied for a period of thirty (30) days following the date such documents are required to be delivered pursuant to Section 5.01 or (ii) shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (A) written notice thereof from the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower and (B) the date upon which a Responsible Officer of the Borrower has actual knowledge of such default;
(f)Holdings, the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period and all required notices have been given); provided that this clause (f) shall not apply to (i) any Indebtedness if the sole remedy of the holder thereof in the event of such non-payment is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares; (ii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected or (iii) any such failure that (x) is remedied by Holdings, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices have been given) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that clause (f) of this Section 7.01 will apply to any failure to make any payment required as a result of any such termination or similar event, (iii) any Indebtedness if the sole remedy of the holder thereof following such event or condition is to elect or convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares) or (iv) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that this clause (g) shall not apply to any such failure that (x) is remedied by Holdings, the Borrower or any applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to acceleration of all the Loans pursuant to this Section 7.01;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, examination, reorganization or other relief in respect of Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary or its debts, or of a material part of its assets (but excluding any such application or consent (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited by the Loan Documents), under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) consecutive days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, examinership, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law, now or hereafter in effect (but excluding any such proceeding or petition (other than under the Bankruptcy Code) the sole purpose of which is to effect a transaction permitted under Section 6.03(a) that is not otherwise prohibited), (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this

Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator, interim receiver, interim examiner, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings, the Borrower or any Restricted Subsidiary that is a Material Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(j)one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (x) $7,000,000 and (y) 20% of Consolidated EBITDA for the Test Period then last ended (to the extent not covered by insurance or another creditworthy (as reasonably determined by the Administrative Agent) indemnitor, and as to which such insurer or indemnitor has not denied coverage) shall be rendered against Holdings, the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) consecutive days;
(k)an ERISA Event occurs that has resulted or would reasonably be expected, individually or together with any other ERISA Event(s) in the aggregate, to result in a Material Adverse Effect;
(l)subject to, in each case, the Legal Reservations, any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice), a valid and perfected (if and to the extent required to be perfected under the Loan Documents) Lien on any material portion of the Collateral, with the priority required by the applicable Security Documents, except (i) as a result of the release of a Loan Party (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) or the sale or other disposition of the applicable Collateral to a Person that is not a Loan Party in a transaction permitted under the Loan Documents, (ii) as a result of acts or omissions of the Administrative Agent, the Collateral Agent or the Lenders (including (x) a failure to file UCC continuation statements and/or (y) failure to file UCC amendment statements after any required notice has been given in connection with the Loan Documents) or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;
(m)subject to, in each case, the Legal Reservations, any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than (i) as expressly permitted hereunder or thereunder or (ii) as a result of repayment in full of the Loan Document Obligations and termination of the Commitments (other than (x) Secured Swap Obligations, (y) Secured Cash Management Obligations and (z) contingent obligations not yet accrued and payable);
(n)subject to, in each case, the Legal Reservations, any material portion of the Guarantees of the Loan Document Obligations by any Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than the occurrence of the Termination Date or otherwise in accordance with the terms of the Loan Documents including as a result of transactions permitted hereunder); or
(o)a Change of Control shall occur;
then, and in every such event (other than an event with respect to Holdings or the Borrower under the Bankruptcy Code described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders or, in the case of the Revolving Commitments, Revolving Loans and any L/C Exposure, at the request of the Required Revolving Lenders (provided that the following actions may not be taken in the case of an Event of Default under Section 7.01(d)(ii), until the ability to exercise the Cure Right under Section 7.02 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised or to the extent that Holdings has confirmed in writing that it does not intend to provide the Cure Amount)) shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and (iii) demand in writing the Borrower deposit cash collateral with the Collateral Agent as contemplated by Section 2.05(j) in the aggregate LC Exposure of all outstanding Letters of Credit and thereupon the principal of the Loans and the LC Exposure of all Letters of Credit so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower under the Bankruptcy Code described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
Section 7.02Right to Cure.
(a)Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any applicable fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the fifteenth (15th) Business Day subsequent to the date on which the Compliance Certificate with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) is required to be delivered pursuant to Section 5.01(d) (the “Cure Termination Date”), the Borrower shall have the right to issue Qualified Equity Interests for cash or otherwise receive cash contributions to the capital of Borrower as cash common equity or other Qualified Equity Interests (collectively, the “Cure Right”), and upon the receipt by the Borrower, or any Loan Guarantor (other than Holdings) of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right the Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:
(i)Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four (4) fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and
(ii)if, after giving effect to the foregoing pro forma adjustment (without giving effect to (x) any repayment of any Indebtedness with any portion of the Cure Amount for such fiscal quarter or (y) any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries for such fiscal quarter), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement and the other Loan Documents;
provided that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within one (1) Business Day of the issuance of the relevant Qualified Equity Interests or receipt of the cash contributions by the Borrower.
(b)Notwithstanding anything herein to the contrary, (i) in each four (4) consecutive fiscal quarter period of the Borrower there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five (5) times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy (including acceleration) under the Loan Documents or applicable law on the basis of an Event of Default caused by the failure to comply with Section 6.11 until either (x) after the Borrower’s ability to cure has lapsed and the Borrower has not exercised the Cure Right or (y) the Borrower has confirmed in writing that they do not intend to provide the Cure Amount, and, if the Borrower shall have delivered to the Administrative Agent an irrevocable written notice of its intent to cure a breach or default under Section 7.01(d)(ii) prior to the Cure Termination Date, no Default or Event of Default under Section 7.01(d)(ii) shall then be deemed to be in existence; provided that if the Cure Amount is not received by the Borrower (or any direct or indirect parent thereof) on or prior to the Cure Termination Date, such Event of Default shall be deemed to arise. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall not be included in the calculation of Consolidated EBITDA or any incurrence ratio test for purposes of determining any available basket under Article VI of this Agreement or for any other purpose under this Agreement. For the avoidance of doubt, no Cure Amounts shall be applied to reduce the Indebtedness of the Borrower and its Restricted Subsidiaries or increase unrestricted cash or Permitted Investments on a Pro Forma Basis for purposes of determining compliance with the Financial Performance Covenant for the fiscal quarter in which such Cure Right was made (other than, with respect to any future period that includes such fiscal quarter, any portion of the Cure Amount that is actually applied to repay any Indebtedness or constitutes unrestricted cash or Permitted Investments) and there shall not have been a breach of any covenant under Article VI of this Agreement by reason of having no longer included such Cure Amount in any basket during the relevant period.
(c)Notwithstanding the foregoing, if an Event of Default would have occurred and been continuing had the Borrower not had the option to exercise the Cure Right and not exercised such Cure Right pursuant to the foregoing provisions, the Borrower shall not be permitted, until such Event of Default is cured in accordance with the terms of Section 7.02(a) or waived in accordance with Section 9.02, to make any Borrowings or request any other extensions of credit under this Agreement (including any issuance of any Letter of Credit but excluding the continuation of any outstanding Loans and amendments of any outstanding Letters of Credit (not constituting an increase or extension)).
Section 7.03Application of Proceeds. Subject to the terms of any applicable Intercreditor Agreement or agreement among lenders, as applicable, the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash (and any other amounts received on account of the Secured Obligations after the exercise of remedies provided for in Section 7.01 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law)), as follows:
    FIRST, to the payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.03, amounts payable under the Fee Letter and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing or exercising any right or remedy of the Secured Parties hereunder or under any other Loan Document) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;
    SECOND, to the payment in full of the other Secured Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Secured Obligations owed to them on the date of any such distribution); provided that such payment shall be applied (a) first, to the portion of such Secured Obligations constituting accrued and unpaid fees, prepayment premiums, expenses and indemnities owing to the Lenders, (b) second, to the portion of such Secured Obligations constituting accrued and unpaid interest in respect of the Loans and the LC Disbursements, (c) third, ratably to the portion of Secured Obligations constituting (i) unpaid principal of the Loans, unreimbursed LC Disbursements and for the account of the applicable Issuing Bank to cash collateralize the portion of the Secured

Obligations comprised of the aggregate undrawn amount of Letters of Credit and (ii) Secured Cash Management Obligations and Secured Swap Obligations, and (d) fourth, to all other Secured Obligations;
    THIRD, to any agent of any junior secured debt, in accordance with any applicable Intercreditor Agreement; and
    FOURTH, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.
The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. The Collateral Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Subsidiary Loan Party shall not be paid with amounts received from such Subsidiary Loan Party or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above. Secured Cash Management Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable provider of such Secured Cash Management Obligations or Secured Swap Obligations. Each provider of such Secured Cash Management Obligations or Secured Swap Obligations not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and Collateral Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
Article VIII

ADMINISTRATIVE AGENT
Section 8.01Appointment and Authority.
(a)Each of the Lenders and each of the Issuing Banks (in the case of each such Lender and Issuing Bank, on behalf of itself and its Affiliates, including in its capacity as a potential Secured Party as a Secured Cash Management Obligations provider or Secured Swap Obligations provider) hereby irrevocably appoints BSP to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Loan Documents (in each case, including through its agents or employees) and authorizes the Administrative Agent and the Collateral Agent to execute, deliver and administer the Loan Documents and to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII (other than Sections 8.01, 8.06, 8.07, 8.09 and 8.11) are solely for the benefit of the Administrative Agent and the Collateral Agent, the Lenders and the Issuing Banks, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. The

Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or Affiliates.
(b)The Administrative Agent shall also act as the “Collateral Agent” or, as the case may be, “Security Trustee” under the Loan Documents, and each of the Lenders and each of the Issuing Banks (in the case of each such Lender and Issuing Bank, on behalf of itself and its Affiliates, including in its capacity as a potential Secured Party as a Secured Cash Management Obligations provider or Secured Swap Obligations provider) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent or, as the case may be, the security trustee, of such Lender and such Issuing Bank, and acknowledges that, to the extent required in any relevant jurisdiction, the Administrative Agent may enter into such security trust or equivalent deeds as the Administrative Agent may consider necessary, in each case for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent and Collateral Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, Required Lenders or Required Revolving Lenders, as the case may be, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or the “security agent” or the “security trustee” under the Loan Documents) as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article VIII shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders and the Issuing Banks hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any Intercreditor Agreement), as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and the Issuing Banks.
(c)Any corporation or association into which any Agent may be converted or merged, or with which it may be consolidated, or any corporation or association resulting from any such conversion, merger or consolidation to which such Agent is a party, will be and become the successor Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act. The Agent hereby agrees to give the Borrower and each Lender prior written notice of any such conversion, merger or consolidation.
Section 8.02Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity, if applicable, as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include, if applicable, the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of the Borrower as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 8.03Exculpatory Provisions.
The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their duties and obligations hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a)shall not have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities (regardless of whether a Default or an Event of Default has occurred and is continuing) shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or the Collateral Agent is required to exercise as directed in writing by the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent to liability or that is contrary to any Loan Document or applicable law;
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment; provided that neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice conspicuously labeled as “notice of default” and describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or any Issuing Bank;
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, validity, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or the Collateral Agent, as applicable. Neither the Collateral Agent nor the Administrative Agent shall be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Each party to this Agreement acknowledges and agrees that the Administrative Agent and the Collateral Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent and the Collateral Agent, of, among other things, the upcoming lapse or expiration thereof, and the Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by any such service provider; and
(f)shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor the Disqualified Lenders List or identities of, or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Agents shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Without limiting the generality of the foregoing, the Agents shall not be obligated to ascertain, monitor or inquire as to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.
(g)In no event shall any Agent be liable for any failure or delay in the performance of their respective obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond the Agent’s control whether or not of the same class or kind as specified above.
Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder.
The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.
Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to any anti-terrorism law, including any programs involving any of the following items relating to or in connection with the Loan Parties or their respective Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under any anti-terrorism law.
The use of the term “agent” or “representative” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 8.04Reliance by Administrative Agent and Collateral Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received written notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent may rely on the Register and deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number of Lenders as may be expressly provided hereby) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall be entitled to request and receive written instructions from the Required Lenders (or such other number of Lenders as may be expressly provided by this Agreement or any other Loan Document in any instance), and shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number of Lenders as may be expressly provided hereby or thereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 8.05Delegation of Duties.
Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents (which may include such of the Administrative Agent’s Affiliates or branches as it deems appropriate) appointed by the Administrative Agent or the Collateral Agent. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII and the indemnity provisions of Section 9.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the allocation of the credit facilities provided for herein as well as activities as Administrative Agent or as Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any of its sub agents, except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or the Collateral Agent, as applicable, acted with gross negligence or willful misconduct in the selection of such sub agents.
Section 8.06Resignation of Administrative Agent.
The Administrative Agent may resign upon fifteen (15) Business Days’ notice to the Lenders (unless such notice is waived by the Required Lenders), the Issuing Banks (unless such notice is waived by the Issuing Banks) and the Borrower (unless an Event of Default exists under Section 7.01(h)

or 7.01(i) or unless such notice is waived by the Borrower), and such notice shall also be effective in respect of its role as Collateral Agent unless the Administrative Agent otherwise agrees in writing. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, to appoint a successor, which shall be an institution with an office in the United States, or an Affiliate of any such institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within fifteen (15) Business Days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be obligated to), with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank or trust company with an office in New York, New York, or an Affiliate of any such Approved Bank or trust company (the date upon which the retiring Administrative Agent is replaced or such resignation otherwise becomes effective as provided below, the “Resignation Effective Date”); provided that if the Administrative Agent shall notify the Borrower and the Lenders that it does not intend to appoint a successor or that no qualifying Person accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06.
If the Person serving as Administrative Agent is a Defaulting Lender (or, if it were a Lender, would be a Defaulting Lender under clause (e) of the definition thereof), the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Administrative Agent and, with the consent of the Borrower, appoint a successor. Further, at any time after the Effective Date, for any reason whatsoever, the Required Lenders may remove the Administrative Agent from such role by providing not less than ten (10) Business Days’ prior notice in writing to the Administrative Agent, the Lenders, the Issuing Banks and the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within fifteen (15) Business Days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date and the removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent and Collateral Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent and Collateral Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent and Collateral Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent and Collateral Agent shall be discharged from all of their respective duties and obligations hereunder and under the other Loan Documents as set forth in this Section 8.06. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent and Collateral Agent, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent and Collateral Agent was acting as Administrative Agent.
Section 8.07Non-Reliance on Administrative Agent and Other Lenders.
Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Lead Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender acknowledges that the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates have not made any representation or warranty to it. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent and/or the Collateral Agent to the Lenders, the Administrative Agent and the Collateral Agent shall not have any duty or responsibility (either express or implied) to provide any Lender with any credit or other information concerning any Loan Party, including the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of a Loan Party, that may come in to the possession of the Administrative Agent, the Collateral Agent or any of their Affiliates.
Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment or Refinancing Amendment pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and Collateral Agent on behalf of the Lenders in accordance with the terms thereof. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (b) each Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.10); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.10, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Administrative Agent or Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Lender (or any of their respective sub-agents) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or Collateral Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent or Collateral Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions.
Section 8.08Erroneous Payments.
(a)Each Lender and each Issuing Bank hereby agrees that (i) if the Administrative Agent (x) notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank) (whether as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such written demand under this clause (a) with respect to an Erroneous Payment unless such written demand is made within thirty (30) Business Days of the date of receipt of such Erroneous Payment by the applicable recipient), such Lender or Issuing Bank shall promptly, but in no event later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a written demand was made, in same day funds (in the currency so received), and together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Administrative Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender and Issuing Bank hereby further agrees that if it (or any recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such

Lender or Issuing Bank otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)each such Lender or Issuing Bank is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such lender or Issuing Bank shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar theory or doctrine; and
(ii)such Lender or Issuing Bank agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than five (5) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.08(b) shall not have any effect on the obligations of the Lender or Issuing Bank pursuant to Section 8.08(a) or on whether or not an Erroneous Payment has been made.
(c)The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s rights and remedies under this Section 8.08), the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Loan Party, except, in each case and solely with respect to this clause (y), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on such Secured Obligations.
(d)In addition to any rights and remedies of the Administrative Agent provided by law, Administrative Agent shall have the right, without prior notice to any Lender or Issuing Bank, any such notice being expressly waived by such Lender or Issuing Bank to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 8.08 and which has not been returned to the Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case, solely with respect to the Secured Obligations, and in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Lender or Issuing Bank (but, for the avoidance of doubt, not any of such Lender’s Affiliates or other Approved Funds or any other Person) with respect to the Secured Obligations or otherwise solely in connection with this Agreement or the other Loan Documents. Administrative Agent agrees promptly, and in any event within three (3) Business Days, to notify the Lender or Issuing Bank after any such setoff and application made by Administrative Agent.

(e)Each party’s obligations, agreements and waivers under this Section 8.08 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.
(f)Notwithstanding anything to the contrary in this Section 8.08, this Section 8.08 shall not create any obligations or liabilities or alter or change any obligations, liability or responsibilities of any Loan Party (other than as expressly set forth in Section 8.08(c)) nor any of its respective Affiliates (other than an Affiliated Lender or Affiliated Debt Fund) under any other provision of this Agreement or the Loan Documents.
Section 8.09Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.
Section 8.10No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent and the Collateral Agent (at the direction of the Required Lenders) in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent or Collateral Agent, as applicable) hereunder and under the other Loan Documents, (b) the Issuing Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent and the Collateral Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 8.11Status of Administrative Agent.
On or prior to the date on which the Administrative Agent becomes the Administrative Agent under this Agreement and at any other time or times reasonably requested by the Borrower in writing, the Administrative Agent shall deliver to the Borrower such properly completed and executed documentation as the Administrative Agent is legally permitted to provide and is reasonably requested in writing by the Borrower that will permit payments to be made by any Loan Party to the Administrative Agent without withholding, or that will permit the Borrower to comply with any information reporting under Requirements of Law. Without limiting the generality of the foregoing, on or prior to the date hereof, and if and to the extent any Loans are made hereunder to any Additional Borrower, upon the written request from any Additional Borrower, the Administrative Agent shall deliver to such Additional Borrower (i) an executed copy of IRS Form W-9 (or successor form), or (ii) if the Administrative Agent is not a U.S. Person, (A) an executed applicable IRS Form W-8ECI (or successor form) with respect to amounts received on its own account and (B) an executed IRS Form W-8IMY (or successor form) certifying that it is a “U.S. branch” and that the payments it receives are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person as set forth in U.S. Treasury Regulation Section 1.1441-1(b)(2)(iv) with respect to amounts received for the account of others, for the purpose of permitting the Borrower to make payments to such Administrative Agent without deduction or withholding of any Taxes imposed by the United States. The Administrative Agent shall deliver such documentation described in the preceding sentence on or before any date on which such documentation expires or becomes obsolete or invalid, after the occurrence of any change in the Administrative Agent’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower, and shall promptly notify the Borrower in writing if it is no longer legally eligible to provide any documentation previously provided.
Section 8.12Secured Cash Management Obligations; Secured Swap Obligations.
Except as otherwise expressly set forth herein or in any Security Document, no Secured Cash Management Obligations provider or Secured Swap Obligations provider that obtains the benefits of

Section 7.03, the Guarantee Agreement or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guarantee Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Cash Management Obligations or Secured Swap Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Secured Cash Management Obligations provider or Secured Swap Obligations provider, as the case may be. No Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Obligations or Secured Swap Obligations in the case of a release of liens and guarantees in connection with the Termination Date.
Article IX

MISCELLANEOUS
Section 9.01Notices.
(a)General. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission (including e-mail), as follows:
(i)if to Holdings, the Borrower, the Administrative Agent or the Collateral Agent, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and
(ii)if to any other Lender or Issuing Bank, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain Material Non-Public Information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent to the proper e-mail address as specified on Schedule 9.01 (as updated from time to time in accordance with Section 9.01(d)); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received when an e-mail is sent to the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent and any Issuing Bank may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by written notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by written notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent in writing from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.
Section 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
(b)Except as otherwise set forth in this Agreement (including in (1) Sections 2.13(f), 2.14 and 2.25 with respect to any Conforming Changes, Benchmark and/or Benchmark Replacement, (2) Section 2.20 with respect to any Incremental Facility Amendment, (3) Section 2.21 with respect to any Refinancing Amendment, (4) Section 2.24 with respect to any Permitted Amendment, (5) Article IV with respect to conditions precedent to Borrowings thereunder and (6) Section 5.17 with respect to any adjustments contemplated thereby), neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent and the Required Lenders (provided that, if such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall only be required to acknowledge such waiver, amendment or modification) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent or the Collateral Agent, as applicable, and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that, to the extent not otherwise specified, the consent of the Required Lenders shall not be required with respect to the amendments set forth below (other than clause (i) below in the case of an increase in Commitments, which shall require the consent of such Lender increasing its Commitments as well as the consent of the Required Lenders if such increase is effectuated other than pursuant to provisions of this Agreement specifically permitting increases of Commitments without the further approval of the Required Lenders); provided, further, that no such agreement shall (i) increase or extend the Commitment of any Lender or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 7.01, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02, or any transaction expressly permitted under Sections 2.20, 2.21 or 2.24, or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender); provided that only the consent of the Issuing Banks shall be required to increase the Letter of Credit Sublimit, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce or forgive the reimbursement obligations of the Borrower for the LC Exposure at such time (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction, or forgiveness of principal) or reduce the rate of interest (or eliminate or forgive interest) thereon, or reduce or forgive any fees or premiums payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that any change to the definition of “Total Net Leverage Ratio”, “Senior Secured Net Leverage Ratio” or “Senior Secured First Lien Net Leverage Ratio” or in the component definitions thereof shall not constitute a reduction of interest or fees); provided that only the consent of the Required Lenders shall be necessary to waive or otherwise modify any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the Reimbursement Date with respect to any LC Disbursement, or any date for the payment of any interest, premium or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.18(b), Section 2.18(c), Section 7.03 or Section 9.04(g) in a manner that would alter the pro rata sharing of payments or other amounts required thereby without the consent of each Lender directly and adversely affected thereby except as part of an amendment permitted by Section 9.02(g) (provided that any such changes required in connection with any Refinancing Amendment, Incremental Facility Amendment or other transaction expressly permitted hereunder shall only require the approval (to the extent any approval is required) of the

Required Lenders so long as the Administrative Agent is notified in writing of such amendment), (v) change any of the provisions of this Section 9.02(b) or Section 9.02(g) below without the written consent of each Lender, (vi) change the definition of “Required Lenders”, “Required Revolving Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), (viii) modify or change the ability of a Lender to assign any of its rights and obligations under the Loan Documents without the written consent of each Lender (other than a Defaulting Lender), or (ix) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender), except as expressly provided in the Loan Documents; provided, however, only the consent of the Required Revolving Lenders shall be necessary to (i) amend or modify the terms and provisions of Section 6.11, Section 7.01(d)(ii) and/or Section 7.02 (in each case, whether or not a Financial Performance Covenant Cross Default has occurred) and/or (ii) amend this proviso; provided, further, that, in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) is refinanced with a replacement Class of term loans or revolving commitments (and the revolving loans in respect hereof) bearing (or is modified in such a manner such that the resulting term loans or revolving commitments (and the revolving loans in respect hereof) bear) a lower yield, only the consent of the Lenders holding Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) subject to such permitted re-pricing transaction that will continue as a Lender in respect of the re-priced tranche of Term Loans or Revolving Commitments (and the Revolving Loans in respect hereof) or modified Term Loans or Revolving Commitments and the Revolving Loans in respect hereof shall be required; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank, as the case may be, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any mistake, ambiguity, inconsistencies, omission, defect, mistake, obvious error or incorrect cross-reference, or to effect administrative changes of a technical or immaterial nature or to correct any inconsistency without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) Business Days following receipt of notice thereof, (C) technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (and no other Person) to the extent necessary to (i) integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness, (ii) integrate and terms or conditions from any Incremental Facility Amendment that are more restrictive than this Agreement in accordance with Section 2.20(d), (iii) increase the interest rates (including any interest rate margins or interest rate floors), fees and other amounts payable to any Class or Classes of Lenders hereunder to the extent required by Section 2.20(b)(i), (iv) increase, expand and/or extend the call protection provisions and any “most favored nation” provisions benefiting any Class or Classes of Lenders hereunder and/or (v) modify any other provision hereunder or under any other Loan Document in a manner more favorable to the then-existing Lenders or Class or Classes of Lenders, in each case in connection with the issuance or incurrence of any Incremental Term Facility or other Indebtedness permitted hereunder, where the terms of any such Incremental Facility or other Indebtedness are more favorable to the lenders thereof than the corresponding terms applicable to other Loans or Commitments then existing hereunder, and it is intended that one or more then-existing Classes of Loans or Commitments under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Incremental Facility or other Indebtedness; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Loans, any borrowing of Credit Agreement Refinancing Indebtedness and otherwise to effect the provisions of Section 2.20 or 2.21, (D) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents, (ii) cure ambiguities, mistakes, errors or defects, and (iii) include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion and (b) guarantees, Security Documents and related documents in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement and the other Loan Documents, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, mistakes, errors, inconsistencies, mistakes or defects, (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents or (iv) to integrate any Incremental Facility or Credit Agreement Refinancing Indebtedness in a manner consistent with this Agreement and the other Loan Documents. Notwithstanding the foregoing, no Lender or Issuing Bank consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or subordination agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan or Revolving Loan under any Incremental Revolving Commitment Increase, any Other Term Loan, Other Revolving Loan or Other Revolving Commitments, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, to give effect hereto or otherwise carry out the purposes thereof, in each case as contemplated by the terms of such Intercreditor Agreement permitted under this Agreement (including any changes thereto as contemplated by Section 9.14(b)) or subordination agreement or arrangement permitted under this Agreement, as applicable.
(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in clause (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon written notice to such Non-Consenting Lender and the Administrative Agent, (i) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) or (ii) prepay the Loans and, if applicable, terminate the Revolving Commitments of such Non-Consenting Lenders; provided that (a) in the case of the preceding clause (i), the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned and each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from (x) in the case of preceding clause (i), the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (y) in the case of preceding clause (ii), from the Borrower, and (c) in the case of preceding clause (i), unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term Loans or its Initial Term Loans are prepaid by the Borrower pursuant to this Section 9.02(c) on or prior to the first anniversary of the Effective Date, the Borrower shall pay such Non-Consenting Lender, the applicable fee set forth in Section 2.11(a)(ii).
(d)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(e)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, for purposes of any plan of reorganization, such Affiliated Lender will be deemed to have voted in the same proportion as non-Affiliated Lenders voting on such matter; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent (a) any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower or (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled.
(f)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Schedules 3.03, 3.06, 6.01, 6.02, 6.04, 6.08 and 6.09 may be amended by the Borrower, at the Borrower’s option, and with the prior written consent of the Administrative Agent (to the extent any items set forth therein have not been disclosed in writing to, and approved by, the Administrative Agent prior to the Effective Date).
(g)Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, no amendment, waiver or consent shall without the written consent of each Lender directly and adversely affected thereby, (i) contractually subordinate any Loan Document Obligations in right of payment to any other Indebtedness of the Loan Parties or (ii) contractually subordinate the Liens on all or substantially all of the Collateral securing the Loan Document Obligations to Liens on all or substantially all of the Collateral securing any other Indebtedness or other obligation (in each case, except as contemplated by Section 9.14 as in effect on the Effective Date) (any such other Indebtedness or other obligations, to which such Loan Document Obligations or such Liens securing any of the Loan Document Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either the case of clause (i) or (ii), unless each directly and adversely affected Lender shall be offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Loan Document Obligations that are directly and adversely affected thereby held by each Lender as compared to the total amount of Loan Document Obligations and all other obligations then outstanding that are secured on a pari passu basis with the Loan Document Obligations) of the Senior Indebtedness on the same terms (other than reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided (it being understood that this clause (g) shall not (A) override the permission for (x) Liens expressly permitted to be senior in right of security to the Liens on the Collateral securing the Initial Term Loans by Section 6.02 as in effect on the Effective Date or (y) Indebtedness expressly permitted to be senior in right of payment to the Initial Term Loans by Section 6.01 as in effect on the Effective Date, (B) restrict an amendment to increase the maximum permitted amount of Indebtedness pursuant to Sections 6.01(a)(v) or (C) apply to the incurrence of debtor-in-possession financing (or similar financing arrangements in insolvency proceedings in non-U.S. jurisdictions)).
(h)Notwithstanding anything in this Agreement or other Loan Documents to the contrary, unless and until a Financial Performance Covenant Cross Default has occurred and remains continuing, only the consent of the Required Revolving Lenders shall be necessary to, and upon the occurrence and continuance of a Financial Performance Covenant Cross Default, the consent of the Required Lenders shall be necessary to (i) waive or consent to any Financial Performance Covenant Event of Default or amend or modify the terms of, or waive or consent to any Default or Event of Default with respect to Section 7.01(d)(ii) (including the related definitions as used in such Sections, but not as used in other Sections of this Agreement) and/or (ii) amend this clause (h); provided, that, upon the occurrence of a Financial Performance Covenant Cross Default, the consent of the Required Lenders shall be necessary to waive or consent to any Default or Event of Default resulting from a Financial Performance Covenant Event of Default as set forth immediately preceding this proviso.
Section 9.03Expenses; Indemnity; Damage Waiver.
(a)The Borrower shall pay, if the Effective Date occurs and the Transactions have been consummated, (i) all reasonable, documented out-of-pocket costs and expenses incurred by the Administrative Agent, the Collateral Agent, each Lead Arranger, each Issuing Bank and their respective Affiliates (without duplication) (but limited, in the case of legal fees and expenses, to the reasonable, documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders (taken as a whole), plus if reasonably necessary, one regulatory counsel and one local counsel in any relevant material jurisdiction to the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders (taken as a whole), in each case excluding allocated costs of in-house counsel (and other third party consultants, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), and in the case of an actual or reasonably perceived potential conflict of interest, one additional counsel and local counsel to the affected Lenders, taken as a whole) in connection with the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby are consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrower or any other Loan Party and except as otherwise provided in a separate writing between the Borrower, the relevant Loan Party or the Administrative Agent)), (ii) all reasonable, documented out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable, documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Lead Arranger, each Issuing Bank or any Lender (but limited, in the case of legal fees and expenses, to the reasonable, documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders (taken as a whole), plus, if reasonably necessary, one regulatory counsel and one local counsel in any relevant material jurisdiction to the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders (taken as a whole) (and in the case of (A) an actual or reasonably perceived potential conflict of interest, one additional local counsel to each similarly situated group of Persons in each relevant material jurisdiction and (B) other third party consultants, with the written consent of the Borrower)) in connection with the enforcement or protection of any rights or remedies in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws or during any workout, restructuring or negotiations in respect of the Loan Documents).
(b)Without duplication of the expense reimbursement obligations pursuant to clause (a) above, the Borrower shall indemnify the Administrative Agent, the Collateral Agent and each of their Related Parties (each such Person being called an “Agent Indemnitee”), each Lead Arranger, each Issuing Bank, each Lender and each Related Party (excluding Excluded Affiliates in their capacity as such) of any of the foregoing Persons (each such Person being called a “Lender Indemnitee”; and together with the Agent Indemnitees, each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented expenses (and limited, in the case of legal expenses, to the reasonable, documented out-of-pocket fees and expenses of one counsel for the Indemnitees (taken as a whole) and to the extent reasonably determined by the Indemnitees to be necessary, one regulatory counsel and one local counsel to the Indemnitees, taken as a whole, in each relevant material jurisdiction (and, in the case of other third party consultants to the Indemnitees, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed)) (and, in the case of (A) an actual or potential conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict, one additional counsel to the affected Indemnitees, taken as a whole and (B) other third party consultants to such other Indemnitees, with the consent of the Borrower) for all such other Indemnitees (which may include a single special counsel acting in multiple jurisdictions but excluding allocated costs of in-house counsel)), incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary or any other

Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other real property currently owned or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability arising out of the activities or operations of Holdings, the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, Holdings or any Subsidiary or any other Person or their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses (w) resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (x)  solely with respect to the Lender Indemnitees (and specifically excluding the Agent Indemnitees) resulted from a material breach of the Loan Documents by such Indemnitee or its Related Parties (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) arise from disputes between or among Indemnitees (other than disputes involving claims against the Administrative Agent, the Collateral Agent or any Issuing Bank, in each case, in their respective capacities, as such, or any of their respective Related Parties) that do not involve an act or omission by the Sponsor, Holdings, the Borrower or any Restricted Subsidiary or (z) resulted from any settlement effected without the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that, to the extent any amounts paid to an Indemnitee in respect of this Section 9.03, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to the operation of the foregoing clauses (w) through (z), such Indemnitee was not entitled to receipt of such amount. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.
(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, or any Issuing Bank or any Related Party of any of the foregoing under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to, indemnify and hold harmless the Administrative Agent, the Collateral Agent, such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought (or, in the event at such time all the Commitments shall have terminated and all the Loans shall have been repaid in full, as of the time most recently prior thereto when any Loans or Commitments remained outstanding)) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or such Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” means, with respect to any Lender at any time, the percentage obtained by dividing the sum of (i) the sum of such Lender’s Revolving Exposure, outstanding Term Loans and unused Commitments at such time by (ii) the sum of the aggregate Revolving Exposures, aggregate outstanding Term Loans and aggregate unused Commitments of all Lenders at such time. The obligations of the Lenders under this clause (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this clause (c)). Each Lender hereby agrees that, notwithstanding any exclusions from the Borrower’s indemnification obligations under Section 9.03(b) for the bad faith, gross negligence or willful misconduct of the applicable Indemnitee, as determined in a final and non-appealable judgment of a court of competent jurisdiction, no action taken (or not taken) by the Administrative Agent or the Collateral Agent, or any Related Party of any of the foregoing, in accordance with the directions of the Required Lenders or the Required Revolving Lenders (or such other number or percentage of the Lenders as shall be provided by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for the purposes of the Lenders’ payment and indemnification obligations under this clause (c). Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 9.03(c).
(d)To the extent permitted by applicable law, none of Holdings, the Borrower, the Sponsor, the other Investors, any Agent, any Lender, any other party hereto or any Indemnitee shall assert, and each hereby waives, any claim against any other such Person on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any claim by an unaffiliated third party with respect to which the applicable Indemnitee is entitled to indemnification under clause (b) above.
(e)In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.
(f)Notwithstanding anything to the contrary in this Agreement, the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee for any direct or actual damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; except to the extent that such direct or actual damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties.
(g)All amounts due under this Section 9.03 shall be payable not later than thirty (30) days after written demand therefor; provided that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.
Section 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, each Issuing Bank and the acknowledgement of the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Affiliates, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no

Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in clauses (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Term Lender to any Lender, an Affiliate of any Lender or an Approved Fund, (y) if a Specified Event of Default has occurred and is continuing or (z) by a Revolving Lender to another Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund; provided, further, that no assignee contemplated by the immediately preceding proviso shall be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable assignor would have been entitled to receive with respect to the assignment made to such assignee, unless the assignment to such assignee is made with the Borrower’s prior written consent; provided, further, that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan subject to Section 9.04(f) and (g), an Affiliated Lender, Holdings, the Borrower or any of its Subsidiaries; provided, further, that no consent of the Administrative Agent shall be required for an assignment of Loans or Commitments to a Lender or by a Lender to one of its Affiliates or one of its Approved Funds and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank (not to be unreasonably withheld or delayed); provided that no consent of any Issuing Bank shall be required for an assignment of Revolving Loans or Revolving Commitments to a Lender or by a Lender to one of its Affiliates or one of its Approved Funds; provided, further, that, for the avoidance of doubt, no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to an assignment of Loans or Commitments within ten (10) Business Days after written notice of such assignment, the Borrower shall be deemed to have consented to such assignment.
(i)Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall, in the case of Revolving Loans, not be less than $1,000,000 (and integral multiples thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (in each case, such consent not to be unreasonably withheld or delayed), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, and, in each case (except in the case of assignments by Lenders to their Affiliates and Approved Funds), together with a processing and recordation fee of $3,500 payable by the assignee; provided that the Administrative Agent, in its sole discretion, may elect to waive or reduce such processing and recordation fee; provided, further, that any such Assignment and Assumption shall include a representation by the assignee that the assignee is not a Disqualified Lender; provided, further, that assignments made pursuant to Section 2.19(b), 2.21(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, any tax forms required by Section 2.17(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Material Non-Public Information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or become an Issuing Bank, as applicable, and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit hereunder in which case the Applicable Fronting Exposure of such assignor may exceed such assignor’s Fronting Exposure Cap for purposes of Section 2.05(b) by an amount not to exceed the difference between the assignor’s Fronting Exposure Cap prior to such assignment and the assignor’s Fronting Exposure Cap following such assignment; provided that no such consent of the Borrower shall be required if a Specified Event of Default has occurred and is continuing.
(ii)Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 9.04, from and after the date in each Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c)(i) of this Section 9.04 to the extent otherwise permitted thereby or otherwise shall be void.
(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and stated interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Loans or Incremental Loans held by Affiliated Lenders. The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. No Assignment and Assumption shall be effective unless recorded in the Register. The Register is intended to cause each Loan to be in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the U.S. Treasury Regulations and Section

1.163-5(b) of the U.S. Proposed Treasury Regulations (or, in each case, any amended or successor version) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(iv)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(f) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).
(v)The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as an original executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
(c)(i) Any Lender may, without the consent of (or notice to) the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other Persons (other than to a Disqualified Lender or other Person that is not an Eligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided, further, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) or (g) that directly and adversely affects such Participant (including clauses (ii), (iii), (vii) and (ix) of the third proviso to Section 9.02(b)). Subject to clause (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations thereof and Section 2.19, it being understood that any tax forms required by Section 2.17(f) shall be provided to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
(i)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related stated interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and the parties hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credits or other obligations under the Loan Documents) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section

5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the U.S. Proposed Treasury Regulations (or, in each case, any amended or successor version).
(ii)A Participant (other than a Revolving Lender pursuant to Section 2.05(e)) shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(d)Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans and participations in Letters of Credit previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this clause (e), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(f)Notwithstanding anything to the contrary herein, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender through privately negotiated and other purchases offered to all Lenders of the relevant Class on a pro rata basis, subject to the following limitations:
(i)Affiliated Lenders (other than Affiliated Debt Funds) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders and the Administrative Agent, other than the right to receives notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;
(ii)for purposes of any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 9.02), or, subject to Section 9.02(e), in any plan of reorganization pursuant to the Bankruptcy Code, that in either case does not require the consent of each Lender, or that would not deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the

Bankruptcy Code; provided that Affiliated Debt Funds will not be subject to such voting limitations and will be entitled to vote as any other Lender; provided, further, that Affiliated Debt Funds may not account for more than 49.9% of the “Required Lenders” in any Required Lender vote;
(iii)Affiliated Lenders may not purchase Revolving Commitments, Revolving Loans, Other Revolving Commitments or Other Revolving Loans, including pursuant to this Section 9.04;
(iv)the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the aggregate principal amount of all Term Loans outstanding at any time, after giving effect to any substantially simultaneous cancellations thereof and at no time shall Affiliated Lenders (other than Affiliated Debt Funds) in the aggregate constitute more than 49.9% of the total number of Lenders then in existence;
(v)Affiliated Lenders shall clearly identify themselves as an Affiliated Lender in the loan assignment documentation. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any lender is an Affiliated Lender or Affiliated Debt Fund nor shall the Administrative Agent be obligated to monitor the number of Affiliated Lenders or Affiliated Debt Funds or the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders or Affiliated Debt Funds;
(vi)Affiliated Lenders (other than Affiliated Debt Funds) will not be permitted to vote on matters requiring a Required Lender vote, and the Term Loans held by Affiliated Lenders (other than Affiliated Debt Funds) shall be disregarded in determining (x) other Lenders’ commitment percentages or (y) matters submitted to Lenders for consideration that do not require the consent of each Lender or each affected Lender; provided that, without the consent of such Affiliated Lender, the commitments of such Affiliated Lender shall not be increased, the Interest Payment Dates and the dates of any scheduled amortization payments (including at maturity) owed to such Affiliated Lender hereunder will not be extended, and the amounts owning to such Affiliated Lender hereunder will not be reduced or result in a disproportionate and adverse effect on such Affiliated Lender, in relation to the Term Loans of all non-Affiliated Lenders;
(vii)each Lender making such assignment to such Affiliated Lender acknowledges and agrees that in connection with such assignment, (1) such Affiliated Lender then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on such Affiliated Lender, Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, any Affiliated Lender or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, such Affiliated Lender and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders; and
(viii)(A) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless such fee is waived or reduced by the Administrative Agent (acting in its sole discretion)) and (B) each assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire and (y) its applicable tax form required by Section 2.17(f).

(g)Any Lender may, at any time, assign all or a portion of its Term Loans (but not Revolving Commitments, Revolving Loans, Other Revolving Commitments or Other Revolving Loans) to Holdings or any of its Subsidiaries, through Dutch auctions, privately negotiated and other purchases offered to all Lenders of the relevant Class on a pro rata basis or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.11(a)(iii) or other customary procedures acceptable to the Administrative Agent; provided that (i) the Borrower shall not make any Revolving Borrowing, Other Revolving Loans to fund such assignment, (ii) any Term Loans that are so assigned will be automatically and irrevocably cancelled and the aggregate principal amount of the tranches and installments of the relevant Term Loans then outstanding shall be reduced pro rata by an amount equal to the par principal amount of such Term Loans, (iii) no Default or Event of Default shall have occurred and be continuing and (iv) each Lender making such assignment to Holdings or any of its Subsidiaries acknowledges and agrees that in connection with such assignment, (1) Holdings or its Subsidiaries then may have, and later may come into possession of Material Non-Public Information, (2) such Lender has independently and, without reliance on Holdings, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to enter into such assignment notwithstanding such Lender’s lack of knowledge of the Material Non-Public Information and (3) none of Holdings, its Subsidiaries, the Administrative Agent, or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by Requirements of Law, any claims such Lender may have against Holdings, its Subsidiaries, the Administrative Agent, and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Material Non-Public Information. Each Lender entering into such an assignment further acknowledges that the Material Non-Public Information may not be available to the Administrative Agent or the other Lenders.
(h)Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Lender without the prior written consent of the Borrower; provided that, upon the written request by (i) any Lender to the Administrative Agent as to whether a specified potential assignee or prospective participant is on the Disqualified Lenders List or (ii) any potential assignee as to whether such potential assignee is on the Disqualified Lenders List, the Administrative Agent shall be permitted to disclose to such Lender or potential assignee, as applicable, (x) whether such specified potential assignee or prospective participant is a Disqualified Lender, (y) the identity of any other Disqualified Lender which the Administrative Agent reasonably believes may be an Affiliate of such specified potential assignee or prospective participant or (z) the Disqualified Lenders List; provided, further, that inclusion on the Disqualified Lenders List shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation in the Loan if such person was not included on the Disqualified Lenders List at the time of such assignment or participation. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if any Lender was a Disqualified Lender at the time of the assignment of any Loans or Commitments to such Lender, following written notice from the Borrower to such Lender and the Administrative Agent and otherwise in accordance with Section 2.19(b), as applicable: (1) such Lender shall promptly assign all Loans and Commitments held by such Lender to an Eligible Assignee (and the signature of such Disqualified Lender shall not be required on any such assignment); provided that (A) the Administrative Agent shall not have any obligation to the Borrower, such Lender or any other Person to find such a replacement Lender, (B) the Borrower shall not have any obligation to such Disqualified Lender or any other Person to find such a replacement Lender or accept or consent to any such assignment to itself or any other Person subject to the Borrower’s consent in accordance with Section 9.04(b)(i) and (C) the assignment of such Loans and/or Commitments, as the case may be, shall be at par plus accrued and unpaid interest and fees; (2) such Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of any Class), all affected Lenders (or all affected Lenders of any Class), a Majority in Interest of Lenders of any Class or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that (x) the Commitment of any Disqualified Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Disqualified Lender adversely and in a manner that is disproportionate to other affected Lenders shall require the consent of such Disqualified Lender; and (3) no Disqualified Lender is entitled to receive information provided solely to Lenders by the Administrative Agent or any Lender or will be permitted to attend or participate in meetings or inspections attended by the Lenders and the Administrative Agent, other than the right to receive notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II.
(i)Notwithstanding the foregoing, any Affiliated Lender shall be permitted, at its option, to contribute any Term Loans so assigned to such Affiliated Lender pursuant to this Section 9.04 to Holdings or any of its Subsidiaries for purposes of cancellation, which contribution may be made (including, with the Borrower’s consent, to the Borrower, whether through Holdings or otherwise), in exchange for Qualified Equity Interests of Holdings or the Borrower or Indebtedness of the Borrower to the extent such Indebtedness is permitted to be incurred (including, if applicable, as a Permitted Refinancing) pursuant to Section 6.01 at such time.
Section 9.05Survival.
All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Termination Date. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all other amounts payable hereunder, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).
Section 9.06Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of an original executed counterpart of this Agreement.

The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Borrowing Request or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that the Administrative Agent shall be permitted to reasonably request original signatures with respect to any Loan Document. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by the Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Although the Administrative Agent and each Lender shall be required to accept an Electronic Signature pursuant to this Section 9.06, upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. The Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification.
Section 9.07Severability.
Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Issuing Banks, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 9.08Right of Setoff.
If a Specified Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not withholding or payroll accounts, employee benefits accounts, de minimis accounts or other accounts used exclusively for taxes or fiduciary or trust purposes) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower (excluding, for the avoidance of doubt, any Settlement Assets except to effect Settlement Payments such Lender is obligated to make to a third party in respect of such Settlement Assets or as otherwise agreed in writing between the Borrower and such Lender) against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section 9.08. The rights of each Lender and each Issuing Bank under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Loan Party (other than the Borrower) shall be applied to any Excluded Swap Obligation of such Loan Party (other than the Borrower).
Section 9.09Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement (including any claim or controversy relating to the subject matter hereof, whether sounding in contract law, tort law or otherwise) shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.
(b)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court except to the extent required by any Security Document to be brought in another jurisdiction pursuant to the terms of such Security Document. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdings, the Borrower or any other Loan Party or their respective properties in the courts of any jurisdiction.
(c)Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN ANY LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 9.10WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11Headings.
Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12Confidentiality.
(a)Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and its and their respective directors, officers, managers, employees, trustees and agents, including accountants, legal counsel, existing and prospective investors, funding sources for this Agreement and other agents and advisors and any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed to keep such Information confidential and any failure of such Persons acting on behalf of the Administrative Agent, any Issuing Bank or the relevant Lender to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, such Issuing Bank or the relevant Lender, as applicable), (ii) to the extent requested by any regulatory authority or self-regulatory authority (including the National Association of Insurance Commissioners), required by applicable law or by any subpoena or similar legal process or in connection with the exercise of remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; provided that (x) solely to the extent permitted by law and other than in connection with routine audits, reviews and examinations by regulatory and self-regulatory authorities or any required disclosure to any insurance regulator or in connection with filings of such Person in the ordinary course of its business with respect to its investments generally, each Lender and the Administrative Agent shall promptly notify the Borrower of any such requested or required disclosure in connection with any legal or regulatory proceeding and (y) in the case of clause (ii) only, each Lender and the Administrative Agent shall use commercially reasonable efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, (iii) to any other party to this Agreement, (iv) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section 9.12 (but other than to a Disqualified Lender), to (A) any current and prospective leverage providers and financing sources, current and prospective limited partners or investors, or any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (v) if required by any rating agency; provided that, prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such Information, (vi) to service providers providing administrative and ministerial services solely in connection with the administration of the Loan

Documents and the facilities (e.g., identities of parties, maturity dates, interest rates, etc.) on a confidential basis, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary, which source is not known (after due inquiry) by the recipient of such information to be subject to a confidentiality obligation, (viii) with the consent of the Borrower or (ix) to the extent such Information is independently developed by such Person or its Affiliates so long as not based on Information obtained in a manner that would otherwise violate this Section 9.12(a). For the purposes hereof, “Information” means all information received from or on behalf of Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Lender that constitutes a Disqualified Lender at the time of such disclosure without the Borrower’s prior written consent. This Section 9.12 shall survive for two (2) years after the Termination Date.
(b)EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN Section 9.12(a)) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(c)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
Section 9.13USA PATRIOT Act; Beneficial Ownership.
Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation.
Section 9.14Release and Termination of Liens and Guarantees and Additional Borrowers.
(a)A Loan Party that is a Restricted Subsidiary shall automatically be released from its obligations (and its obligations and liens shall be terminated) under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Loan Party shall be immediately and automatically terminated and released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Loan Party ceases to be a Restricted Subsidiary (including pursuant to a permitted merger or amalgamation with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary) or becomes an Excluded Subsidiary; provided that with respect to the release of any Loan Party from its obligations (and the termination thereof) under the Loan Documents if such Loan Party becomes an Excluded Subsidiary of the type described in clause

(a) of the definition thereof, such release shall only be permitted if (x) it is pursuant to the formation of a bona fide joint venture with a third party or the Loan Party is otherwise no longer a direct or indirect Subsidiary of the Borrower, (y) such transaction is not entered into for the primary purpose of releasing such Loan Guarantor from, or terminating, its Guarantee and (z) after giving pro forma effect to such release, termination and the consummation of the transaction that causes such Person to be released and termination of such Person’s obligations and liens, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time (it being understood that this proviso shall not limit the release of any Loan Guarantor (or the termination of its obligations and liens) that otherwise qualifies as an Excluded Subsidiary for reasons other than in clause (a) of the definition of “Excluded Subsidiary”); provided, further, that no such release or termination shall occur if such Loan Party continues to be a guarantor in respect of any Incremental Equivalent Debt, any Permitted Ratio Debt, any Other Term Loans, any Incremental Facility, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt or any Permitted Refinancing in respect of any of the foregoing; provided, further, that, if so required by this Agreement, the Required Lenders shall have consented to such transaction. Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release or termination of the security interest created under any Security Document in any Collateral or upon any Collateral becoming an Excluded Asset, the security interests in such Collateral created by the Security Documents shall be immediately and automatically terminated and released. Upon the release of Holdings or any Subsidiary Loan Party from its Guarantee in compliance with this Agreement, the security interest in any Collateral owned by Holdings or such Subsidiary created by the Security Documents shall be immediately and automatically terminated and released. Upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement, the security interest created by the Security Documents in the Equity Interests of such new Unrestricted Subsidiary shall be immediately and automatically terminated and released. To the extent the release of any Lien in any Collateral is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.02) or made in accordance with any intercreditor agreement (including any applicable Intercreditor Agreement) permitted under this Agreement (to the extent such intercreditor agreement is entered into by the Collateral Agent and is then in effect), the security interest in such Collateral shall be immediately and automatically terminated and released. To the extent the release of any security interest in any Collateral is required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents, the security interest in such Collateral shall be immediately and automatically terminated and released.  In addition, liens shall be released and terminated and guarantees released and terminated in accordance with the terms of the Security Documents and the Guarantee. Upon the Termination Date all obligations under the Loan Documents and all security interests created by the Security Documents shall be immediately and automatically terminated and released. Any such release or termination shall not in any manner discharge, affect, or impair the Secured Obligations (other than those being terminated or released) or any Liens (other than those being terminated or released) of the Loan Parties in respect of all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Assets or otherwise released in accordance with the provisions of the Loan Documents. In connection with any termination or release pursuant to this Section 9.14, without the further consent of any Lender, Issuing Bank or other Secured Party, the Administrative Agent or the Collateral Agent, as the case may be, shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence or to file or register in any office such termination or release (and the applicable Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry, it being understood that no other documentation or information shall be required to be provided by the Borrower or any Restricted Subsidiary, and the Lenders and the Issuing Banks hereby authorize and direct the Agents to rely on any such certifications and documents in performing their obligations under this clause (a)). The Administrative Agent or the Collateral Agent, as the case may be, will, at the Borrower’s expense, promptly execute and deliver to the applicable Loan Party or to file or register in any office such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent or the Collateral Agent, as the case may be, under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(ii) (but only pursuant to clauses (d) and (k) of the definition of “Permitted Encumbrances”), (iv), (v), (xi), (xii), (xv), (xxiii) or (xxx).

(b)Each of the Lenders and each of the Issuing Banks irrevocably authorizes the Administrative Agent or the Collateral Agent, as the case may be, to (i) provide any release or evidence of release, termination or subordination contemplated by this Section 9.14 (and upon request by the Administrative Agent or the Collateral Agent, as the case may be, at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority or the Collateral Agent’s authority, as the case may be, to release, terminate or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations (or to terminate such obligations) under any Loan Document, in each case in accordance with the terms of the Loan Documents and this Section 9.14), (ii) enter into subordination or intercreditor agreements with respect to pari passu, junior lien or subordinated Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five (5) Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Administrative Agent and/or Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Initial Term Loans); and (iii) enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties. Each Lender expressly and irrevocably agrees that it will not hinder or direct the Administrative Agent or the Collateral Agent to take any action that will hinder the automatic release of any security interest, Lien or Guarantee provided for by this Section 9.14 (including in connection with any Disposition permitted pursuant to Section 6.05 and including any refusal to release liens, return possessory collateral, execute and/or file release documentation or take any other reasonably requested actions to documents or effectuate the release of Liens on Collateral, in each case, at the Borrower’s sole cost and expense) and expressly and irrevocably agrees that the Administrative Agent shall be authorized to, and shall, take any necessary action to release any such security interest, Lien or Guarantee to the extent authorized to do so by Section 9.14 without any obligation or requirement to notify or obtain consent from any Lender (and the Administrative Agent shall not condition any such actions on providing notice to, or obtaining consent from, the Lenders).
(c)An Additional Borrower may be released (and the termination of its obligations solely in its capacity as a Borrower shall occur) by the Administrative Agent as a Borrower under this Agreement and the other Loan Documents if the Borrower and such Additional Borrower deliver to the Administrative Agent a written notice which shall provide that: (x) any obligation of such Additional Borrower as a Loan Guarantor or as a grantor or pledgor under any Loan Document and any Lien granted by such Additional Borrower shall in each case continue in full force and effect after giving effect to such release or termination unless otherwise released as a Loan Guarantor pursuant to Section 9.14(a) and (y) unless the remaining Borrowers assume such obligations, all amounts advanced to such Additional Borrower have been repaid in full.
Section 9.15No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto and it is not relying on the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks or the Lenders for such advice, and

(C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Collateral Agent, any Lead Arranger, any Issuing Bank or any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Issuing Banks and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Collateral Agent, any Lead Arranger, any Issuing Bank or any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent, any Lead Arranger, any Issuing Bank or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 9.16Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.
Section 9.17Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the claimant could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower or any other Loan Party in respect of any such sum due from it to the Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the claimant of any sum adjudged to be so due in the Judgment Currency, such person may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the claimant from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the claimant in such currency, such Person agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Requirements of Law).
Section 9.18Intercreditor Agreement. Each Secured Party hereby agrees that the Administrative Agent and/or Collateral Agent may enter into any intercreditor agreement (including any applicable Intercreditor Agreement) and/or subordination agreement pursuant to, or contemplated by, the terms of this Agreement (with respect to pari passu, junior lien or subordinated Indebtedness permitted pursuant to Section 6.01 and 6.02) on its behalf and agrees to be bound by the terms thereof and, in each case, consents and agrees to the appointment of BSP Agency, LLC (or its affiliated designee, representative, agent or successor) on its behalf as collateral agent, respectively, thereunder. Each Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any such intercreditor agreement (including any applicable Intercreditor Agreement) (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into, if applicable, any such intercreditor agreement (including any applicable Intercreditor Agreement) (and any amendments, restatements, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements (subject, if applicable, to the last sentence of Section 9.02(b)), and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof). In the event of any conflict or inconsistency between the provisions of any such intercreditor agreement (including any applicable Intercreditor Agreement) and this Agreement, the provisions of such intercreditor agreement (including the applicable Intercreditor Agreement) shall control.
Section 9.19Cashless Settlement.
Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension. exchange, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
Section 9.20Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.
Section 9.21Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (a)(i) above is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(iv) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 9.22Acknowledgement Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special

Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(i)[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
MARAVAI INTERMEDIATE HOLDINGS, LLC, as the Borrower

By: /s/ Rajesh Asarpota
Name: Rajesh Asarpota
Title: Chief Financial Officer

MARAVAI TOPCO HOLDINGS, LLC,
as Holdings

By: /s/ Rajesh Asarpota
Name: Rajesh Asarpota
Title: Chief Financial Officer
[Signature Page to Credit Agreement]

BSP AGENCY, LLC,
as Administrative Agent and Collateral Agent

By: /s/ Chris Zikakis
Name: Chris Zikakis
Title: Authorized Signer
[Signature Page to Credit Agreement]

BSP CA ORIGINATION SPV LLC, AS A LENDER

By: /s/ Chris Zikakis
Name: Chris Zikakis
Title: Authorized Signer

FRANKLIN BSP CAPITAL CORPORATION, as a Lender

By: /s/ Chris Zikakis
Name: Chris Zikakis
Title: Authorized Signer

FBLC Funding I LLC
By: Franklin BSP Lending Corporation, a Maryland corporation, and the sole Member of FBLC Funding I LLC, as a Lender

By: /s/ Chris Zikakis
Name: Chris Zikakis
Title: Authorized Signer

[Signature Page to Credit Agreement]

ARES CAPITAL CORPORATION, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

AN CREDIT STRATEGIES FUND, L.P., as a Lender
By: Ares Capital Management LLC, its Investment Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES STRATEGIC INCOME FUND, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES SENIOR CREDIT MASTER FUND (U) III LP, as a Lender
By: Ares SDL Capital Management LLC, its Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ADF I HOLDINGS LLC, as a Lender
By: Ares Capital Management LLC, its Servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ARES ND CSF HOLDINGS LLC, as a Lender
By: Ares Capital Management LLC, as Collateral Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

SDL III CREDIT B LP, as a Lender
By: Ares SDL Capital Management LLC, its servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

SDL III CREDIT C LP, as a Lender
By: Ares SDL Capital Management LLC, its servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ASIF FUNDING II, LLC, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES CENTRE STREET PARTNERSHIP, L.P., as a Lender
By: Ares Centre Street Management, L.P., its Investment Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SDL III CREDIT D LP, as a Lender
By: Ares SDL Capital Management LLC, its servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

SDL III CREDIT A LP, as a Lender
By: Ares SDL Capital Management LLC, its servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARCC FB FUNDING LLC, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES CAPITAL CP FUNDING LLC, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ASIF FUNDING I, LLC, as a Lender

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SDL III CREDIT E LP, as a Lender
By: Ares SDL Capital Management LLC, its servicer

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES SENIOR CREDIT MASTER FUND III LP, as a Lender
By: Ares SDL Capital Management LLC, its Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES DIRECT FINANCE I LP, as a Lender
By: Ares Capital Management LLC, its Investment Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

ARES ND CREDIT STRATEGIES FUND LLC, as a Lender
By: Ares Capital Management LLC, its Account Manager

By: /s/ Kort Schnabel
Name: Kort Schnabel
Title: Authorized Signatory

[Signature Page to Credit Agreement]